The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-164414
SUBJECT TO COMPLETION, DATED JANUARY 20, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 20, 2010)

$1,750,000,000

Energy Transfer Equity, L.P.
     % Senior Notes due 2017
     % Senior Notes due 2020

We are offering $     aggregate principal amount of our     % Senior Notes due 2017, or 2017 notes, and $      aggregate principal amount of our     % Senior Notes due 2020, or 2020 notes. We refer to the 2017 notes and 2020 notes, collectively, as the notes.

Interest on the notes will accrue from          , 2010 and will be payable semi-annually on February 28 and August 31 of each year, beginning on August 31, 2010. The 20   notes will mature on February 28, 2017 and the 2020 notes will mature on February 28, 2020.

We may redeem some or all of the notes at any time at a price equal to 100% of the principal amount of the notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date.

The notes are our unsecured senior obligations. If we default, your right to payment under the notes will rank equally with the right to payment of the holders of our other current and future unsecured senior debt.

If we experience a Change of Control together with a Rating Decline, each as defined herein, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Covenants.”

The obligations to make payments of principal, premium, if any, and interest on the notes are solely our obligations. The notes will initially not be guaranteed by any of our subsidiaries, including Energy Transfer Partners, L.P.

None of the Securities and Exchange Commission, any state securities commission or any other U.S. regulatory authority has approved or disapproved of the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the notes.

	Per	Total	Per	Total
	2017 Note	2017 Notes	2020 Note	2020 Notes

Price to Public(1)	%	$	%	$
Underwriting Discount	%	$	%	$
Proceeds to Energy Transfer Equity, L.P. (Before Expenses)	%	$	%	$

(1)	Plus accrued interest from , 2010, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company on or about          , 2010.

Joint Book-Running Managers
Credit Suisse
Morgan Stanley
Wells Fargo Securities
BofA Merrill Lynch
UBS Investment Bank

Co-Managers
BNP PARIBAS
Deutsche Bank Securities
SunTrust Robinson Humphrey

The date of this prospectus supplement is          , 2010.

Prospectus Supplement

Prospectus
About This Prospectus	1
Energy Transfer Equity, L.P.	1
Energy Transfer Partners, L.P.	1
Cautionary Statement Concerning Forward-Looking Statements	2
Risk Factors	4
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Debt Securities	5
Plan of Distribution	8
Legal Matters	9
Experts	9
Where You Can Find More Information	10
Incorporation of Certain Documents by Reference	10

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents that offer varying levels of detail:

•	the accompanying prospectus, which provides general information, some of which may not apply to the notes; and

•	this prospectus supplement, which provides a summary of the specific terms of the notes.

Generally, when we refer to this “prospectus,” we are referring to both documents combined.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should not assume that any information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

None of Energy Transfer Equity, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes by you under applicable laws. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of an investment in the notes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.energytransfer.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus supplement and does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement and the accompanying prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed January 26, 2009, March 18, 2009, July 29, 2009, October 28, 2009, December 23, 2009 and January 20, 2010; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus supplement and before the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement and the accompanying prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at the address provided above or by writing or calling us at the address set forth below.

Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Attention: Sonia Aubé
Telephone: (214) 981-0700

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain forward-looking statements that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations, cash flow and financial condition and our ability to make scheduled payments on or to refinance our debt obligations are:

•	the ability of our subsidiary, Energy Transfer Partners, L.P., or ETP, to make cash distributions to us, which is dependent on the results of operations, cash flows and financial condition of ETP;

•	the actual amount of cash distributions by ETP to us, which is affected by the amount, if any, of cash reserves established by the Board of Directors of the general partner of ETP and is outside of our control;

•	the amount of natural gas transported on ETP’s pipelines and gathering systems;

•	the level of throughput in ETP’s natural gas processing and treating facilities;

•	the fees ETP charges and the margins it realizes for its gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the prices of natural gas and propane compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil, propane and natural gas production;

•	the availability of imported oil and natural gas;

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to ETP’s interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	the maturity of the propane industry and competition from other propane distributors;

•	competition from other midstream companies, interstate pipeline companies and propane distribution companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with ETP’s pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of ETP’s liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by ETP’s customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of ETP’s internal growth projects, such as ETP’s construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to ETP’s existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and ETP’s ability to access certain capital sources;

•	the further deterioration of the credit and capital markets;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to ETP’s financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risks described under “Risk Factors” in this prospectus supplement.

v

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of some of the information contained in this prospectus supplement. It is not complete and may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer herein, including the risk factors beginning on page S-15 and the financial statements incorporated by reference in this prospectus supplement. Unless the context requires otherwise, references to “we,” “us,” “our,” and “ETE” shall mean Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (or ETP), Energy Transfer Partners GP, L.P. (or ETP GP), the general partner of ETP, and ETP GP’s general partner, Energy Transfer Partners, L.L.C. (or ETP LLC).

We are a publicly traded Delaware limited partnership (NYSE: ETE) that directly and indirectly owns equity interests in ETP. We do not separately conduct any other business other than our ownership of interests in ETP. ETP is a publicly traded limited partnership (NYSE: ETP) that owns and operates a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, an interstate pipeline, natural gas treating and processing assets located in Texas, New Mexico, Arizona, Louisiana, Utah and Colorado, and three natural gas storage facilities located in Texas. These assets include more than 17,500 miles of pipeline in service. ETP also has a 50% interest in joint ventures with approximately 500 miles of interstate pipeline in service. ETP’s intrastate and interstate pipeline systems transport natural gas from several significant natural gas producing areas, including the Barnett Shale in the Fort Worth Basin in north Texas, the Bossier Sands in east Texas, the Permian Basin in west Texas and New Mexico, the San Juan Basin in New Mexico and other producing areas in south Texas and central Texas. ETP’s gathering and processing operations are conducted in many of these same producing areas as well as in the Piceance and Uinta Basins in Colorado and Utah. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

The following map depicts the major components of ETP’s natural gas operations:

Our Interests in ETP

ETE’s equity interests in ETP consist of the following:

•	an approximate 1.8% general partner interest, which ETE holds through its ownership interests in ETP GP;

•	100% of the incentive distribution rights in ETP, which ETE holds through its ownership interests in ETP GP; and

•	approximately 62.5 million ETP common units, all of which are held directly by ETE.

The ETP incentive distribution rights entitle ETE, as the indirect holder of those rights, to receive the following percentages of cash distributed by ETP as the following target cash distribution levels are reached:

•	13.0% of all incremental cash distributed in a fiscal quarter after $0.275 has been distributed in respect of each common unit of ETP for that quarter;

•	23.0% of all incremental cash distributed in a fiscal quarter after $0.3175 has been distributed in respect of each common unit of ETP for that quarter; and

•	the maximum sharing level of 48.0% of all incremental cash distributed in a fiscal quarter after $0.4125 has been distributed in respect of each common unit of ETP for that quarter.

On November 16, 2009, ETP distributed $0.89375 per common unit for the quarter ended September 30, 2009 (or $3.575 on an annualized basis). This quarterly distribution resulted in a $149.0 million distribution to ETE, of which $4.9 million related to our general partner interest in ETP, $88.2 million related to our incentive distribution rights, and $55.9 million related to the approximately 62.5 million common units of ETP owned by us. As of December 31, 2009, ETP had a total of 179.3 million common units outstanding. The aggregate amount of ETP’s cash distributions to us in respect of any given quarter will vary depending on several factors, including ETP’s total outstanding partnership interests on the record date for the distribution, the aggregate cash distributions made by ETP and the amount of ETP’s partnership interests ETE owns. In addition, the level of distributions ETE receives may be affected by the various risks associated with an investment in ETE and the underlying business of ETP. See “Risk Factors” beginning on page S-15.

Cash Distributions Received by Energy Transfer Equity from Energy Transfer Partners

Currently, our only cash-generating assets are our direct and indirect partnership interests in ETP. These ETP interests consist of all of ETP’s general partner interest, 100% of ETP’s incentive distribution rights and 62,500,797 ETP common units held by us.

The total amount of distributions we received from ETP relating to our limited partner interests, general partner interest and incentive distribution rights for the periods ended as noted below is as follows (in thousands):

	Nine Months			Four Months
	Ended		Year Ended	Ended	Year Ended
	September 30,		December 31,	December 31,	August 31,
	2009	2008	2008	2007	2007

Limited Partner Interests	$167,580	$166,018	$221,878	$70,313	$199,221
General Partner Interest	14,588	12,740	17,322	5,110	13,676
Incentive Distribution Rights	255,808	219,298	298,575	85,775	222,353

Total distributions received from ETP(1)	$437,976	$398,056	$537,775	$161,198	$435,250

(1)	Represents cash distributions received in respect of each of the quarters included within the period, including distributions paid in respect of the last quarter of such period after the end of such quarter and excluding distributions paid during the first quarter of such period in respect of the prior quarter.

ETE’s primary cash requirements are for general and administrative expenses, debt service and distributions to its partners. ETE’s assets and liabilities are not available to satisfy the debts and other obligations of ETP or its subsidiaries.

ETP’s Business

ETP is one of the three largest publicly traded limited partnerships in the United States in terms of equity market capitalization (approximately $8.6 billion as of January 15, 2010). ETP had $11.3 billion of total assets as of September 30, 2009. ETP groups its operations into four segments as outlined below.

Intrastate Transportation and Storage Operations

ETP owns and operates nearly 8,000 miles of intrastate natural gas transportation pipelines and three natural gas storage facilities. ETP owns the largest intrastate pipeline system in the United States. ETP’s intrastate pipeline system interconnects to many major consumption areas in the United States. ETP’s intrastate transportation and storage segment focuses on the transportation of natural gas from various natural gas producing areas to major natural gas consuming markets through connections with other pipeline systems. ETP’s intrastate natural gas pipeline system has an aggregate throughput capacity of approximately 14.3 billion cubic feet per day, or Bcf/d, of natural gas. For the nine months ended September 30, 2009, ETP transported an average of 12.8 Bcf/d of natural gas through its intrastate natural gas pipeline system. ETP also provides natural gas storage services for third parties for which it charges storage fees as well as injection and withdrawal fees from the use of its three natural gas storage facilities. ETP’s storage facilities have an aggregate working gas capacity of approximately 74.4 Bcf. In addition to its natural gas storage services, ETP utilizes its Bammel gas storage facility to engage in natural gas storage transactions in which it seeks to find and profit from pricing differences that occur over time. These transactions typically involve a purchase of physical natural gas that is injected into its storage facilities and a related sale of natural gas pursuant to financial futures contracts at a price sufficient to cover its natural gas purchase price and related carrying costs and provide for a gross profit margin.

Based primarily on the increased drilling activities and increased natural gas production in the Barnett Shale in north Texas and the Bossier Sands in east Texas, ETP has pursued a significant expansion of its natural gas pipeline system in order to provide greater transportation capacity from these natural gas supply areas to markets for natural gas. This expansion initiative, which has resulted in the construction of approximately 900 miles of large diameter pipeline ranging from 20 inches to 42 inches in diameter with approximately 7.6 Bcf/d of natural gas transportation capacity, includes the following completed pipeline construction projects:

•	In April 2007, ETP completed its 243-mile pipeline from Cleburne in north Texas to Carthage in east Texas, which we refer to as the Cleburne to Carthage pipeline, to expand its capacity to transport natural gas produced from the Barnett Shale and the Bossier Sands to its Texoma pipeline and other pipeline interconnections. The Cleburne to Carthage pipeline is primarily a 42-inch diameter natural gas pipeline. In December 2007, ETP completed two natural gas compression projects that added approximately 90,000 horsepower on the Cleburne to Carthage pipeline, increasing natural gas deliverability at the Carthage Hub to more than 2.0 Bcf/d.

•	In April 2008, ETP completed its 150-mile Southeast Bossier 42-inch diameter natural gas pipeline, which we refer to as the Southeast Bossier pipeline. This pipeline connects ETP’s 42-inch diameter Cleburne to Carthage pipeline and its 30-inch diameter East Texas pipeline to its 30-inch diameter Texoma pipeline. The Southeast Bossier pipeline has an initial throughput capacity of 900 million cubic feet per day, or MMcf/d, which can be increased to 1.3 Bcf/d with the addition of compression. The Southeast Bossier pipeline increases ETP’s takeaway capacity from the Barnett Shale and Bossier Sands and provides increased market access for natural gas produced in these areas.

•	In July 2008, ETP completed its 36-inch diameter Paris Loop natural gas pipeline expansion project in north Texas. This 135-mile pipeline initially provided ETP with an additional 400 MMcf/d of capacity out of the Barnett Shale, which increased to 900 MMcf/d in May 2009. The Paris Loop originates near Eagle Mountain Lake in northwest Tarrant County, Texas and connects to ETP’s Houston Pipe Line system near Paris, Texas.

•	In August 2008, ETP completed an expansion of its Cleburne to Carthage pipeline from the Texoma pipeline interconnect to the Carthage Hub through the installation of 32 miles of 42-inch diameter pipeline. This expansion, which we refer to as the Carthage Loop, added 500 MMcf/d of pipeline capacity from Cleburne to the Carthage Hub. In September 2009, ETP increased the capacity of the Carthage Loop to 1.1 Bcf/d by adding compression to this pipeline.

•	In August 2008, ETP completed the first segment of its 36-inch diameter Maypearl to Malone natural gas pipeline expansion project. This 25-mile pipeline extends from Maypearl, Texas to Malone, Texas, and provides an additional 600 MMcf/d of capacity out of the Fort Worth Basin.

•	In January 2009, ETP completed its Southern Shale natural gas pipeline project, which consists of 31 miles of 36-inch diameter pipeline that originates in southern Tarrant County, Texas and delivers natural gas to its Maypearl to Malone pipeline expansion project. The Southern Shale pipeline provides an additional 700 MMcf/d of takeaway capacity from the Barnett Shale.

•	In January 2009, ETP completed its 36-inch diameter Cleburne to Tolar natural gas pipeline expansion project. This 20-mile pipeline extends from Cleburne, Texas to Tolar, Texas and provides an additional 400 MMcf/d of takeaway capacity from the Barnett Shale.

•	In February 2009, ETP completed its 56-mile Katy Expansion pipeline project. This 36-inch diameter expansion project increases the capacity of its existing ETC Katy natural gas pipeline in southeast Texas by more than 400 MMcf/d.

•	In August 2009, ETP completed its Texas Independence Pipeline, which consists of approximately 150 miles of 42-inch diameter pipeline originating near Maypearl, Texas and ending near Henderson, Texas. This pipeline connects ETP’s ET Fuel System and North Texas System with its East Texas pipeline. The Texas Independence Pipeline expands ETP’s ET Fuel System’s throughput capacity by an incremental 1.1 Bcf/d and, with the addition of compression, the capacity may be expanded to 1.75 Bcf/d.

These pipeline projects are supported by principally fee-based contracts for periods ranging from five to 15 years.

ETP’s intrastate transportation and storage operations accounted for approximately 59% of its total consolidated operating income for the year ended August 31, 2007, approximately 65% of its total consolidated operating income for the year ended December 31, 2008 and approximately 54% of its total consolidated operating income for the nine months ended September 30, 2009.

Interstate Transportation Operations

ETP owns and operates the Transwestern pipeline through its subsidiary, Transwestern Pipeline Company, LLC, which we refer to as Transwestern. The Transwestern pipeline is an open-access natural gas interstate pipeline extending from the gas producing regions of west Texas, eastern and northwest New Mexico, and southern Colorado primarily to pipeline interconnects off the east end of its system and to pipeline interconnects at the California border. Including the recently completed projects described below, the Transwestern pipeline comprises approximately 2,700 miles of pipeline with a capacity of 2.1 Bcf/d. The Transwestern pipeline has access to three significant gas basins: the Permian Basin in west Texas and eastern New Mexico; the San Juan Basin in northwest New Mexico and southern Colorado; and the Anadarko Basin in the Texas and Oklahoma panhandle. Natural gas sources from the San Juan Basin and surrounding producing areas can be delivered eastward to Texas intrastate and mid-continent connecting pipelines and natural gas market hubs as well as westward to markets like Arizona, Nevada and California. Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users.

During 2007, ETP initiated the Phoenix pipeline expansion project, consisting of 260 miles of 42-inch and 36-inch diameter pipeline lateral, with a throughput capacity of 500 MMcf/d, connecting the Phoenix area to Transwestern’s existing mainline at Ash Fork, Arizona. This lateral pipeline was completed in February 2009.

During the third quarter of 2008, ETP completed the San Juan Loop pipeline, a 26-mile loop that provides an additional 375 MMcf/d of capacity to Transwestern’s existing San Juan lateral. This expansion project supports the Phoenix project by providing additional throughput capacity from the San Juan Basin natural gas producing area to Transwestern’s primary transmission pipeline to supply natural gas for the Phoenix project pipeline.

ETP’s interstate pipeline segment also includes its development of the Midcontinent Express Pipeline with Kinder Morgan Energy Partners, L.P., or KMP. The Midcontinent Express Pipeline is an approximately 500-mile interstate natural gas pipeline that originates near Bennington, Oklahoma, routes through Perryville, Louisiana, and terminates at an interconnect with Transcontinental Gas Pipe Line Corporation’s, or Transco’s,

interstate natural gas pipeline in Butler, Alabama. Transco’s pipeline provides producers in the Barnett Shale, Bossier Sands, the Fayetteville Shale in Arkansas and the Woodford/Caney Shale in Oklahoma access to the significant natural gas markets in the midwest, northeast, mid-Atlantic and southeast portions of the United States. The Midcontinent Express Pipeline consists of 266 miles of 42-inch diameter pipeline, 201 miles of 36-inch diameter pipeline and 40 miles of 30-inch diameter pipeline and has multiple receipt and delivery interconnections. The first zone of the pipeline, from Bennington, Oklahoma to Perryville, Louisiana, was placed in service in April 2009, and the second zone of the pipeline, from Perryville, Louisiana to Butler, Alabama, was placed in service in August 2009. The first zone of the pipeline has an initial design capacity of 1.5 Bcf/d (taking into account the planned addition of compression by June 2010) and the second zone of the pipeline has an initial design capacity of 1.2 Bcf/d. Midcontinent Express Pipeline, LLC, or MEP, the entity developing this pipeline, has received firm transportation commitments from customers for the full throughput design capacity for periods ranging from five to 10 years. MEP has also received long-term firm transportation commitments from customers for a 0.3 Bcf/d planned expansion of the pipeline capacity, through additional compression, which is expected to be completed by July 2010.

In October 2008, ETP entered into a 50/50 joint venture with KMP for the development of the Fayetteville Express Pipeline, an approximately 187-mile, 42-inch diameter pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. In December 2009, Fayetteville Express Pipeline, LLC, or FEP, the entity formed to own and operate this pipeline, received approval of its application for Federal Energy Regulatory Commission, or FERC, authority to construct and operate this pipeline. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. On December 17, 2009, the FERC issued an order granting FEP authorization to construct and operate the pipeline, subject to certain conditions, and FEP accepted the FERC’s certificate authorization on December 18, 2009. Subject to possible rehearing and judicial review, the pipeline is expected to be in service by late 2010. FEP has secured binding 10-year commitments for transportation of gas volumes with energy equivalents totaling 1.8 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America, or NGPL, in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi, and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc., which owns the general partner of KMP.

In January 2009, ETP announced that it had entered into an agreement with a wholly owned subsidiary of Chesapeake Energy Corporation, or Chesapeake, to construct a 178-mile, 42-inch diameter interstate natural gas pipeline, which we refer to as the Tiger Pipeline. The pipeline will connect to ETP’s dual 42-inch diameter pipeline system near Carthage, Texas, extend through the heart of the Haynesville Shale and end near Delhi, Louisiana, with interconnects to at least seven interstate pipelines at various points in Louisiana. The Tiger Pipeline is anticipated to have an initial throughput capacity of 2.0 Bcf/d, which capacity may be increased up to 2.4 Bcf/d with added compression. The agreement with Chesapeake provides for a 15-year commitment for firm transportation capacity of approximately 1.0 Bcf/d. ETP has also entered into agreements with EnCana Marketing (USA), Inc., a subsidiary of EnCana Corporation, and other shippers that provide for 10-year commitments for firm transportation capacity on the Tiger Pipeline equal to the full initial design capacity of 2.0 Bcf/d in the aggregate. In August 2009, ETP filed an application for FERC authority to construct and operate this pipeline. Pending necessary regulatory approvals, including authorization from the FERC to construct the pipeline, the Tiger Pipeline is expected to be in service in the first half of 2011.

ETP’s interstate transportation segment accounted for approximately 12% of its total consolidated operating income for the year ended August 31, 2007, approximately 11% of its total consolidated operating income for the year ended December 31, 2008 and approximately 13% of its total consolidated operating income for the nine months ended September 30, 2009.

Midstream Operations

ETP owns and operates approximately 7,000 miles of in-service natural gas gathering pipelines, three natural gas processing plants, 11 natural gas treating facilities, and 11 natural gas conditioning facilities. ETP’s midstream segment focuses on the gathering, compression, treating, conditioning, processing and marketing of natural gas, and its operations are currently concentrated in the Barnett Shale in north Texas, the Bossier Sands in east Texas, the Austin Chalk trend of southeast Texas, the Permian Basin in west Texas and the Piceance and Uinta Basins in Colorado and Utah.

ETP’s midstream segment accounted for approximately 15% of its total consolidated operating income for the year ended August 31, 2007, approximately 14% of its total consolidated operating income for the year ended December 31, 2008 and approximately 13% of its total consolidated operating income for the nine months ended September 30, 2009.

Retail Propane Operations

ETP is one of the three largest retail propane marketers in the United States, serving more than one million customers across the country. ETP’s propane operations extend from coast to coast with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States. ETP’s propane business has grown primarily through acquisitions of retail propane operations and, to a lesser extent, through internal growth.

The retail propane segment is a margin-based business in which gross profits depend on the excess of sales price over propane supply cost. The market price of propane is often subject to volatile changes as a result of supply or other market conditions over which ETP has no control.

ETP’s propane business is largely seasonal and dependent upon weather conditions in its service areas. Historically, approximately two-thirds of ETP’s retail propane volume and substantially all of its propane-related operating income are attributable to sales during the six-month peak-heating season of October through March. This generally results in higher operating revenues and net income in the propane segment during the period from October through March of each year, and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Cash flow from operations is generally greatest during the period from December to May of each year when customers pay for propane purchased during the six-month peak-heating season. Sales to commercial and industrial customers are much less weather sensitive.

ETP’s retail propane operations accounted for approximately 15% of its total consolidated operating income for the year ended August 31, 2007, approximately 10% of its total consolidated operating income for the year ended December 31, 2008 and approximately 20% of its total consolidated operating income for the nine months ended September 30, 2009.

ETP’s Business Strategy

ETP’s business strategy is to increase unitholder distributions and the value of its common units. ETP believes it has engaged, and will continue to engage, in a well-balanced plan for growth through acquisitions, internally generated expansion, and measures aimed at increasing the profitability of its existing assets.

ETP intends to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each common unit. ETP believes that by pursuing independent operating and growth strategies for its natural gas operations and retail propane business, it will be best positioned to achieve its objectives.

ETP expects that acquisitions in natural gas operations will be the primary focus of its acquisition strategy going forward as evidenced by its acquisitions of the Transwestern pipeline and Canyon Gathering System, although ETP also expects to continue to pursue complementary propane acquisitions. ETP also anticipates that its natural gas operations will provide internal growth projects of greater scale compared to those available in its propane business as demonstrated by its significant number of completed natural gas pipeline projects as well as its recently announced pipeline projects.

ETP believes that it is well-positioned to compete in both the natural gas operations and retail propane industries based on the following strengths:

•	ETP believes that the size and scope of its operations, its stable asset base and cash flow profile, and its investment grade status will be significant positive factors in its efforts to obtain new debt or equity financing in light of current market conditions.

•	ETP’s experienced management team has an established reputation as highly-effective, strategic operators within its operating segments. In addition, ETP’s management team is motivated to effectively and efficiently manage its business operations through performance-based incentive compensation programs and through ownership of a substantial equity position in us and therefore benefits from incentive distribution payments ETP makes to ETP GP.

Natural Gas Operations Business Strategies

Enhance profitability of existing assets.  ETP intends to increase the profitability of its existing asset base by adding new volumes of natural gas under long-term producer commitments, undertaking additional initiatives to enhance utilization and reducing costs by improving operations.

Engage in construction and expansion opportunities.  ETP intends to leverage its existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for midstream and transportation services.

Increase cash flow from fee-based businesses.  ETP intends to seek to increase the percentage of its midstream business conducted with third parties under fee-based arrangements in order to reduce its exposure to changes in the prices of natural gas and natural gas liquids, or NGLs.

Growth through acquisitions.  ETP intends to continue to make strategic acquisitions of midstream, transportation and storage assets in its current areas of operation that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of its existing and acquired assets.

Propane Business Strategies

Pursue internal growth opportunities.  In addition to pursuing expansion through acquisitions, ETP has aggressively focused on high return internal growth opportunities at its existing customer service locations. ETP believes that by concentrating its operations in areas experiencing higher-than-average population growth, it is well positioned to achieve internal growth by adding new customers.

Growth through complementary acquisitions.  ETP believes that its position as one of the three largest propane marketers in the United States provides it a solid foundation to continue its acquisition growth strategy through consolidation.

Maintain low-cost, decentralized operations.  ETP focuses on controlling costs, and ETP attributes its low overhead costs primarily to its decentralized structure.

Recent Developments

ETP Common Unit Offering

On January 11, 2010, ETP completed a public offering of 9,775,000 common units, which included 1,275,000 common units issued pursuant to the exercise of the underwriters’ option to purchase additional common units. ETP used the net proceeds of approximately $422.9 million to repay amounts outstanding under its $2.0 billion revolving credit facility, which we refer to as the ETP Credit Facility, to fund capital expenditures related to pipeline construction projects and for general partnership purposes.

Transwestern Senior Notes Offering

On December 9, 2009, Transwestern entered into a note purchase agreement with the qualified investors listed therein that provides for the private placement by Transwestern of $175 million of 5.36% Senior Unsecured Series A Notes due 2020 and $175 million of 5.66% Senior Unsecured Series B Notes due 2024, which we collectively refer to as the Transwestern Notes. The private placement was completed on December 9, 2009. Interest on the Transwestern Notes will accrue from December 9, 2009. Transwestern will pay interest on the notes semi-annually on June 9 and December 9 of each year, commencing on June 9, 2010, until maturity of the Series A Notes on December 9, 2020 and of the Series B Notes on December 9, 2024. Transwestern used the net proceeds from the offering to repay amounts outstanding under an intercompany loan agreement with ETP.

ETP Equity Distribution Program

On August 26, 2009, ETP entered into an Equity Distribution Agreement with UBS Securities LLC, or UBS. According to the provisions of this agreement, ETP may offer and sell from time to time through UBS, as its sales agent, common units having an aggregate offering price of up to $300.0 million. Sales of the units will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions or as otherwise agreed between ETP and UBS. Under the terms of this agreement, ETP may also sell common units to UBS as principal for its own account at a price agreed upon at the time of sale. Any sale of common units to UBS as principal would be pursuant to the terms of a separate agreement between ETP and UBS. During 2009, ETP issued 2,079,593 of its common units pursuant to this agreement. The proceeds of approximately $89.7 million, net of commissions, were used to repay amounts outstanding under the ETP Credit Facility.

ETP October Common Unit Offering

On October 6, 2009, ETP completed a public offering of 6,900,000 common units, which included 900,000 common units issued pursuant to the exercise of the underwriters’ option to purchase additional common units. ETP used the net proceeds of approximately $275.3 million to repay amounts outstanding under the ETP Credit Facility.

FERC Settlement Agreement

On August 26, 2009, ETP entered into a settlement agreement with the Enforcement Staff of FERC with respect to the pending FERC claims against ETP related to alleged manipulation of natural gas prices in violation of FERC rules and, on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement resolves all outstanding FERC claims against ETP and provides that ETP will make a $5 million payment to the federal government and will establish a $25 million fund for the purpose of settling related third-party claims based on or arising out of the market manipulation allegation against ETP by those third parties that elect to make a claim against the funds, including existing litigation claims as well as any new claims that may be asserted against this fund. Any unused portion of the fund shall be paid to the United States Treasury. The administrative law judge appointed by FERC will determine the validity of any third-party claim against this fund. Any party who receives money from this fund will be required to waive all claims against ETP related to this matter. The claims of third parties that do not elect to pursue the fund are unaffected. Pursuant to the settlement agreement, FERC agreed that it will not make any findings of fact or conclusions of law. In addition, the settlement agreement specifies that ETP does not admit or concede to FERC or any third party any actual or potential fault, wrongdoing or liability in connection with ETP’s alleged conduct related to the FERC claims. The settlement agreement also requires ETP to maintain specified compliance programs and to conduct independent annual audits of such programs for a two-year period.

Our Management and Management of ETP

LE GP, LLC is our general partner. Our general partner manages and directs all of our activities. Our officers and directors are officers and directors of LE GP, LLC. The members of our general partner elect our general partner’s Board of Directors. The Board of Directors of our general partner has the authority to appoint our executive officers, subject to provisions in the limited liability company agreement of our general partner. Pursuant to other authority, the Board of Directors of our general partner may appoint additional management personnel to assist in the management of our operations and, in the event of the death, resignation or removal of our president, to appoint a replacement.

ETP is managed by its general partner, ETP GP, which is in turn managed by its general partner, ETP LLC. ETP LLC is ultimately responsible for the business and operations of ETP GP and ETP. Accordingly, the board of directors and officers of ETP LLC make decisions on behalf of ETP. For example, the amount of distributions paid under ETP’s cash distribution policy is subject to the determination of the board of directors of ETP LLC, taking into consideration the terms of ETP’s partnership agreement. Nine of the 11 current directors of our general partner also serve as directors of ETP LLC.

Our Principal Executive Offices

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. Our website address is www.energytransfer.com. Information contained on our website, however, does not constitute a part of this prospectus supplement.

Organizational Structure

The following chart depicts our organizational structure as of the date of this prospectus supplement and September 30, 2009 debt balances, as adjusted to give effect to the issuance of the notes and the application of the net proceeds as described in “Use of Proceeds.” The ETP information below reflects September 30, 2009 debt balances, as adjusted for ETP’s recent equity issuances and the Transwestern senior notes offering in December 2009.

Energy Transfer Equity’s Organizational Chart

(1)	Includes approximately 540,000 common units owned by management of Energy Transfer Partners, L.P.

(2)	Includes unamortized discounts of ETP senior notes.

(3)	Does not include the outstanding debt of joint ventures MEP and FEP. See “Capitalization” and “Description of Other Indebtedness.”

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should also read the more detailed information contained elsewhere in this prospectus supplement and, the accompanying prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Energy Transfer Equity, L.P.

Notes Offered	We are offering $1,750,000,000 aggregate principal amount of notes of the following series:

• $ % Senior Notes due 2017, and

• $ % Senior Notes due 2020.

Maturity	The 2017 notes will mature on February 28, 2017 and the 2020 notes will mature on February 28, 2020.

Interest Rate	Interest on the 2017 notes will accrue at the per annum rate of % and interest on the 2020 notes will accrue at the per annum rate of %.

Interest Payment Dates	Interest on the notes will accrue from the issue date of the notes and be payable semi-annually on February 28 and August 31 of each year, beginning on August 31, 2010.

Ranking	The notes will be our senior obligations. The notes will rank equally in right of payment with all of our other existing and future senior unsubordinated indebtedness and senior to any of our subordinated indebtedness.

The notes initially will not be guaranteed by any of our subsidiaries. However, if in the future any of our subsidiaries guarantees or becomes a co-obligor with respect to any indebtedness under our revolving credit facility, then such subsidiary will also guarantee the notes on terms provided for in the indenture. With respect to the assets of our subsidiaries that do not guarantee the notes, including ETP, the notes will effectively rank junior to all existing and future obligations of those subsidiaries. As of September 30, 2009, our subsidiaries, including ETP and its subsidiaries, had outstanding approximately $6.2 billion of indebtedness that would effectively rank senior to the notes with respect to the assets of those subsidiaries.

The notes will be unsecured, and will effectively rank junior to our secured indebtedness to the extent of the value of collateral securing such indebtedness. Borrowings under our new revolving credit facility will be secured by a substantial portion of our assets.

Optional Redemption	We may redeem the notes in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. See “Description of Notes — Optional Redemption” beginning on page S-118.

Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as trustee. The covenants in the indenture include a limitation on liens and a restriction on sale-leaseback transactions. The covenants will generally not apply to ETP and its subsidiaries. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described in “Description of Notes” under the heading “Covenants.”

Mandatory Offer to Repurchase	If we experience a change of control together with a rating decline, each as defined in the indenture, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Covenants.”

Use of Proceeds	We anticipate using approximately $124 million of the net proceeds of this offering to repay all of the outstanding indebtedness under our existing revolving credit facility and approximately $1.45 billion of the net proceeds of this offering to repay indebtedness outstanding under our term loan facility. In addition, we anticipate using the remaining approximately $144 million of the net proceeds of this offering to fund a portion of the estimated cost to terminate interest rate swap agreements relating to these outstanding borrowings. We anticipate funding the remaining $14.3 million of estimated costs to terminate these interest rate swap agreements with borrowings under our new $200 million senior secured revolving credit facility, which we will enter into contemporaneously with the consummation of this offering and the repayment of outstanding indebtedness under our existing revolving credit facility. See “Use of Proceeds” and “Description of Other Indebtedness.”

Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the state of New York.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement and the other risks identified in the documents incorporated by reference herein for information regarding risks you should consider before investing in the notes.

Original Issue Discount	The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. If the notes are issued with OID, then such OID will accrue from the date of issuance of the notes and will be included as interest income in a U.S. holder’s gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable, regardless of such holder’s method of tax accounting. See “Certain United States Federal Income and Estate Tax Considerations — Tax Consequences to U.S. Holders — Stated Interest and OID on the Notes.”

Summary Historical Financial Data

Currently, we have no separate operating activities apart from those conducted by ETP. The table below under “Consolidated Financial Data” reflects our consolidated operations, including the operations of ETP and its consolidated subsidiaries, except as indicated below. The table under “Energy Transfer Equity Unconsolidated Stand-Alone Financial Data” reflects the operations of ETE and its subsidiaries ETP LLC and ETP GP on an unconsolidated stand-alone basis, excluding the operations of the other subsidiaries of ETE. References in this prospectus supplement to financial information for ETE on a stand-alone basis refer to the financial information for ETE on an unconsolidated stand-alone basis without including the operations of the subsidiaries of ETE.

In November 2007, we changed our fiscal year end from August 31 to December 31 and, in connection with such change, we have reported financial results for a four-month transition period ended December 31, 2007.

For periods prior to 2009, certain prior period financial statement amounts have been reclassified to conform to the 2009 presentation. These changes had no impact on net income or total equity, with the exception of changes to the presentation of noncontrolling interest resulting from the adoption of Accounting Standards Codification 810-10-65, which resulted in (i) the reclassification of noncontrolling (minority) interest from liabilities to a separate component of equity in our consolidated balance sheet, (ii) the reclassification of minority interest expense to net income attributable to noncontrolling interest in our consolidated statement of operations, and (iii) the reclassification of distributions to minority interests between cash flow from operating activities and cash flow from financing activities in our consolidated statement of cash flows.

The selected historical financial data should be read in conjunction with the consolidated financial statements of Energy Transfer Equity, L.P., which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The amounts in the tables below are in thousands.

Consolidated Financial Data

				Four Months
	Nine Months Ended		Year Ended	Ended
	September 30,		December 31,	December 31,	Years Ended August 31,
	2009	2008	2008	2007	2007	2006

Statement of Operations Data:
Revenues:
Intrastate transportation and storage segment	$1,589,298	$4,862,641	$5,634,604	$1,254,401	$3,915,932	$5,013,224
Interstate transportation segment	203,349	176,663	244,224	76,000	178,663	—
Midstream segment	1,750,466	4,555,340	5,342,393	1,166,313	2,853,496	4,223,544
Eliminations	(540,075)	(3,272,574)	(3,568,065)	(664,522)	(1,562,199)	(2,359,256)
Retail propane and other retail propane related segment	902,471	1,162,941	1,624,010	511,258	1,284,867	879,556
Other	6,004	13,675	16,201	5,892	121,278	102,028

Total revenues	3,911,513	7,498,686	9,293,367	2,349,342	6,792,037	7,859,096
Gross margin	1,648,233	1,761,442	2,355,287	675,688	1,713,831	1,290,780
Depreciation and amortization	239,626	200,922	274,372	75,406	191,383	129,636
Operating income	744,630	846,133	1,098,903	316,651	809,336	575,540
Interest expense, net of interest capitalized	(341,050)	(261,297)	(357,541)	(103,375)	(279,986)	(150,646)
Income before income tax expense	461,548	625,692	683,562	192,758	563,359	433,907
Income tax expense	5,773	6,600	3,808	9,949	11,391	23,015
Net income attributable to noncontrolling interest	152,893	266,614	304,710	90,132	232,608	303,752
Net income attributable to partners	302,882	352,478	375,044	92,677	319,360	107,140
Balance Sheet Data (at period end):
Current assets	858,411	1,779,940	1,180,995	1,403,796	1,050,578	1,302,735
Total assets	11,684,508	11,267,924	11,069,902	9,462,094	8,183,089	5,924,141
Current liabilities	882,387	1,322,535	1,208,921	1,241,433	932,815	1,020,787
Long-term debt, less current maturities	7,740,135	7,181,710	7,190,357	5,870,106	5,198,676	3,205,646
Total equity	2,753,663	47,969	2,339,316	2,091,156	1,835,300	1,484,878

				Four Months
	Nine Months Ended		Year Ended	Ended
	September 30,		December 31,	December 31,	Years Ended August 31,
	2009	2008	2008	2007	2007	2006

Other Financial Data:
Cash flow provided by operating activities	721,421	908,837	1,143,720	208,635	1,006,320	502,928
Cash flow used in investing activities	(1,225,719)	(1,439,741)	(2,015,585)	(995,943)	(2,158,090)	(1,244,406)
Cash flow provided by financing activities	462,467	1,100,479	907,331	766,515	1,202,916	734,223
Capital expenditures:
Maintenance (accrual basis)	71,766	75,931	140,966	48,998	89,226	51,826
Growth (accrual basis)	534,696	1,532,458	1,921,679	604,371	998,075	677,861
Acquisition	6,244	62,002	84,783	337,092	90,695	586,185

Energy Transfer Equity Unconsolidated Stand-Alone Financial Data

				Four Months
	Nine Months Ended		Year Ended	Ended
	September 30,		December 31,	December 31,	Years Ended August 31,
	2009	2008	2008	2007	2007	2006

Statement of Operations Data:
Equity in earnings of affiliates	$370,195	$441,299	$551,835	$168,547	$435,247	$204,987
Selling, general and administration expense	(3,608)	(4,523)	(6,453)	(2,875)	(8,496)	(55,374)
Interest expense	(56,728)	(69,527)	(91,822)	(37,071)	(104,405)	(36,773)
Losses on non-hedged interest rate derivatives	(7,954)	(13,759)	(77,435)	(27,670)	(1,952)	—
Losses on extinguishment of debt	—	—	—	—	—	(5,060)
Other, net	329	(993)	(1,056)	(8,128)	(405)	(638)
Net income	$302,882	$352,478	$375,044	$92,677	$319,360	$107,140
Balance Sheet Data (at period end):
Current assets	1,759	100,842	684	11,694	25,783	1,899
Total assets	1,653,787	1,800,706	1,671,339	1,630,940	1,537,875	668,488
Current liabilities	74,831	39,741	61,419	27,978	10,507	5,331
Long-term debt, less current maturities	1,573,923	1,672,026	1,571,642	1,572,643	1,571,500	616,291
Cash Flow Data:
Cash flow provided by operating activities	$349,402	$329,150	$436,819	$77,360	$239,777	$110,554
Cash flow provided by financing activities	(349,402)	(229,192)	(436,799)	(85,919)	968,689	16,142
Distributable Cash Flow:
Distributions related to period expected from ETP:
Limited partner interests	167,580	166,018	221,878	70,313	199,221	91,127
General partner interests	14,588	12,740	17,322	5,110	13,676	8,090
Incentive distribution rights	255,808	219,298	298,575	85,775	222,353	71,513

Total distributions related to period expected from ETP	437,976	398,056	537,775	161,198	435,250	170,730
ETE related expenses	(2,205)	(5,600)	(7,007)	(11,288)	(10,343)	(3,404)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate derivatives	(70,342)	(74,218)	(97,654)	(34,748)	(100,933)	(35,279)

Distributable Cash Flow	$365,429	$318,238	$433,114	$115,162	$323,974	$132,047

Distributable Cash Flow is an important non-GAAP financial measure for management and investors because it indicates whether we are generating cash flows at levels that can sustain quarterly cash distributions to our unitholders at current or increased levels. There are material limitations to using measures such as Distributable Cash Flow, including the difficulty associated with using such a measure as the sole method to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculation of Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.

Definition of Distributable Cash Flow

We define Distributable Cash Flow for a period as cash distributions from ETP in respect of such period in connection with our investments in limited and general partner interests of ETP (determined based on cash distributions declared by ETP during such period), net of our cash expenditures for general and administrative costs and interest. The calculation of Distributable Cash Flow includes cash distributions received in respect of each of the quarters included within the period, including distributions paid in respect of the last quarter of such period after the end of such quarter and excluding distributions paid during the first quarter of such period in respect of the prior quarter. The GAAP measures most directly comparable to Distributable Cash Flow are net income and cash flow provided by operating activities for ETE on a stand-alone basis.

Distributable Cash Flow previously presented in our press releases was reduced by contributions made to ETP to maintain our general partner interest at 2%. In July 2009, ETP amended and restated its partnership agreement and as a result, we are no longer required to maintain a 2% general partner interest. Consequently, our capital contributions to ETP have been removed from the calculation of Distributable Cash Flow. Contributions to maintain the general partner interest were $3.4 million and $13.1 million during the nine months ended September 30, 2009 and 2008, respectively, and $13.1 million for the year ended December 31, 2008.

				Four Months
	Nine Months Ended		Year Ended	Ended
	September 30,		December 31,	December 31,	Years Ended August 31,
	2009	2008	2008	2007	2007	2006

Reconciliation of Net income to Distributable Cash Flow:
Net income	$302,882	$352,478	$375,044	$92,677	$319,360	$107,140
Adjustments to derive Distributable Cash Flow:
Equity in income of unconsolidated affiliates	(370,195)	(441,299)	(551,835)	(168,547)	(435,247)	(204,987)
Distributions related to period expected from ETP	437,976	398,056	537,775	161,198	435,251	170,730
Amortization included in interest	5,236	2,255	5,076	1,006	2,630	1,151
Unrealized (gains) losses on non-hedged interest rate swaps	(10,885)	6,734	66,231	28,805	1,952	—
Other non-cash	415	14	823	23	28	58,013

Distributable Cash Flow	$365,429	$318,238	$433,114	$115,162	$323,974	$132,047

Reconciliation of Cash flow provided by operating activities to Distributable Cash Flow:
Cash flow provided by operating activities	$349,402	$329,150	$436,819	$77,360	$239,777	$110,554
Adjustments to derive Distributable Cash Flow:
Distributions related to period expected from ETP	437,976	398,056	537,775	161,198	435,251	170,730
Cash distributions received from ETP	(425,938)	(399,295)	(535,342)	(110,878)	(360,602)	(149,283)
Deferred income taxes	649	—	—	—	—	—
Net changes in operating assets and liabilities	3,340	(9,673)	(6,138)	(12,518)	9,548	46

Distributable Cash Flow	$365,429	$318,238	$433,114	$115,162	$323,974	$132,047

RISK FACTORS

In addition to risks and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our structure as a limited partnership, our industry and our partnership could materially impact our future performance and results of operations. We have provided below a list of these risk factors that should be reviewed when considering an investment in the notes. These are not all the risks we face and other factors currently considered immaterial or unknown to us may impact our future operations.

Risks Related to the Notes

The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our future secured indebtedness to the extent of the assets securing such indebtedness.

We do not own any operating assets. Our principal assets consist of approximately 62.5 million common units of ETP in addition to the incentive distribution rights and general partner interest of ETP, and we own these incentive distribution rights and general partner interest through a wholly owned subsidiary. Initially, none of our subsidiaries will guarantee our obligations with respect to the notes. Creditors of our subsidiaries that do not guarantee the notes will have claims with respect to the assets of those subsidiaries that rank effectively senior to claims of the holders of the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the notes. Also, there are federal and state laws that could invalidate any guarantee of our subsidiary or subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of a guaranteeing subsidiary would also rank effectively senior to the notes, to the extent of the assets of that subsidiary. Furthermore, such subsidiaries are not prohibited under the indenture from incurring additional indebtedness.

In addition, holders of any of our secured indebtedness would have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of the holders of the notes. Borrowings under our revolving credit facility will be secured by a substantial portion of our assets and we may have additional secured indebtedness in the future. In the event of a default on any secured indebtedness or our bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively rank senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

Neither ETP nor any of its subsidiaries will guarantee the payment of the notes, and our ability to pay principal and interest on the notes is dependent upon ETP having sufficient cash available for distributions on its common units and incentive distribution rights after satisfaction of the debt obligations of ETP and its subsidiaries.

Neither ETP nor any of its subsidiaries will guarantee our obligations with respect to the notes. Our ability to pay principal and interest on the notes is dependent upon our receipt of cash distributions from ETP in respect of our ETP common units and incentive distribution rights of ETP, which cash distributions are subject to the priority rights of creditors of ETP and its subsidiaries. Accordingly, creditors of ETP and its subsidiaries will have claims, with respect to the assets of ETP and its subsidiaries, that rank effectively senior to the notes. In the event of any distribution or payment of assets of ETP and its subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of the creditors of ETP and its subsidiaries must be satisfied prior to ETP making any such distribution to us in respect of our direct or indirect equity interests in ETP. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts distributed to us to make payments in respect of the notes. As of September 30, 2009, the notes would have been effectively subordinated to approximately $6.2 billion of outstanding indebtedness of ETP and its subsidiaries. Furthermore, neither ETP nor any of its subsidiaries are subject to any provisions of the indenture, and therefore the indenture does not prohibit ETP or any of its subsidiaries from incurring additional indebtedness.

We may incur substantially more debt, which could further exacerbate the risks related to our indebtedness.

Assuming we had completed this offering on September 30, 2009, ETE would have had approximately $1.76 billion of indebtedness outstanding and our subsidiaries, including ETP and its subsidiaries, would have had approximately $6.2 billion of indebtedness outstanding. We and our subsidiaries, including ETP, may incur substantial additional indebtedness in the future, including pursuant to our revolving credit facility. The terms of the indenture do not prohibit us from doing so. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our partnership. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Notes” and “Description of Other Indebtedness.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control trigger event, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control trigger event because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under our revolving credit facility. Our revolving credit facility provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction.

The notes may be issued with original issue discount, in which case you generally will be required to accrue income before you receive cash attributable to the original issue discount on the notes. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of the original discount on the notes.

The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. If the notes are issued with OID and if you are a U.S. holder, you generally will be required to accrue OID on a current basis as ordinary income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “Certain United States Federal Income and Estate Tax Considerations — Tax Consequences to U.S. Holders — Stated Interest and OID on the Notes.”

Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of the OID on the notes.

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities for which there is no established public market. Although we have registered the offer and sale of the notes under the Securities Act of 1933, we do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

Risks Inherent in an Investment in Us

Our only assets are our partnership interests, including the incentive distribution rights, in ETP and, therefore, our cash flow is dependent upon the ability of ETP to make distributions in respect of those partnership interests.

We do not have any significant assets other than our partnership interests in ETP. As a result, our ability to make required payments on the notes depends on the performance of ETP and its subsidiaries and ETP’s ability to make cash distributions to us, which is dependent on the results of operations, cash flows and financial condition of ETP.

The amount of cash that ETP can distribute to its partners, including us, each quarter depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter and will depend on, among other things:

•	the amount of natural gas transported through ETP’s transportation pipelines and gathering systems;

•	the level of throughput in its processing and treating operations;

•	the fees it charges and the margins it realizes for its gathering, treating, processing, storage and transportation services;

•	the price of natural gas;

•	the relationship between natural gas and NGL prices;

•	the weather in its operating areas;

•	the cost of the propane it buys for resale and the prices it receives for its propane;

•	the level of competition from other midstream companies, interstate pipeline companies, propane companies and other energy providers;

•	the level of its operating costs;

•	prevailing economic conditions; and

•	the level of ETP’s hedging activities.

In addition, the actual amount of cash that ETP will have available for distribution will also depend on other factors, such as:

•	the level of capital expenditures it makes;

•	the level of costs related to litigation and regulatory compliance matters;

•	the cost of acquisitions, if any;

•	the levels of any margin calls that result from changes in commodity prices;

•	its debt service requirements;

•	fluctuations in its working capital needs;

•	its ability to make working capital borrowings under its credit facilities to make distributions;

•	its ability to access capital markets;

•	restrictions on distributions contained in its debt agreements;

•	the amount, if any, of cash reserves established by the board of directors of its general partner in its discretion for the proper conduct of ETP’s business; and

•	applicable state partnership laws and other laws and regulations.

ETE does not have any control over many of these factors, including the level of cash reserves established by the board of directors of ETP’s general partner. Accordingly, we cannot guarantee that ETP will have sufficient available cash to pay a specific level of cash distributions to its partners.

Furthermore, you should be aware that the amount of cash that ETP has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, ETP may make cash distributions during periods when it records net losses and may not make cash distributions during periods when it records net income. Please read “Risks Related to Energy Transfer Partners’ Business” for a discussion of further risks affecting ETP’s ability to generate distributable cash flow.

A reduction in ETP’s distributions will disproportionately affect the amount of cash distributions to which we are entitled, which may adversely impact our ability to make required payments on the notes.

Our indirect ownership of 100% of the incentive distribution rights in ETP, through our ownership of equity interests in ETP GP, the holder of the incentive distribution rights, entitles us to receive our pro rata share of specified percentages of total cash distributions made by ETP as it reaches established target cash distribution levels. We currently receive our pro rata share of cash distributions from ETP based on the highest incremental percentage, 48%, to which ETP GP is entitled pursuant to its incentive distribution rights in ETP. A decrease in the amount of distributions by ETP to less than $0.4125 per common unit per quarter would reduce ETP GP’s percentage of the incremental cash distributions above $0.3175 per common unit per quarter from 48% to 23%. As a result, any such reduction in quarterly cash distributions from ETP would have the effect of disproportionately reducing the amount of all distributions that we receive from ETP based on our ownership interest in the incentive distribution rights in ETP as compared to cash distributions we receive from ETP on our general partner interest in ETP and our ETP common units.

ETP’s consolidated debt level may limit the distributions we receive from ETP, our future financial and operating flexibility and our ability to make required payments on the notes.

As of September 30, 2009, ETP had approximately $6.2 billion of consolidated debt outstanding. ETP’s level of indebtedness affects its operations in several ways, including, among other things:

•	a significant portion of ETP’s cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes, including payment of distributions by ETP to us;

•	covenants contained in ETP’s existing debt arrangements require ETP to meet financial tests that may adversely affect its flexibility in planning for and reacting to changes in its business;

•	ETP’s ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

•	ETP may be at a competitive disadvantage relative to similar companies that have less debt;

•	ETP may be more vulnerable to adverse economic and industry conditions as a result of its significant debt level; and

•	failure to comply with the various restrictive and affirmative covenants of the credit agreements could negatively impact ETP’s ability to incur additional debt and to pay distributions.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand as of the end of a fiscal quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

•	to reimburse our general partner for all expenses it has incurred on our behalf;

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units may decrease with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease and we may not be able to issue equity to recapitalize.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes and our indebtedness under our credit facilities, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our credit agreement and the indenture that will govern the notes. In the absence of such cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and any proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Notes.”

ETP is not prohibited from competing with us.

Neither our partnership agreement nor the partnership agreement of ETP prohibits ETP from owning assets or engaging in businesses that compete directly or indirectly with us. Additionally, ETP’s partnership agreement prohibits us from engaging in the retail propane business in the United States. In addition, ETP may acquire, construct or dispose of any assets in the future without any obligation to offer us the opportunity to purchase or construct any of those assets.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

In addition to our exposure to commodity prices, we have significant exposure to increases in interest rates. As of September 30, 2009, we had approximately $7.79 billion of consolidated debt, of which approximately $5.73 billion was at fixed interest rates and approximately $2.06 billion was at variable interest rates. We have entered interest rate swaps for a total notional amount of $2.00 billion, resulting in a net amount of $0.06 billion of variable-rate debt at September 30, 2009. We may enter into additional interest rate swap arrangements. As a result, our results of operations, cash flows and financial condition could be materially adversely affected by significant increases in interest rates.

The credit and risk profile of our general partner and its owners could adversely affect our credit ratings and profile.

The credit and business risk profiles of our general partner or indirect owners of our general partner may be factors in credit evaluations of us as a master limited partnership due to the significant influence of our general partner and indirect owners over our business activities, including our cash distributions, acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of our general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from us to service their indebtedness.

If in the future we cease to manage and control ETP, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control ETP and are deemed to be an investment company under the Investment Company Act of 1940, or the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the Securities and Exchange Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

Moreover, treatment of us as an investment company would prevent our qualification as a partnership for federal income tax purposes, in which case we would be treated as a corporation for federal income tax purposes. For further discussion of the importance of our treatment as a partnership for federal income tax purposes and the implications that would result from our treatment as a corporation in any taxable year, please read the risk factor below entitled “Our tax treatment depends on our continuing status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If we or ETP were to be treated as a corporation or if we or ETP becomes subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for payment of principal and interest on the notes.”

If ETP GP withdraws or is removed as ETP’s general partner, then we would lose control over the management and affairs of ETP, the risk that we would be deemed an investment company under the Investment Company Act would be exacerbated and our indirect ownership of the general partner interests and 100% of the incentive distribution rights in ETP could be cashed out or converted into ETP common units at an unattractive valuation.

Under the terms of ETP’s partnership agreement, ETP GP will be deemed to have withdrawn as general partner if, among other things, it:

•	voluntarily withdraws from the partnership by giving notice to the other partners;

•	transfers all, but not less than all, of its partnership interests to another entity in accordance with the terms of ETP’s Partnership Agreement;

•	makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, seeks to liquidate, acquiesces in the appointment of a trustee, receiver or liquidator, or becomes subject to an involuntary bankruptcy petition; or

•	dissolves itself under Delaware law without reinstatement within the requisite period.

In addition, ETP GP can be removed as ETP’s general partner if that removal is approved by unitholders holding at least 66 2/3% of ETP’s outstanding common units (including units held by ETP GP and its affiliates). Currently, ETP GP and its affiliates own approximately 33% of ETP’s outstanding common units.

If ETP GP withdraws from being ETP’s general partner in compliance with ETP’s partnership agreement or is removed from being ETP’s general partner under circumstances not involving a final adjudication of actual fraud, gross negligence or willful and wanton misconduct, it may require the successor general partner to purchase its general partner interests, incentive distribution rights and limited partner interests in ETP for fair market value. If ETP GP withdraws from being ETP’s general partner in violation of ETP’s partnership agreement or is removed from being ETP’s general partner in circumstances where a court enters a judgment that cannot be appealed finding it liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as ETP’s general partner, and the successor general partner does not exercise its option to purchase the general partner interests, incentive distribution rights and limited partner interests held by ETP GP in ETP for fair market value, then the general partner interests and incentive distribution rights held by ETP GP in ETP could be converted into limited partner interests pursuant to a valuation performed by an investment banking firm or other independent expert. Under any of the foregoing scenarios, ETP GP would lose control over the management and affairs of ETP, thereby increasing the risk that we would be deemed an investment company subject to regulation under the Investment Company Act of 1940. In addition, our indirect ownership of the general partner interests and 100% of the incentive distribution rights in ETP, to which a significant portion of the value of our common units is currently attributable, could be cashed out or converted into ETP common units at an unattractive valuation.

An impairment of goodwill and intangible assets could reduce our earnings.

At September 30, 2009, our consolidated balance sheet reflected $765.9 million of goodwill and $401.2 million of intangible assets. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. Accounting principles generally accepted in the United States require us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Long-lived assets such as intangible assets with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If we determine that any of our goodwill or intangible assets were impaired, we would be required to take an immediate charge to earnings with a correlative effect on partners’ equity and balance sheet leverage as measured by debt to total capitalization.

ETP may issue additional common units, which may increase the risk that ETP will not have sufficient available cash to maintain or increase its per unit distribution level.

The partnership agreement of ETP allows ETP to issue an unlimited number of additional limited partner interests. The issuance of additional common units or other equity securities by ETP will have the following effects:

•	unitholders’ current proportionate ownership interest in ETP will decrease;

•	the amount of cash available for distribution on each common unit or partnership security may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of ETP’s common units may decline.

The payment of distributions on any additional units issued by ETP may increase the risk that ETP may not have sufficient cash available to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to meet our obligations, including obligations under the notes.

Our tax treatment depends on our continuing status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If we or ETP were to be treated as a corporation or if we or ETP becomes subject to a material amount of entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for payment of principal and interest on the notes.

Despite the fact that we and ETP are limited partnerships under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. If we are so treated, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we would likely pay additional state income taxes as well. Because a tax would then be imposed upon us as a corporation, our cash available for payment of principal and interest on the notes would be substantially reduced. Therefore, treatment of us or ETP as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

If ETP were treated as a corporation for federal income tax purposes for any taxable year for which the statute of limitations remains open or for any future taxable year, it would pay federal income tax on its taxable income at the corporate tax rate. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deduction or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow.

Moreover, current law may change, causing us or ETP to be treated as a corporation for federal income tax purposes or otherwise subjecting us or ETP to entity-level taxation. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that would have affected certain publicly traded partnerships. Specifically, federal income tax legislation has been considered that would have eliminated partnership tax treatment for certain publicly traded partnerships and recharacterize certain types of income received from partnerships. We or ETP are unable to predict whether any of these changes, or other proposals, will be reintroduced or will ultimately be enacted.

Risks Related to Conflicts of Interest

Although we control ETP through our ownership of its general partner, ETP’s general partner owes fiduciary duties to ETP and ETP’s unitholders, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including ETP’s general partner, on the one hand, and ETP and its limited partners, on the other hand. The directors and officers of ETP’s general partner have fiduciary duties to manage ETP in a manner beneficial to us, its owner. At the same time, the general partner has a fiduciary duty to manage ETP in a manner beneficial to ETP and its limited partners. The board of directors of ETP’s general partner will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to ETP and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and ETP, on the other hand;

•	the determination of the amount of cash to be distributed to ETP’s partners and the amount of cash to be reserved for the future conduct of ETP’s business;

•	the determination whether to make borrowings under ETP’s revolving credit facility to pay distributions to ETP’s partners; and

•	any decision we make in the future to engage in business activities independent of ETP.

The fiduciary duties of our general partner’s officers and directors may conflict with those of ETP’s general partner.

Conflicts of interest may arise because of the relationships between ETP’s general partner, ETP and us. Our general partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our unitholders. Some of our general partner’s directors are also directors and officers of ETP’s general partner, and have fiduciary duties to manage the business of ETP in a manner beneficial to ETP and ETP’s unitholders. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Affiliates of our general partner are not prohibited from competing with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Enterprise GP Holdings L.P. currently has a 40.6% non-controlling equity interest in our general partner. Enterprise GP Holdings L.P. and its subsidiaries own and operate a North American midstream energy business that competes with us and ETP with respect to ETP’s natural gas midstream business.

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us, which may permit them to favor their own interests to the detriment of us.

Conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests. These conflicts include, among others, the following:

•	Our general partner is allowed to take into account the interests of parties other than us, including ETP and its affiliates and any general partners and limited partnerships acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duties to us.

•	Our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing our units, unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•	Our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution.

•	Our general partner determines which costs it and its affiliates have incurred are reimbursable by us.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our partnership agreement limits our general partner’s fiduciary duties to us and restricts the remedies available for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decisions are in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the Audit and Conflicts Committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Risks Related to Energy Transfer Partners’ Business

Since our cash flows consist exclusively of distributions from ETP, risks to ETP’s business are also risks to us. We have set forth below risks to ETP’s business, the occurrence of which could have a negative impact on ETP’s financial performance and decrease the amount of cash it is able to distribute to us.

ETP may not be able to obtain funding on acceptable terms or at all under its revolving credit facility or otherwise because of the deterioration of the credit and capital markets. This may hinder or prevent ETP from meeting future capital needs.

Global financial markets have been, and continue to be, disrupted and volatile due to a variety of factors, including significant write-offs in the financial services sector and the current weak economic conditions. As a result, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets has diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt on similar terms or at all and reduced, or in some cases ceased, to provide funding to borrowers. In addition, lending counterparties under existing revolving credit facilities and other debt instruments may be unwilling or unable to meet their funding obligations. Due to these factors, ETP cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, ETP may be unable to meet its obligations as they come due or ETP may be required to post collateral to support its obligations. Moreover, without adequate funding, ETP may be unable to execute its growth strategy, complete future acquisitions or announced and future pipeline construction projects, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on ETP’s revenues and results of operations.

As of September 30, 2009, ETP had approximately $6.2 billion of consolidated debt outstanding. A significant increase in ETP’s indebtedness that is proportionately greater than ETP’s issuances of equity could negatively impact ETP’s credit ratings or its ability to remain in compliance with the financial covenants under ETP’s revolving credit agreement, which could have a material adverse effect on ETP’s financial condition, results of operations and cash flows.

Many of ETP’s customers’ drilling activity levels and spending for transportation on ETP’s pipeline system may be impacted by the current deterioration in commodity prices and the credit markets.

Many of ETP’s customers finance their drilling activities through cash flow from operations, the incurrence of debt or the issuance of equity. Recently, there has been a significant decline in the credit markets and the availability of credit. Additionally, many of ETP’s customers’ equity values have substantially declined. The combination of a reduction of cash flow resulting from recent declines in natural gas prices, a reduction in borrowing base under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in ETP’s customers’ spending for natural gas drilling activity, which could result in lower volumes being transported on ETP’s pipeline systems. A significant reduction in drilling activity could have a material adverse effect on ETP’s operations.

ETP is exposed to the credit risk of its customers, and an increase in the nonpayment and nonperformance by its customers could reduce its ability to make distributions to its unitholders, including to us.

The risks of nonpayment and nonperformance by ETP’s customers are a major concern in its business. Participants in the energy industry have been subjected to heightened scrutiny from the financial markets in light of past collapses and failures of other energy companies. ETP is subject to risks of loss resulting from nonpayment or nonperformance by its customers. The current tightening of credit in the financial markets may make it more difficult for customers to obtain financing and, depending on the degree to which this occurs, there may be a material increase in the nonpayment and nonperformance by ETP’s customers. Any substantial increase in the nonpayment and nonperformance by ETP’s customers could have a material adverse effect on ETP’s results of operations and operating cash flows.

ETP is exposed to claims by third parties related to the claims that were previously brought against ETP by the Federal Energy Regulatory Commission, or FERC.

On July 26, 2007, the FERC issued to ETP an Order to Show Cause and Notice of Proposed Penalties, which we refer to as the Order and Notice, that contains allegations that ETP violated FERC rules and regulations. The FERC alleged that ETP engaged in manipulative or improper trading activities in the Houston Ship Channel, primarily on two dates during the fall of 2005 following the occurrence of Hurricanes Katrina and Rita, as well as on eight other occasions from December 2003 through August 2005, in order to benefit financially from its commodities derivatives positions and from certain of its index-priced physical gas purchases in the Houston Ship Channel. The FERC alleged that during these periods ETP violated the FERC’s then-effective Market Behavior Rule 2, an anti-market manipulation rule promulgated by the FERC under authority of the Natural Gas Act, or NGA. The FERC alleged that ETP violated this rule by artificially suppressing prices that were included in the Platts Inside FERC Houston Ship Channel index, published by McGraw-Hill Companies, on which the pricing of many physical natural gas contracts and financial derivatives are based. In its Order and Notice, the FERC also alleged that ETP manipulated daily prices at the Waha and Permian Hubs in west Texas on two dates. The FERC also alleged that one of ETP’s intrastate pipelines violated various FERC regulations, by, among other things, granting undue preferences in favor of an affiliate. In its Order and Notice, the FERC specified that it was seeking $69.9 million in disgorgement of profits, plus interest, and $82.0 million in civil penalties relating to these market manipulation claims. The FERC specified that it was also seeking to revoke, for a period of 12 months, ETP’s blanket marketing authority for sales of natural gas in interstate commerce at market-based prices. In February 2008, the FERC’s Enforcement Staff also recommended that the FERC pursue market manipulation claims related to ETP’s trading activities in October 2005 for November 2005 monthly deliveries, a period not previously covered by the FERC’s allegations in the Order and Notice, and that ETP be assessed an additional civil penalty of $25.0 million and be required to disgorge approximately $7.3 million of alleged unjust profits related to this additional month.

On August 26, 2009, ETP entered into a settlement agreement with the FERC’s Enforcement Staff with respect to the pending FERC claims against it and on September 21, 2009, the FERC approved the settlement agreement without modification. The agreement resolves all outstanding FERC claims against ETP and provides that ETP will make a $5 million payment to the federal government and will establish a $25 million fund for the purpose of settling related third-party claims based on or arising out of the market manipulation allegation against ETP by those third parties that elect to make a claim against the funds, including existing litigation claims as well as any new claims that may be asserted against this fund. Any unused portion of the fund shall be paid to the United States Treasury. The administrative law judge appointed by the FERC will determine the validity of any third party claim against this fund. Any party who receives money from this fund will be required to waive all claims against ETP related to this matter. The claims of third parties that do not elect to pursue the fund are unaffected. Pursuant to the settlement agreement, the FERC made no findings of fact or conclusions of law. In addition, the settlement agreement specifies that ETP does not admit or concede to the FERC or any third party any actual or potential fault, wrongdoing or liability in connection with its alleged conduct related to the FERC claims. The settlement agreement also requires ETP to maintain specified compliance programs and to conduct independent annual audits of such programs for a two-year period.

In addition to the FERC legal action, third parties have asserted claims and may assert additional claims against us and ETP alleging damages related to these matters. In this regard, several natural gas producers and a natural gas marketing company have initiated legal proceedings in Texas state courts against us and ETP for claims related to the FERC claims. These suits contain contract and tort claims relating to alleged manipulation of natural gas prices at the Houston Ship Channel and the Waha Hub in West Texas, as well as the natural gas price indices related to these markets and the Permian Basin natural gas price index during the period from December 2003 through December 2006, and seek unspecified direct, indirect, consequential and exemplary damages. One of the suits against us and ETP contains an additional allegation that we and ETP transported gas in a manner that favored our affiliates and discriminated against the plaintiff, and otherwise artificially affected the market price of gas to other parties in the market. We have moved to compel arbitration and/or contested subject-matter jurisdiction in some of these cases. In one of these cases, the Texas Supreme Court ruled on July 3, 2009 that the state district court erred in ruling that a plaintiff was entitled to pre-arbitration discovery and therefore remanded to the state district court with a direction to rule on our original motion to compel arbitration pursuant to the terms of the arbitration clause in a natural gas contract between us and the plaintiff. This plaintiff has filed a motion with the Texas Supreme Court requesting a rehearing of the ruling.

In February 2008, ETP was served with a complaint from an owner of royalty interests in natural gas producing properties, individually and on behalf of a putative class of similarly situated royalty owners, working interest owners and producer/operators, seeking arbitration to recover damages based on alleged manipulation of natural gas prices at the Houston Ship Channel. ETP filed an original action in Harris County state court seeking a stay of the arbitration on the ground that the action is not arbitrable, and the state court granted ETP’s motion for summary judgment on that issue. This action is currently on appeal before the First Court of Appeals, Houston, Texas.

In October 2007, a consolidated class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange, or NYMEX, in violation of the Commodity Exchange Act, or CEA. It is further alleged that during the class period from December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions, and that ETP intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP violated the CEA by knowingly aiding and abetting violations of the CEA. The plaintiffs state that this allegedly unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to the plaintiffs and all other members of the putative class who sold natural gas futures or who purchased and/or sold natural gas options contracts on NYMEX during the class period. The plaintiffs have requested certification of their suit as a class action and seek unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. On March 20, 2008, the plaintiffs filed a second consolidated class action complaint. In response to this new pleading, on May 5, 2008, ETP filed a motion to dismiss the complaint. On March 26, 2009, the court issued an order dismissing the complaint, with prejudice, for failure to state a claim. On April 9, 2009, the plaintiffs moved for reconsideration of the order dismissing the complaint, and on August 26, 2009, the court denied the plaintiffs’ motion for reconsideration. On September 28, 2009, these decisions were appealed by the plaintiffs to the United States Court of Appeals for the 5th Circuit, and the appeal is currently in briefing stage before the court.

In March 2008, a second class action complaint was filed against ETP in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in unlawful restraint of trade and intentional monopolization and attempted monopolization of the market for fixed-price natural gas baseload transactions at the Houston Ship Channel from December 2003 through December 2005 in violation of federal antitrust law. The complaint further alleges that during this period ETP exerted monopoly power to suppress the price for these transactions to non-competitive levels in order to benefit its own physical natural gas positions. The plaintiff has, individually and on behalf of all other similarly situated sellers of physical natural gas, requested certification of its suit as a class action and seeks unspecified treble damages, court costs and other appropriate relief. On May 19, 2008, ETP filed a motion to dismiss this complaint. On March 26, 2009, the court issued an order dismissing the complaint. The court found that the plaintiffs failed to state a claim on all causes of action and for antitrust injury, but granted leave to amend. On April 23, 2009, the plaintiffs filed a motion for leave to amend to assert a claim for common law fraud and attached a proposed amended complaint as an exhibit. ETP opposed the motion and cross-moved to dismiss. On August 7, 2009, the court denied the plaintiff’s motion and granted ETP’s motion to dismiss the complaint. On September 10, 2009, this decision was appealed by the plaintiff to the United States Court of Appeals for the 5th Circuit, and the appeal is currently in briefing stage before the court.

ETP is expensing the legal fees, consultants’ fees and other expenses relating to these matters in the periods in which such expenses are incurred. ETP records accruals for litigation and other contingencies whenever required by applicable accounting standards. Based on the terms of the settlement agreement with the FERC described above, ETP increased its accrual for these matters to $30.0 million in the aggregate as of September 30, 2009. While ETP expects the after-tax cash impact of the settlement to be less than $30.0 million due to tax benefits resulting from the portion of the accrual that is used to satisfy third-party claims, ETP may not be able to realize such tax benefits. Although this accrual covers the $25.0 million required by the settlement agreement to be applied to resolve third-party claims, including the existing third-party litigation described above, it is possible that the amount ETP becomes obliged to pay to resolve third-party litigation related to these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of the new accrual related to these matters. In accordance with applicable accounting standards, ETP will review the amount of its accrual related to these matters as developments related to these matters occur and ETP will adjust its accrual if it determines that it is probable that the amount it may ultimately become obliged to pay as a result of the final resolution of these matters is greater than the amount of its accrual for these matters. As its accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce ETP’s cash available to service its indebtedness either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP may experience a material adverse impact on its results of operations and its liquidity.

The profitability of ETP’s midstream and intrastate transportation and storage operations are dependent upon natural gas commodity prices, price spreads between two or more physical locations and market demand for natural gas and NGLs, which are factors beyond ETP’s control and have been volatile.

Income from ETP’s midstream and intrastate transportation and storage operations is exposed to risks due to fluctuations in commodity prices. For a portion of the natural gas gathered at the North Texas System, Southeast Texas System and ETP’s Houston pipeline system, which we refer to as the HPL System, ETP purchases natural gas from producers at the wellhead and then gathers and delivers the natural gas to pipelines where ETP typically resells the natural gas under various arrangements, including sales at index prices. Generally, the gross margins ETP realizes under these arrangements decrease in periods of low natural gas prices.

For a portion of the natural gas gathered and processed at the North Texas System and Southeast Texas System, ETP enters into percentage-of-proceeds arrangements, keep-whole arrangements, and processing fee agreements pursuant to which ETP agrees to gather and process natural gas received from the producers. Under percentage-of-proceeds arrangements, ETP generally sells the residue gas and NGLs at market prices and remits to the producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, ETP delivers an agreed upon percentage of the residue gas and NGL volumes to the producer and sells the volumes it keeps to third parties at market prices. Under these arrangements, ETP’s revenues and gross margins decline when natural gas prices and NGL prices decrease. Accordingly, a decrease in the price of natural gas or NGLs could have an adverse effect on ETP’s results of operations. Under keep-whole arrangements, ETP generally sells the NGLs produced from its gathering and processing operations to third parties at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the British thermal unit, or Btu, content of the natural gas, ETP must either purchase natural gas at market prices for return to producers or make a cash payment to producers equal to the value of this natural gas. Under these arrangements, ETP’s revenues and gross margins decrease when the price of natural gas increases relative to the price of NGLs if ETP is not able to bypass its processing plants and sell the unprocessed natural gas. Under processing fee agreements, ETP processes the gas for a fee. If recoveries are less than those guaranteed the producer, ETP may suffer a loss by having to supply liquids or its cash equivalent to keep the producer whole with regard to contractual recoveries.

In the past, the prices of natural gas and NGLs have been extremely volatile, and ETP expects this volatility to continue. For example, during ETP’s year ended December 31, 2008, the NYMEX settlement price for the prompt month contract ranged from a high of $13.11 per million Btu, or MMBtu, to a low of $6.47 per MMBtu. A composite of the Mt. Belvieu average NGLs price based upon ETP’s average NGLs composition during ETP’s year ended December 31, 2008 ranged from a high of approximately $1.96 per gallon to a low of approximately $0.66 per gallon.

ETP’s Oasis pipeline, East Texas pipeline, ET Fuel System and HPL System receive fees for transporting natural gas for their customers. Although a significant amount of the pipeline capacity of the East Texas pipeline and various pipeline segments of the ET Fuel System is committed under long-term fee-based contracts, the remaining capacity of ETP’s transportation pipelines is subject to fluctuation in demand based on, among other factors, the markets and prices for natural gas and NGLs, which factors may result in decisions by natural gas producers to reduce production of natural gas during periods of lower prices for natural gas and NGLs or may result in decisions by end-users of natural gas and NGLs to reduce consumption of these fuels during periods of higher prices for these fuels. ETP’s fuel retention fees are also directly impacted by changes in natural gas prices. Increases in natural gas prices tend to increase ETP’s fuel retention fees, and decreases in natural gas prices tend to decrease its fuel retention fees.

The markets and prices for natural gas and NGLs depend upon factors beyond ETP’s control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions, and other factors, including:

•	the impact of weather on the demand for oil and natural gas;

•	the level of domestic oil and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the availability of local, intrastate and interstate transportation systems;

•	the price, availability and marketing of competitive fuels;

•	the demand for electricity;

•	the impact of energy conservation efforts; and

•	the extent of governmental regulation and taxation.

The use of derivative financial instruments could result in material financial losses by ETP.

From time to time, ETP has sought to limit a portion of the adverse effects resulting from changes in natural gas and other commodity prices and interest rates by using derivative financial instruments and other risk management mechanisms. To the extent that ETP hedges its commodity price and interest rate exposures, it foregoes the benefits it would otherwise experience if commodity prices or interest rates were to change in ETP’s favor. In addition, even though monitored by management, ETP’s derivatives activities can result in losses. Such losses could occur under various circumstances, including if a counterparty does not perform its obligations under the derivative arrangement, the hedge is imperfect, commodity prices move unfavorably related to ETP’s physical or financial positions, or hedging policies and procedures are not followed.

ETP’s success depends upon its ability to continually contract for new sources of natural gas supply.

In order to maintain or increase throughput levels on ETP’s gathering and transportation pipeline systems and asset utilization rates at its treating and processing plants, ETP must continually contract for new natural gas supplies and natural gas transportation services. ETP may not be able to obtain additional contracts for natural gas supplies for its natural gas gathering systems, and it may be unable to maintain or increase the levels of natural gas throughput on its transportation pipelines. The primary factors affecting ETP’s ability to connect new supplies of natural gas to its gathering systems include its success in contracting for existing natural gas supplies that are not committed to other systems and the level of drilling activity and production of natural gas near ETP’s gathering systems or in areas that provide access to its transportation pipelines or markets to which its systems connect. The primary factors affecting ETP’s ability to attract customers to its transportation pipelines consist of its access to other natural gas pipelines, natural gas markets, natural gas-fired power plants and other industrial end-users and the level of drilling and production of natural gas in areas connected to these pipelines and systems.

Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity and production generally decrease as oil and natural gas prices decrease. ETP has no control over the level of drilling activity in its areas of operation, the amount of reserves underlying the wells and the rate at which production from a well will decline, sometimes referred to as the “decline rate.” In addition, ETP has no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital.

A substantial portion of ETP’s assets, including its gathering systems and its processing and treating plants, are connected to natural gas reserves and wells for which the production will naturally decline over time. Accordingly, ETP’s cash flows will also decline unless it is able to access new supplies of natural gas by connecting additional production to these systems.

ETP’s transportation pipelines are also dependent upon natural gas production in areas served by its pipelines or in areas served by other gathering systems or transportation pipelines that connect with its transportation pipelines. A material decrease in natural gas production in ETP’s areas of operation or in other areas that are connected to ETP’s areas of operation by third-party gathering systems or pipelines, as a result of depressed commodity prices or otherwise, would result in a decline in the volume of natural gas ETP handles, which would reduce ETP’s revenues and operating income. In addition, ETP’s future growth will depend, in part, upon whether it can contract for additional supplies at a greater rate than the natural decline rate in ETP’s currently connected supplies.

Transwestern Pipeline Company, LLC, or Transwestern, derives a significant portion of its revenue from charging its customers for reservation of capacity, which Transwestern receives regardless of whether these customers actually use the reserved capacity. Transwestern also generates revenue from transportation of natural gas for customers without reserved capacity. As the reserves available through the supply basins connected to Transwestern’s systems naturally decline, a decrease in development or production activity could cause a decrease in the volume of natural gas available for transmission or a decrease in demand for natural gas transportation on the Transwestern system over the long run. Investments by third parties in the development of new natural gas reserves connected to Transwestern’s facilities depend on many factors beyond Transwestern’s control.

The volumes of natural gas ETP transports on its intrastate transportation pipelines may be reduced in the event that the prices at which natural gas is purchased and sold at the Waha Hub, the Katy Hub, the Carthage Hub and the Houston Ship Channel Hub, the four major natural gas trading hubs served by ETP’s pipelines, become unfavorable in relation to prices for natural gas at other natural gas trading hubs or in other markets as customers may elect to transport their natural gas to these other hubs or markets using pipelines other than those ETP operates.

ETP may not be able to fully execute its growth strategy if it encounters increased competition for qualified assets.

ETP’s strategy contemplates growth through the development and acquisition of a wide range of midstream, transportation, storage, propane and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance its ability to compete effectively and diversify its asset portfolio, thereby providing more stable cash flow. ETP regularly considers and enters into discussions regarding, and is currently contemplating, the acquisition of additional assets and businesses, stand-alone development projects or other transactions that ETP believes will present opportunities to realize synergies and increase its cash flow.

Consistent with ETP’s acquisition strategy, management is continuously engaged in discussions with potential sellers regarding the possible acquisition of additional assets or businesses. Such acquisition efforts may involve ETP management’s participation in processes that involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which ETP believes it is the only party or one of a very limited number of potential buyers in negotiations with the potential seller. We cannot assure you that ETP’s current or future acquisition efforts will be successful or that any such acquisition will be completed on terms considered favorable to ETP.

In addition, ETP is experiencing increased competition for the assets it purchases or contemplates purchasing. Increased competition for a limited pool of assets could result in ETP losing to other bidders more often or acquiring assets at higher prices, both of which would limit ETP’s ability to fully execute its growth strategy. Inability to execute its growth strategy may materially adversely impact ETP’s results of operations.

If ETP does not make acquisitions on economically acceptable terms, its future growth could be limited.

ETP’s results of operations and its ability to grow and to increase distributions to unitholders will depend in part on its ability to make acquisitions that are accretive to ETP’s distributable cash flow per unit.

ETP may be unable to make accretive acquisitions for any of the following reasons, among others:

•	because ETP is unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	because ETP is unable to raise financing for such acquisitions on economically acceptable terms; or

•	because ETP is outbid by competitors, some of which are substantially larger than ETP and have greater financial resources and lower costs of capital then it does.

Furthermore, even if ETP consummates acquisitions that it believes will be accretive, those acquisitions may in fact adversely affect its results of operations or result in a decrease in distributable cash flow per unit. Any acquisition involves potential risks, including the risk that ETP may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

•	significantly increase its interest expense or financial leverage if ETP incurs additional debt to finance acquisitions;

•	encounter difficulties operating in new geographic areas or new lines of business;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or assets acquired for which ETP is not indemnified or for which the indemnity is inadequate;

•	be unable to hire, train or retrain qualified personnel to manage and operate its growing business and assets;

•	less effectively manage its historical assets, due to the diversion of ETP management’s attention from other business concerns; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

If ETP consummates future acquisitions, its capitalization and results of operations may change significantly. As ETP determines the application of its funds and other resources, you will not have an opportunity to evaluate the economics, financial and other relevant information that ETP will consider.

If ETP does not continue to construct new pipelines, its future growth could be limited.

During the past several years, ETP has constructed several new pipelines, and ETP is currently involved in constructing additional pipelines. ETP’s results of operations and its ability to grow and to increase distributable cash flow per unit will depend, in part, on its ability to construct pipelines that are accretive to ETP’s distributable cash flow. ETP may be unable to construct pipelines that are accretive to distributable cash flow for any of the following reasons, among others:

•	ETP is unable to identify pipeline construction opportunities with favorable projected financial returns;

•	ETP is unable to raise financing for its identified pipeline construction opportunities; or

•	ETP is unable to secure sufficient natural gas transportation commitments from potential customers due to competition from other pipeline construction projects or for other reasons.

Furthermore, even if ETP constructs a pipeline that it believes will be accretive, the pipeline may in fact adversely affect its results of operations or results from those projected prior to commencement of construction and other factors.

Expanding ETP’s business by constructing new pipelines and treating and processing facilities subjects it to risks.

One of the ways that ETP has grown its business is through the construction of additions to its existing gathering, compression, treating, processing and transportation systems. The construction of a new pipeline or the expansion of an existing pipeline, by adding additional compression capabilities or by adding a second pipeline along an existing pipeline, and the construction of new processing or treating facilities, involve numerous regulatory, environmental, political and legal uncertainties beyond ETP’s control and require the expenditure of significant amounts of capital that ETP will be required to finance through borrowings, the issuance of additional equity or from operating cash flow. If ETP undertakes these projects, they may not be completed on schedule or at all or at the budgeted cost. ETP currently has several major expansion and new build projects planned or underway, including the Fayetteville Express pipeline and the Tiger pipeline. A variety of factors outside ETP’s control, such as weather, natural disasters and difficulties in obtaining permits and rights-of-way or other regulatory approvals, as well as the performance by third-party contractors has resulted in, and may continue to result in, increased costs or delays in construction. Cost overruns or delays in completing a project could have a material adverse effect on ETP’s results of operations and cash flows. Moreover, ETP’s revenues may not increase immediately following the completion of particular projects. For instance, if ETP builds a new pipeline, the construction will occur over an extended period of time, but ETP may not materially increase its revenues until long after the project’s completion. In addition, the success of a pipeline construction project will likely depend upon the level of natural gas exploration and development drilling activity and the demand for pipeline transportation in the areas proposed to be serviced by the project as well as ETP’s ability to obtain commitments from producers in this area to utilize the newly constructed pipelines. In this regard, ETP may construct facilities to capture anticipated future growth in natural gas production in a region in which such growth does not materialize. As a result, new facilities may be unable to attract enough throughput or contracted capacity reservation commitments to achieve ETP’s expected investment return, which could adversely affect its results of operations and financial condition.

ETP depends on certain key producers for its supply of natural gas on the Southeast Texas System and North Texas System, and the loss of any of these key producers could adversely affect its financial results.

For ETP’s year ended December 31, 2008, XTO Energy Inc., EnCana Oil and Gas (USA), Inc., Sandridge Energy Inc. and ConocoPhillips Company supplied ETP with approximately 75% of the Southeast Texas System’s natural gas supply. For ETP’s year ended December 31, 2008, XTO Energy Inc., Chesapeake Energy Marketing, Inc., EnCana Oil and Gas (USA), Inc. and EOG Resources, Inc. supplied ETP with approximately 75% of the North Texas System’s natural gas supply. ETP is not the only option available to these producers for disposition of the natural gas they produce. To the extent that these and other producers may reduce the volumes of natural gas that they supply ETP, ETP would be adversely affected unless it was able to acquire comparable supplies of natural gas from other producers.

ETP depends on key customers to transport natural gas through its pipelines.

ETP has nine- and ten-year fee-based transportation contracts with XTO Energy, Inc., or XTO, that terminate in 2013 and 2017, respectively, pursuant to which XTO has committed to transport certain minimum volumes of natural gas on pipelines in ETP’s ET Fuel System. ETP also has an eight-year fee-based transportation contract with TXU Portfolio Management Company, L.P., a subsidiary of TXU Corp., which is referred to as TXU Shipper, to transport natural gas on the ET Fuel System to TXU’s electric generating power plants. ETP has also entered into two eight-year natural gas storage contracts that terminate in 2012 with TXU Shipper to store natural gas at the two natural gas storage facilities that are part of the ET Fuel System. Each of the contracts with TXU Shipper may be extended by TXU Shipper for two additional five-year terms. The failure of XTO or TXU Shipper to fulfill their contractual obligations under these contracts could have a material adverse effect on ETP’s and our cash flow and results of operations if ETP was not able to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

The major shippers on ETP’s intrastate transportation pipelines include XTO, EOG Resources, Inc., Chesapeake Energy Marketing, Inc., EnCana Marketing (USA), Inc. and Quicksilver Resources, Inc. These shippers have long-term contracts that have remaining terms of up to fifteen years. The failure of these shippers to fulfill their contractual obligations could have a material adverse effect on ETP’s and our cash flow and results of operations if ETP was not able to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

With respect to ETP’s interstate transportation operations, Midcontinent Express Pipeline, LLC, or MEP, has secured predominantly 10-year firm transportation contracts from a small number of major shippers for all of the initial 1.5 Bcf/d of capacity on the Midcontinent Express pipeline. MEP has also secured firm transportation commitments for an additional 0.3 Bcf/d of capacity on the Midcontinent Express pipeline, which expansion is subject to regulatory approval. Fayetteville Express Pipeline, LLC, or FEP, has secured a binding 10-year commitment for approximately 1.85 Bcf/d of firm transportation service on the 2.0 Bcf/d Fayetteville Express pipeline project. In connection with ETP’s Tiger pipeline project, ETP has entered into agreements with multiple shippers that provide for 10- and 15-year commitments for firm transportation capacity of all of the total initial capacity of at least 2.0 Bcf/d. The failure of these key shippers to fulfill their contractual obligations could have a material adverse effect on ETP’s and our cash flow and results of operations if ETP were not able to replace these customers under arrangements that provide similar economic benefits as these existing contracts.

Federal, state or local regulatory measures could adversely affect the business and operations of ETP’s midstream and intrastate assets.

ETP’s midstream and intrastate transportation and storage operations are generally exempt from FERC regulation under the NGA, but FERC regulation still significantly affects its business and the market for its products. The rates, terms and conditions of some of the transportation and storage services ETP provides on the HPL System, the East Texas pipeline, the Oasis pipeline and the ET Fuel System are subject to FERC regulation under Section 311 of the Natural Gas Policy Act, or NGPA. Under Section 311, rates charged for transportation and storage must be fair and equitable amounts. Amounts collected in excess of fair and equitable rates are subject to refund with interest, and the terms and conditions of service, set forth in the pipeline’s statement of operating conditions, are subject to FERC review and approval. Should FERC determine not to authorize rates equal to or greater than its currently approved rates ETP may suffer a loss of revenue. Failure to observe the service limitations applicable to storage and transportation service under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC-approved statement of operating conditions could result in an alteration of jurisdictional status and/or the imposition of administrative, civil and criminal penalties.

FERC has adopted new market-monitoring and annual and quarterly reporting regulations, which regulations are applicable to many intrastate pipelines as well as other entities that are otherwise not subject to FERC’s NGA jurisdiction, such as natural gas marketers. These regulations are intended to increase the transparency of wholesale energy markets, to protect the integrity of such markets, and to improve FERC’s ability to assess market forces and detect market manipulation. These regulations may result in administrative burdens and additional compliance costs for ETP.

ETP holds transportation contracts with interstate pipelines that are subject to FERC regulation. As a shipper on an interstate pipeline, ETP is subject to FERC requirements related to use of the interstate capacity. Any failure on ETP’s part to comply with the FERC’s regulations or orders could result in the imposition of administrative, civil and criminal penalties.

ETP’s intrastate transportation and storage operations are subject to state regulation in Texas, New Mexico, Arizona, Louisiana, Utah and Colorado, the states in which ETP operates these types of natural gas facilities. ETP’s intrastate transportation operations located in Texas are subject to regulation as common purchasers and as gas utilities by the Texas Railroad Commission, or TRRC. The TRRC’s jurisdiction extends to both rates and pipeline safety. The rates ETP charges for transportation and storage services are deemed just and reasonable under Texas law unless challenged in a complaint. Should a complaint be filed or should regulation become more active, ETP’s business may be adversely affected.

ETP’s midstream and intrastate transportation operations are also subject to ratable take and common purchaser statutes in Texas, New Mexico, Arizona, Louisiana, Utah and Colorado. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes have the effect of restricting ETP’s rights as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states, and some of the states in which ETP operates have adopted complaint-based or other limited economic regulation of natural gas gathering activities. States in which ETP operates that have adopted some form of complaint-based regulation, like Texas, generally allow natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering rates and access. Other state and local regulations also affect ETP’s business.

ETP’s storage facilities are also subject to the jurisdiction of the TRRC. Generally, the TRRC has jurisdiction over all underground storage of natural gas in Texas, unless the facility is part of an interstate gas pipeline facility. Because the natural gas storage facilities of the ET Fuel System and HPL System are only connected to intrastate gas pipelines, they fall within the TRRC’s jurisdiction and must be operated pursuant to TRRC permit. Certain changes in ownership or operation of TRRC-jurisdictional storage facilities, such as facility expansions and increases in the maximum operating pressure, must be approved by the TRRC through an amendment to the facility’s existing permit. In addition, the TRRC must approve transfers of the permits. Texas laws and regulations also require all natural gas storage facilities to be operated to prevent waste, the uncontrolled escape of gas, pollution and danger to life or property. Accordingly, the TRRC requires natural gas storage facilities to implement certain safety, monitoring, reporting and record-keeping measures. Violations of the terms and provisions of a TRRC permit or a TRRC order or regulation can result in the modification, cancellation or suspension of an operating permit and/or civil penalties, injunctive relief, or both.

The states in which ETP conducts operations administer federal pipeline safety standards under the Pipeline Safety Act of 1968, or the Pipeline Safety Act, which requires certain pipeline companies to comply with safety standards in constructing and operating the pipelines, and subjects pipelines to regular inspections. Some of ETP’s gathering facilities are exempt from the requirements of the Pipeline Safety Act. In respect to recent pipeline accidents in other parts of the country, Congress and the Department of Transportation have passed or are considering heightened pipeline safety requirements. Failure to comply with applicable laws and regulations could result in the imposition of administrative, civil and criminal remedies.

ETP’s interstate pipelines are subject to laws, regulations and policies governing the rates they are allowed to charge for their services.

Laws, regulations and policies governing interstate natural gas pipeline rates could affect the ability of ETP’s interstate pipelines to establish rates, to charge rates that would cover future increases in its costs, or to continue to collect rates that cover current costs. NGA-jurisdictional natural gas companies must charge rates that are deemed just and reasonable by FERC. The rates charged by natural gas companies are generally required to be on file with FERC in FERC-approved tariffs. Pursuant to the NGA, existing tariff rates may be challenged by complaint and rate increases proposed by the natural gas company may be challenged by protest. ETP also may be limited by the terms of negotiated rate agreements from seeking future rate increases, or constrained by competitive factors from charging its FERC-approved maximum just and reasonable rates. Further, rates must, for the most part, be cost-based and FERC may, on a prospective basis, order refunds of amounts collected under rates that have been found by FERC to be in excess of a just and reasonable level.

Transwestern filed a general rate case in September 2006. The rates in this proceeding were settled and are final and no longer subject to refund. Transwestern is not required to file a new general rate case until

October 2011. However, shippers (other than shippers that have agreed, as parties to the Stipulation and Agreement, not to challenge Transwestern’s tariff rates through the remaining term of the settlement) may challenge the lawfulness of tariff rates that have become final and effective. FERC may also investigate such rates absent shipper complaint.

Most of the rates to be paid by the initial shippers on the Midcontinent Express pipeline are established pursuant to long-term, negotiated rate transportation agreements. Other prospective shippers on Midcontinent Express pipeline that elect not to pay a negotiated rate for service may opt instead to pay a cost-based recourse rate established by FERC as part of Midcontinent Express pipeline’s certificate of public convenience and necessity. Negotiated rate agreements generally provide a degree of certainty to the pipeline and shipper as to a fixed rate during the term of the relevant transportation agreement, but such agreements can limit the pipeline’s future ability to collect costs associated with construction and operation of the pipeline that might be higher than anticipated at the time the negotiated rate agreement was entered. FERC applications for authorization to construct, own and operate the Fayetteville Express pipeline and the Tiger pipeline were filed on June 15, 2009 and August 31, 2009, respectively. On December 17, 2009, the FERC issued an order granting authorization to construct, own and operated the Fayetteville Express pipeline, subject to certain conditions. While FEP has accepted the FERC’s certificate authorization, this order is subject to possible rehearing and judicial review. FERC has not yet determined whether the Tiger pipeline should be granted the requested authority. ETP cannot predict if, or when and with what conditions, FERC authorization for the Tiger pipeline will be granted.

Any successful challenge to the rates of ETP’s interstate natural gas companies, whether brought by complaint, protest or investigation, could reduce its revenues associated with providing transportation services on a prospective basis. We and ETP cannot assure you that ETP’s interstate pipelines will be able to recover all of their costs through existing or future rates.

The ability of interstate pipelines held in tax-pass-through entities, like ETP, to include an allowance for income taxes in their regulated rates has been subject to extensive litigation before FERC and the courts, and the FERC’s current policy is subject to future refinement or change.

The ability of interstate pipelines held in tax-pass-through entities, like ETP, to include an allowance for income taxes as a cost-of-service element in their regulated rates has been subject to extensive litigation before FERC and the courts for a number of years. It is currently FERC’s policy to permit pipelines to include in cost-of-service a tax allowance to reflect actual or potential income tax liability on their public utility income attributable to all partnership or limited liability company interests, if the ultimate owner of the interest has an actual or potential income tax liability on such income. Whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. Under the FERC’s policy, ETP thus remains eligible to include an income tax allowance in the tariff rates its interstate pipelines charge for interstate natural gas transportation. The application of that policy remains subject to future refinement or change by FERC. With regard to rates charged and collected by Transwestern, the allowance for income taxes as a cost-of-service element in ETP’s tariff rates is generally not subject to challenge prior to the expiration of its settlement agreement in 2011.

The interstate pipelines are subject to laws, regulations and policies governing terms and conditions of service, which could adversely affect their business and operations.

In addition to rate oversight, FERC’s regulatory authority extends to many other aspects of the business and operations of ETP’s interstate pipelines, including:

•	operating terms and conditions of service;

•	the types of services interstate pipelines may offer their customers;

•	construction of new facilities;

•	acquisition, extension or abandonment of services or facilities;

•	reporting and information posting requirements;

•	accounts and records; and

•	relationships with affiliated companies involved in all aspects of the natural gas and energy businesses.

Compliance with these requirements can be costly and burdensome. Future changes to laws, regulations and policies in these areas may impair the ability of ETP’s interstate pipelines to compete for business, may impair their ability to recover costs, or may increase the cost and burden of operation.

ETP must on occasion rely upon rulings by FERC or other governmental authorities to carry out certain of its business plans. For example, in order to carry out its plan to construct the Fayetteville Express and Tiger pipelines ETP must, among other things, file and support before FERC NGA Section 7(c) applications for certificates of public convenience and necessity to build, own and operate such facilities. Although the FERC has authorized the construction and operation of the Fayetteville Express pipeline, subject to certain conditions, this order is subject to possible rehearing and judicial review. Thus, we and ETP cannot guarantee that FERC will authorize construction and operation of the Tiger pipeline. Moreover, there is no guarantee that, if granted, certificate authority for the Tiger pipeline will be granted in a timely manner or will be free from potentially burdensome conditions. Similarly, ETP was required to obtain from FERC a certificate of public convenience and necessity to build, own and operate the Midcontinent Express pipeline. In addition, MEP subsequently amended its request to expand the capacity of its pipeline. FERC has granted MEP certificate authority for this expansion project.

Failure to comply with all applicable FERC-administered statutes, rules, regulations and orders, could bring substantial penalties and fines. Under the Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1.0 million per day for each violation. FERC possesses similar authority under the NGPA.

Finally, neither we nor ETP can give any assurance regarding the likely future regulations under which ETP will operate its interstate pipelines or the effect such regulation could have on its business, financial condition, and results of operations.

ETP’s business involves hazardous substances and may be adversely affected by environmental regulation.

ETP’s natural gas as well as its propane operations are subject to stringent federal, state, and local environmental laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of permits for ETP’s operations, result in capital expenditures to manage, limit, or prevent emissions, discharges, or releases of various materials from ETP’s pipelines, plants, and facilities, and impose substantial liabilities for pollution resulting from ETP’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, have the power to enforce compliance with these laws and regulations and the permits issued under them and frequently mandate difficult and costly remediation measures and other actions. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial obligations, and the issuance of injunctive relief.

ETP may incur substantial environmental costs and liabilities because of the underlying risk inherent to its operations. Environmental laws provide for joint and several strict liability for cleanup costs incurred to address discharges or releases of petroleum hydrocarbons or wastes on, under, or from ETP’s properties and facilities, many of which have been used for industrial activities for a number of years, even if such discharges were caused by ETP’s predecessors. Private parties, including the owners of properties through which ETP’s gathering systems pass or facilities where its petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. The total accrued future estimated cost of remediation activities relating to ETP’s Transwestern pipeline operations is approximately $8.7 million, and such activities are expected to continue through 2018.

Changes in environmental laws and regulations occur frequently, and changes that result in significantly more stringent and costly waste handling, emission standards, or storage, transport, disposal or remediation requirements could have a material adverse effect on ETP’s operations or financial position. For example, the EPA in 2008 lowered the federal ozone standard from 0.08 parts per million to 0.075 parts per million, which will require the environmental agencies in states with areas that do not currently meet this standard to adopt new rules to further reduce NOx and other ozone precursor emissions. ETP has previously been able to satisfy the more stringent NOx emission reduction requirements that affect its compressor units in ozone non-attainment areas at reasonable cost, but there is no guarantee that the changes ETP may have to make in the future to meet the new ozone standard or other evolving standards will not require it to incur costs that could be material to its operations.

In response to scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to the warming of the Earth’s atmosphere and other changes to the global climate, on June 26, 2009, the U.S. House of Representatives passed the “American Clean Energy and Security Act of 2009,” or “ACESA.” ACESA would establish an economy-wide “cap-and-trade” program to reduce domestic emissions of greenhouse gases by 17% from 2005 levels by 2020 and just over 80% by 2050. Under this legislation, EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions, including producers of NGLs (that is, gas processing plants), local natural gas distribution companies and certain industrial facilities, so that such sources could continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to escalate significantly over time. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions, and the Senate bill contains many of the same elements as ACESA. Although it is not possible at this time to predict when the Senate might pass its own climate change legislation or how any bill passed by the Senate would ultimately be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require ETP to incur increased operating costs and could adversely affect demand for the natural gas and NGL products and services ETP provides.

In addition, more than one-third of the states, either individually or through multi-state regional initiatives, already have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through regional greenhouse gas cap and trade programs. These cap and trade programs require major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries or gas processing plants, to hold emission allowances for the amounts of greenhouse gases that they emit or would be produced as a result of the combustion of the fuels they produce. Regulated entities with insufficient allowances are required to acquire enough emission allowances from other allowances to make up for any deficits. While the details of many of these regional programs are still being worked out and while any federal legislation that is passed would be expected to preempt the state or regional greenhouse gas regulatory programs to some extent, ETP could be required to purchase allowances under these regional programs, either for greenhouse gas emissions resulting from ETP’s operations (e.g., compressor stations) or from the combustion of fuels (e.g., natural gas) that ETP processes.

Also, as a result of the United States Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, EPA was required to determine whether greenhouse gas emissions from mobile sources such as cars and trucks posed an endangerment to human health and the environment. On December 7, 2009, the EPA announced its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In late September 2009, the EPA proposed two sets of regulations in anticipation of finalizing its endangerment finding: one to reduce emissions of greenhouse gases from motor vehicles and the other to control emissions of greenhouse gases from stationary sources. Although the motor vehicle rules are expected to be adopted in March 2010, it may take the EPA several years to impose regulations limiting emissions of greenhouse gases from stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting by March

2011 of calendar year 2010 greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, including natural gas liquids fractionators and local natural gas distribution companies. As with the regional greenhouse gas regulatory programs, any federal greenhouse gas legislation is expected to prevent the EPA from regulating greenhouse gases under existing Clean Air Act regulatory programs to some extent, but if Congress fails to pass greenhouse gas legislation, the EPA is expected to continue its announced regulatory actions. Any limitation on emissions of greenhouse gases from ETP’s equipment and operations could require ETP to incur significant costs to reduce emissions of greenhouse gases associated with ETP’s operations or acquire allowances at the prevailing rates in the marketplace.

Any reduction in the capacity of, or the allocations to, ETP’s shippers in interconnecting, third-party pipelines could cause a reduction of volumes transported in ETP’s pipelines, which would adversely affect ETP’s revenues and cash flow.

Users of ETP’s pipelines are dependent upon connections to and from third-party pipelines to receive and deliver natural gas and NGLs. Any reduction in the capacities of these interconnecting pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes being transported in ETP’s pipelines. Similarly, if additional shippers begin transporting volumes of natural gas and NGLs over interconnecting pipelines, the allocations to existing shippers in these pipelines would be reduced, which could also reduce volumes transported in ETP’s pipelines. Any reduction in volumes transported in ETP’s pipelines would adversely affect its revenues and cash flow.

ETP encounters competition from other midstream, transportation and storage companies and propane companies.

ETP experiences competition in all of its markets. ETP’s principal areas of competition include obtaining natural gas supplies for the Southeast Texas System, North Texas System and HPL System and natural gas transportation customers for its transportation pipeline systems. ETP’s competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport, store and market natural gas. The Southeast Texas System competes with natural gas gathering and processing systems owned by DCP Midstream, LLC.

The North Texas System competes with Crosstex North Texas Gathering, LP and Devon Gas Services, LP for gathering and processing. The East Texas pipeline competes with other natural gas transportation pipelines that serve the Bossier Sands area in east Texas and the Barnett Shale region in north Texas. The ET Fuel System and the Oasis pipeline compete with a number of other natural gas pipelines, including interstate and intrastate pipelines that link the Waha Hub. The ET Fuel System competes with other natural gas transportation pipelines serving the Dallas/Ft. Worth area and other pipelines that serve the east central Texas and south Texas markets. Pipelines that ETP competes with in these areas include those owned by Atmos Energy Corporation, Enterprise Products Partners, L.P., and Enbridge, Inc. Some of ETP’s competitors may have greater financial resources and access to larger natural gas supplies than it does.

The acquisitions of the HPL System and the Transwestern pipeline increased the number of interstate pipelines and natural gas markets to which ETP has access and expanded its principal areas of competition to areas such as southeast Texas and the Texas Gulf Coast. As a result of ETP’s expanded market presence and diversification, ETP faces additional competitors, such as major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport, store and market natural gas, that may have greater financial resources and access to larger natural gas supplies than ETP does.

The Transwestern pipeline and the Midcontinent Express pipeline compete with, and upon completion the Fayetteville Express pipeline will compete with, other interstate and intrastate pipeline companies in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service and the flexibility and reliability of service. Natural gas competes with other forms of energy available to ETP’s customers and end-users, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability or price of natural gas and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, the capability to convert to alternate fuels and other factors, including weather and natural gas storage levels, affect the levels of natural gas transportation volumes in the areas served by ETP’s pipelines.

ETP’s propane business competes with a number of large national and regional propane companies and several thousand small independent propane companies. Because of the relatively low barriers to entry into the retail propane market, there is potential for small independent propane retailers, as well as other companies that may not currently be engaged in retail propane distribution, to compete with ETP’s retail outlets. As a result, ETP is always subject to the risk of additional competition in the future. Generally, warmer-than-normal weather further intensifies competition. Most of ETP’s retail propane branch locations compete with several other marketers or distributors in their service areas. The principal factors influencing competition with other retail propane marketers are:

•	price;

•	reliability and quality of service;

•	responsiveness to customer needs;

•	safety concerns;

•	long-standing customer relationships;

•	the inconvenience of switching tanks and suppliers; and

•	the lack of growth in the industry.

The inability to continue to access tribal lands could adversely affect Transwestern’s ability to operate its pipeline system and the inability to recover the cost of right-of-way grants on tribal lands could adversely affect its financial results.

Transwestern’s ability to operate its pipeline system on certain lands held in trust by the United States for the benefit of a Native American tribe, which we refer to as tribal lands, will depend on its success in maintaining existing rights-of-way and obtaining new rights-of-way on those tribal lands. Securing additional rights-of-way is also critical to Transwestern’s ability to pursue expansion projects. We cannot provide any assurance that Transwestern will be able to acquire new rights-of-way on tribal lands or maintain access to existing rights-of-way upon the expiration of the current grants. ETP’s financial position could be adversely affected if the costs of new or extended right-of-way grants cannot be recovered in rates.

ETP may be unable to bypass the processing plants, which could expose it to the risk of unfavorable processing margins.

Because of ETP’s ownership of the Oasis pipeline and ET Fuel System, it can generally elect to bypass ETP’s processing plants when processing margins are unfavorable and instead deliver pipeline-quality gas by blending rich gas from the gathering systems with lean gas transported on the Oasis pipeline and ET Fuel System. In some circumstances, such as when ETP does not have a sufficient amount of lean gas to blend with the volume of rich gas that it receives at the processing plant, ETP may have to process the rich gas. If ETP has to process gas when processing margins are unfavorable, its results of operations will be adversely affected.

ETP may be unable to retain existing customers or secure new customers, which would reduce its revenues and limit its future profitability.

The renewal or replacement of existing contracts with ETP’s customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond its control, including competition from other pipelines, and the price of, and demand for, natural gas in the markets ETP serves.

For ETP’s year ended December 31, 2008, approximately 27.3% of its sales of natural gas were to industrial end-users and utilities. As a consequence of the increase in competition in the industry and volatility of natural gas prices, end-users and utilities are increasingly reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternate fuels in response to relative price fluctuations in the market. Because there are many companies of greatly varying size and financial capacity that compete with ETP in the marketing of natural gas, ETP often competes in the end-user and utilities markets primarily on the basis of price. The inability of ETP’s management to renew or replace its current contracts as they expire and to respond appropriately to changing market conditions could have a negative effect on ETP’s profitability.

ETP’s storage business depends on neighboring pipelines to transport natural gas.

To obtain natural gas, ETP’s storage business depends on the pipelines to which they have access. Many of these pipelines are owned by parties not affiliated with ETP. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on ETP’s ability, and the ability of its customers, to transport natural gas to and from its facilities and a corresponding material adverse effect on ETP’s storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from ETP’s facilities affect the utilization and value of its storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on ETP’s storage revenues.

ETP’s pipeline integrity program may cause it to incur significant costs and liabilities.

ETP’s operations are subject to regulation by the U.S Department of Transportation, or DOT, under the Pipeline Hazardous Materials Safety Administration, or PHMSA, pursuant to which the PHMSA has established regulations relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Through September 30, 2009, a total of $47.9 million of capital costs and $25.7 million of operating and maintenance costs have been incurred for pipeline integrity testing, including $24.6 million of capital costs and $12.6 million of operating and maintenance costs during the first nine months of 2009. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause ETP to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

Since weather conditions may adversely affect demand for propane, ETP’s financial conditions may be vulnerable to warm winters.

Weather conditions have a significant impact on the demand for propane for heating purposes because the majority of ETP’s customers rely heavily on propane as a heating fuel. Typically, ETP sells approximately two-thirds of its retail propane volume during the peak-heating season of October through March. ETP’s results of operations can be adversely affected by warmer winter weather, which results in lower sales volumes. In addition, to the extent that warm weather or other factors adversely affect ETP’s operating and financial results, ETP’s access to capital and its acquisition activities may be limited. Variations in weather in one or more of the regions where ETP operates can significantly affect the total volume of propane that ETP sells and the profits realized on these sales. Agricultural demand for propane may also be affected by weather, including unseasonably cold or hot periods or dry weather conditions that impact agricultural operations.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail ETP’s operations and otherwise materially adversely affect its cash flow.

Some of ETP’s operations involve risks of personal injury, property damage and environmental damage, which could curtail its operations and otherwise materially adversely affect its cash flow. For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. Virtually all of

ETP’s operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes.

If one or more facilities that are owned by ETP or that deliver natural gas or other products to ETP are damaged by severe weather or any other disaster, accident, catastrophe or event, ETP’s operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply ETP’s facilities or other stoppages arising from factors beyond its control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Any event that interrupts the revenues generated by ETP’s operations, or which causes it to make significant expenditures not covered by insurance, could reduce ETP’s cash available for paying distributions to its unitholders, including us.

As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. As a result, ETP may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. If ETP were to incur a significant liability for which it was not fully insured, it could have a material adverse effect on ETP’s financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

Terrorist attacks aimed at ETP’s facilities could adversely affect its business, results of operations, cash flows and financial condition.

Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including the nation’s pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on ETP’s facilities or pipelines or those of its customers could have a material adverse effect on ETP’s business.

Sudden and sharp propane price increases that cannot be passed on to customers may adversely affect ETP’s profit margins.

The propane industry is a “margin-based” business in which gross profits depend on the excess of sales prices over supply costs. As a result, ETP’s profitability is sensitive to changes in energy prices, and in particular, changes in wholesale prices of propane. When there are sudden and sharp increases in the wholesale cost of propane, ETP may be unable to pass on these increases to its customers through retail or wholesale prices. Propane is a commodity and the price ETP pays for it can fluctuate significantly in response to changes in supply or other market conditions over which ETP has no control. In addition, the timing of cost pass-throughs can significantly affect margins. Sudden and extended wholesale price increases could reduce ETP’s gross profits and could, if continued over an extended period of time, reduce demand by encouraging ETP’s retail customers to conserve their propane usage or convert to alternative energy sources.

ETP’s results of operations could be negatively impacted by price and inventory risk related to its propane business and management of these risks.

ETP generally attempts to minimize its cost and inventory risk related to its propane business by purchasing propane on a short-term basis under supply contracts that typically have a one-year term and at a cost that fluctuates based on the prevailing market prices at major delivery points. In order to help ensure adequate supply sources are available during periods of high demand, ETP may purchase large volumes of propane during periods of low demand or low price, which generally occur during the summer months, for storage in its facilities, at major storage facilities owned by third parties or for future delivery. This strategy may not be effective in limiting ETP’s cost and inventory risks if, for example, market, weather or other conditions prevent or allocate the delivery of physical product during periods of peak demand. If the market price falls below the cost at which ETP made such purchases, it could adversely affect its profits.

Some of ETP’s propane sales are pursuant to commitments at fixed prices. To mitigate the price risk related to ETP’s anticipated sales volumes under the commitments, ETP may purchase and store physical product and/or enter into fixed price over-the-counter energy commodity forward contracts and options. Generally, over-the-counter energy commodity forward contracts have terms of less than one year. ETP enters into such contracts and exercises such options at volume levels that it believes are necessary to manage these commitments. The risk management of ETP’s inventory and contracts for the future purchase of product could impair its profitability if the customers do not fulfill their obligations.

ETP also engages in other trading activities, and may enter into other types of over-the-counter energy commodity forward contracts and options. These trading activities are based on ETP management’s estimates of future events and prices and are intended to generate a profit. However, if those estimates are incorrect or other market events outside of ETP’s control occur, such activities could generate a loss in future periods and potentially impair its profitability.

ETP is dependent on its principal propane suppliers, which increases the risk of an interruption in supply.

During 2008, ETP purchased approximately 50.7%, 15.0% and 14.9% of its propane from Enterprise Products Operating L.P., or Enterprise, Targa Liquids and M.P. Oils, Ltd., respectively. Enterprise is a subsidiary of Enterprise GP Holdings L.P., or Enterprise GP, an entity that owns approximately 17.6% of ETE’s outstanding common units and a 40.6% non-controlling equity interest in our general partner. Titan Energy Partners, L.P., or Titan, purchases substantially all of its propane from Enterprise pursuant to an agreement that expires in 2010. If supplies from these sources were interrupted, the cost of procuring replacement supplies and transporting those supplies from alternative locations might be materially higher and, at least on a short-term basis, margins could be adversely affected. Supply from Canada is subject to the additional risk of disruption associated with foreign trade such as trade restrictions, shipping delays and political, regulatory and economic instability.

Historically, a substantial portion of the propane that ETP purchases originated from one of the industry’s major markets located in Mt. Belvieu, Texas and has been shipped to ETP through major common carrier pipelines. Any significant interruption in the service at Mt. Belvieu or other major market points, or on the common carrier pipelines ETP uses, would adversely affect its ability to obtain propane.

Competition from alternative energy sources may cause ETP to lose propane customers, thereby reducing its revenues.

Competition in ETP’s propane business from alternative energy sources has been increasing as a result of reduced regulation of many utilities. Propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a less expensive source of energy than propane. The gradual expansion of natural gas distribution systems and the availability of natural gas in many areas that previously depended upon propane could cause ETP to lose customers, thereby reducing its revenues. Fuel oil also competes with propane and is generally less expensive than propane. In addition, the successful development and increasing usage of alternative energy sources could adversely affect ETP’s operations.

Energy efficiency and technological advances may affect the demand for propane and adversely affect ETP’s operating results.

The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has decreased the demand for propane by retail customers. Stricter conservation measures in the future or technological advances in heating, conservation, energy generation or other devices could adversely affect ETP’s operations.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $1.72 billion from the sale of notes offered hereby, after deducting the underwriters’ discount and estimated offering expenses.

We anticipate using approximately $124 million of the net proceeds of this offering to repay all of the outstanding indebtedness under our existing revolving credit facility and approximately $1.45 billion of the net proceeds of this offering to repay all indebtedness outstanding under our term loan facility. In addition, we anticipate using the remaining approximately $144 million of the net proceeds of this offering to fund a portion of the estimated cost to terminate interest rate swap agreements relating to these outstanding borrowings. We anticipate funding the remaining $14.3 million of estimated costs to terminate these interest rate swap agreements with borrowings under our new $200 million senior secured revolving credit facility, which we will enter into contemporaneously with the consummation of this offering and the repayment of outstanding indebtedness under our existing revolving credit facility.

As of December 31, 2009, there was an aggregate of approximately $124 million of borrowings outstanding under our existing revolving credit facility and an aggregate of approximately $1.45 billion of borrowings outstanding under our term loan facility. The weighted average interest rate on the total amount outstanding under our existing revolving credit and term loan facilities at December 31, 2009 was 1.94%. Our existing revolving credit facility matures on February 8, 2011 and our term loan facility matures on November 1, 2012.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2009 on:

•	an actual basis;

•	an as adjusted basis to give effect to: (1) ETP’s public offering of 6,900,000 common units in October 2009 and the related use of net proceeds of approximately $275.3 million to repay amounts outstanding under the ETP Credit Facility; (2) ETP’s issuance of an aggregate of 2,079,593 common units under its equity distribution program in November and December 2009 and the related use of net proceeds of approximately $89.7 million to repay amounts outstanding under the ETP Credit Facility; (3) Transwestern’s issuance of $350 million aggregate principal amount of senior notes in December 2009, the proceeds from which were ultimately used to repay amounts outstanding under the ETP Credit Facility and for general partnership purposes; and (4) ETP’s public offering of 9,775,000 common units in January 2010 and the related use of net proceeds of approximately $422.9 million to repay amounts outstanding under the ETP Credit Facility; and

•	an as further adjusted basis to give effect to the sale of the notes and the application of the net proceeds therefrom as described in “Use of Proceeds.”

The actual information in the table is derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference in this prospectus supplement.

	September 30, 2009
			As Further
	Actual	As Adjusted	Adjusted
	(In thousands)

Cash and cash equivalents(1)	$50,192	$703,201	$703,201

Debt, including current maturities:
Debt of Energy Transfer Equity
Existing $500 million Revolving Credit Facility	$123,923	$123,923	$—
New $200 million Revolving Credit Facility	—	—	14,300
Term Loan Facility	1,450,000	1,450,000	—
2017 Notes offered hereby	—	—
2020 Notes offered hereby	—	—
Debt of Energy Transfer Partners(2)(3)
$2,000 million ETP Revolving Credit Facility	483,265	—	—
ETP Senior Notes	5,050,000	5,050,000	5,050,000
Transwestern Senior Notes	520,000	870,000	870,000
HOLP Senior Secured Notes	144,912	144,912	144,912
Other long-term debt	27,159	27,159	27,159
Unamortized discounts	(13,009)	(13,009)	(13,009)

Total long-term debt	7,786,250	7,652,985	7,843,362
Total Equity	2,753,663	3,541,519	3,541,519

Total Capitalization	$10,539,913	$11,194,504	$11,384,881

(1)	As of December 31, 2009, ETE had cash and cash equivalents (on a consolidated basis) of $68.3 million.

(2)	On February 29, 2008, MEP entered into a credit agreement that provides for a $1.4 billion senior revolving credit facility, which we refer to as the MEP Facility. ETP has guaranteed 50% of the obligations of MEP under the MEP Facility, with the remaining 50% of MEP’s obligations guaranteed by KMP. In

September 2009, MEP issued $800 million of senior unsecured notes and used the proceeds to repay indebtedness under the MEP Facility. In November 2009, MEP entered into an amendment to the credit agreement related to the MEP Facility in order to reduce the borrowing capacity under the facility to $275.0 million. As of December 31, 2009, there were $29.5 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility.

(3)	On November 13, 2009, FEP entered into a credit agreement that provides for a $1.1 billion senior revolving credit facility. ETP has guaranteed 50% of the obligations of FEP under this facility, with the remaining 50% of FEP’s obligations guaranteed by KMP. As of December 31, 2009, there were $355.0 million of outstanding borrowings under FEP’s senior revolving credit facility.

SELECTED FINANCIAL DATA

Currently, we have no separate operating activities apart from those conducted by ETP. The table below reflects our consolidated operations, including the operations of ETP and its consolidated subsidiaries, except as indicated below.

In January 2004, we combined the natural gas midstream and transportation operations of Energy Transfer Company, or ETC OLP, with the retail propane operations of Heritage Propane Partners, L.P., referred to as the Energy Transfer Transactions. In March 2004, Heritage changed its name to Energy Transfer Partners, L.P. Although Heritage was the surviving parent entity for legal purposes in the Energy Transfer Transactions, ETC OLP was the acquirer for accounting purposes. As a result, following the Energy Transfer Transactions in January 2004, the historical financial statements of ETC OLP for periods prior to the closing of the Energy Transfer Transactions became our historical financial statements. ETC OLP was formed on October 1, 2002 and has a December 31 year-end. ETC OLP’s predecessor entities had a December 31 year-end.

In November 2007, we changed our fiscal year end from August 31 to December 31 and, in connection with such change, we have reported financial results for a four-month transition period ended December 31, 2007.

For periods prior to 2009, certain prior period financial statement amounts have been reclassified to conform to the 2009 presentation. These changes had no impact on net income or total equity, with the exception of changes to the presentation of noncontrolling interest resulting from the adoption of Accounting Standards Codification 810-10-65, which resulted in (i) the reclassification of noncontrolling (minority) interest from liabilities to a separate component of equity in our consolidated balance sheet, (ii) the reclassification of minority interest expense to net income attributable to noncontrolling interest in our consolidated statement of operations, and (iii) the reclassification of distributions to minority interests between cash flow from operating activities and cash flow from financing activities in our consolidated statement of cash flows.

The selected historical financial data should be read in conjunction with the consolidated financial statements of Energy Transfer Equity, L.P., incorporated by reference from each of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The amounts in the table below, except per unit data, are in thousands.

				Four Months
	Nine Months Ended		Year Ended	Ended
	September 30,		December 31,	December 31,	Years Ended August 31,
	2009	2008	2008	2007	2007	2006	2005	2004
Statement of Operations Data:
Revenues:
Intrastate transportation and storage segment	$1,589,298	$4,862,641	$5,634,604	$1,254,401	$3,915,932	$5,013,224	$2,608,108	$113,938
Interstate transportation segment	203,349	176,663	244,224	76,000	178,663	—	—	—
Midstream segment	1,750,466	4,555,340	5,342,393	1,166,313	2,853,496	4,223,544	3,246,772	1,880,663
Eliminations	(540,075)	(3,272,574)	(3,568,065)	(664,522)	(1,562,199)	(2,359,256)	(471,255)	(27,798)
Retail propane and other retail propane related segment	902,471	1,162,941	1,624,010	511,258	1,284,867	879,556	709,473	349,344
Other	6,004	13,675	16,201	5,892	121,278	102,028	75,700	30,810

Total revenues	3,911,513	7,498,686	9,293,367	2,349,342	6,792,037	7,859,096	6,168,798	2,346,957
Gross margin	1,648,233	1,761,442	2,355,287	675,688	1,713,831	1,290,780	787,283	365,533
Depreciation and amortization	239,626	200,922	274,372	75,406	191,383	129,636	105,751	56,242
Operating income	744,630	846,133	1,098,903	316,651	809,336	575,540	297,921	130,806
Interest expense, net of interest capitalized	(341,050)	(261,297)	(357,541)	(103,375)	(279,986)	(150,646)	(101,061)	(41,217)
Gain on Energy Transfer Transactions	—	—	—	—	—	—	—	395,253
Income before income tax expense	461,548	625,692	683,562	192,758	563,359	433,907	201,795	484,715
Income tax expense	5,773	6,600	3,808	9,949	11,391	23,015	4,397	2,792
Net income attributable to noncontrolling interest	152,893	266,614	304,710	90,132	232,608	303,752	162,242	37,869
Net income attributable to partners	302,882	352,478	375,044	92,677	319,360	107,140	146,746	450,217

				Four Months
	Nine Months Ended		Year Ended	Ended
	September 30,		December 31,	December 31,	Years Ended August 31,
	2009	2008	2008	2007	2007	2006	2005	2004
Balance Sheet Data (at period end):
Current assets	858,411	1,779,940	1,180,995	1,403,796	1,050,578	1,302,735	1,453,730	481,868
Total assets	11,684,508	11,267,924	11,069,902	9,462,094	8,183,089	5,924,141	4,905,672	2,865,191
Current liabilities	882,387	1,322,535	1,208,921	1,241,433	932,815	1,020,787	1,244,785	404,917
Long-term debt, less current maturities	7,740,135	7,181,710	7,190,357	5,870,106	5,198,676	3,205,646	2,275,965	1,071,158
Total equity	2,753,663	47,969	2,339,316	2,091,156	1,835,300	1,484,878	1,123,998	1,171,545
Other Financial Data:
Cash flow provided by operating activities	721,421	908,837	1,143,720	208,635	1,006,320	502,928	155,272	161,486
Cash flow used in investing activities	(1,225,719)	(1,439,741)	(2,015,585)	(995,943)	(2,158,090)	(1,244,406)	(1,131,117)	(731,831)
Cash flow provided by financing activities	462,467	1,100,479	907,331	766,515	1,202,916	734,223	926,452	598,125
Capital expenditures:
Maintenance (accrual basis)	71,766	75,931	140,966	48,998	89,226	51,826	41,054	22,514
Growth (accrual basis)	534,696	1,532,458	1,921,679	604,371	998,075	677,861	155,405	87,174
Acquisition	6,244	62,002	84,783	337,092	90,695	586,185	1,131,844	622,929

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our historical consolidated financial condition and results of operations, and should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto incorporated by reference from each of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. This discussion includes forward-looking statements that are subject to risk and uncertainties. Actual results may differ substantially from the statements we make in this section due to a number of factors that are discussed in “Risk Factors,” included in this prospectus supplement.

For periods prior to 2009, certain prior period financial statement amounts have been reclassified to conform to the 2009 presentation. These changes had no impact on net income or total equity, with the exception of changes to the presentation of noncontrolling interest resulting from the adoption of Accounting Standards Codification 810-10-65, which resulted in (i) the reclassification of noncontrolling (minority) interest from liabilities to a separate component of equity in our consolidated balance sheet, (ii) the reclassification of minority interest expense to net income attributable to noncontrolling interest in our consolidated statement of operations, and (iii) the reclassification of distributions to minority interests between cash flow from operating activities and cash flow from financing activities in our consolidated statement of cash flows.

For more information regarding the specific construction projects, pipelines and joint ventures referred to in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, please see “Business.”

Overview

Currently, our business operations are conducted only through ETP’s operating subsidiaries, ETC OLP, a Texas limited partnership engaged in midstream and intrastate transportation and natural gas storage operations, Energy Transfer Interstate Holdings, LLC, or ET Interstate, the parent company of Transwestern, a Delaware limited liability company engaged in interstate transportation of natural gas, and ETC Midcontinent Express Pipeline, LLC, or ETC MEP, a Delaware limited liability company engaged in interstate transportation of natural gas, and Heritage Operating, L.P. , or HOLP, and Titan, both Delaware limited partnerships engaged in retail propane operations.

Energy Transfer Equity, L.P.

The principal sources of our cash flow are distributions we receive from direct and indirect investments in limited and general partner interests of ETP. Our primary cash requirements are for general and administrative expenses, debt service and distributions to our partners. ETE’s assets and liabilities are not available to satisfy the debts and other obligations of ETP or its consolidated subsidiaries.

In order to fully understand our financial condition and results of operations on a stand-alone basis, we have included discussions of our matters apart from those of our consolidated group.

Energy Transfer Partners, L.P.

Our primary objective is to increase the level of our cash distributions to our partners over time by pursuing a business strategy that is currently focused on growing ETP’s natural gas midstream and intrastate transportation and storage businesses (including transportation, gathering, compression, treating, processing, storage and marketing) and its propane business through, among other things, pursuing certain construction and expansion opportunities relating to ETP’s existing infrastructure and acquiring certain additional businesses or assets. The actual amount of cash that ETP will have available for distribution will primarily depend on the amount of cash it generates from operations.

During the past several years ETP has been successful in completing several transactions that have been accretive to its unitholders. First and foremost was the completion of the Energy Transfer Transactions, which was the combination of the retail propane operations of Heritage Propane Partners, L.P. and the midstream and intrastate transportation and storage operations of ETC OLP in January 2004. Subsequent to this combination, ETP has made numerous significant acquisitions of assets totaling $3.9 billion in its natural gas operations and $0.9 billion in its propane operations.

ETP has also made, and continues to make, significant investments in internal growth projects, primarily the construction of pipelines, gathering systems and natural gas treating and processing plants, which it believes will provide additional cash flow to its unitholders for years to come. From September 1, 2003 through September 30, 2009, ETP made growth capital expenditures, excluding capital contributions made in connection with the MEP and FEP joint ventures, of approximately $5.0 billion, of which more than $4.3 billion was related to natural gas transmission pipelines. ETP expects its fee-based revenue to increase as a result of the completion of recent pipeline expansions to its existing natural gas system in addition to projects expected to be completed in the next 12 to 18 months. These projects include FEP and the Tiger pipeline.

ETP’s Operations

ETP’s principal operations are conducted in the following reportable segments:

•	Intrastate transportation and storage — Revenue is typically generated from fees charged to customers to reserve firm capacity on or move gas through the pipeline on an interruptible basis. A monetary fee and/or fuel retention are also components of the fee structure. Excess fuel retained after consumption is typically valued based on the published market prices as of the first of the month and sold at market prices. The HPL System also generates revenue from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users and other marketing companies. The use of the Bammel storage reservoir allows ETP to purchase physical natural gas and then sell financial contracts at a price sufficient to cover its carrying costs and provide a gross profit margin, in addition to generating revenue from fee-based contracts to reserve firm storage capacity.

•	Interstate transportation — Revenue is primarily generated from fees earned from natural gas transportation services and operational gas sales.

•	Midstream — Revenue is primarily generated by the volumes of natural gas gathered, compressed, treated, processed, transported, purchased and sold through our pipelines (excluding the transportation pipelines) and gathering systems as well as the level of natural gas and NGL prices.

•	Retail propane — Revenue is generated from the sale of propane and propane-related products and services.

Trends and Outlook

In light of the current conditions in the capital markets, and based on ETP’s projected growth capital expenditures and capital contributions to joint venture entities, ETP has taken significant steps to preserve its liquidity position, reducing discretionary capital expenditures and continuing to manage operating and administrative costs. During the nine months ended September 30, 2009, ETP received approximately $578.3 million in net proceeds from its January and April common unit offerings and $993.6 million in net proceeds from an offering of $1.0 billion of aggregate principal amount of ETP senior notes in April. As of September 30, 2009, in addition to approximately $50.1 million of cash on hand, ETP had available capacity under the ETP Credit Facility of approximately $1.45 billion. In addition, ETP received approximately $275.3 million in net proceeds from its October common unit offering and approximately $422.9 million in net proceeds from its January 2010 common unit offering. Based on current estimates, ETP expects to utilize these resources, along with cash from operations, to fund ETP’s announced growth capital expenditures and working capital needs without ETP having the need to access the capital markets again until the latter half of 2010; however, ETP may issue debt or equity securities prior to that time as it deems prudent to provide liquidity for new capital projects or other partnership purposes.

As noted above and despite the economic challenges and volatile capital markets, ETP has successfully raised approximately $3.0 billion in proceeds from the recent debt and equity offerings since December 1,

2008, which includes $89.7 million in net proceeds from issuances under ETP’s equity distribution program during November and December 2009. We believe that the size and scope of ETP’s operations, ETP’s stable asset base and cash flow profile and ETP’s investment grade status will be significant positive factors in our and ETP’s efforts to obtain new debt or equity funding; however, there is no assurance that we or ETP will continue to be successful in obtaining financing under any of the alternatives discussed above if the capital markets deteriorate further from current conditions. Furthermore, the terms, size and cost of any one of these financing alternatives could be less favorable and could be impacted by the timing and magnitude of our funding requirements, market conditions and other uncertainties.

ETP’s natural gas transportation and midstream revenues are derived significantly from companies that engage in natural gas exploration and production activities. Prices for natural gas and NGLs have fallen dramatically since July 2008 and have remained at low levels due to the continued effects of the economic recession and higher than normal storage levels. Many of ETP’s customers have been negatively impacted by these recent declines in natural gas prices as well as current conditions in the capital markets. These factors have caused several of ETP’s customers to decrease drilling levels and, in some cases, to shut in or consider shutting in natural gas production from some producing wells.

In ETP’s intrastate and interstate natural gas operations, a significant portion of its revenue is derived from long-term fee-based arrangements pursuant to which its customers pay capacity reservation charges regardless of the volume of natural gas transported; however, a portion of ETP’s revenue is derived from charges based on actual volumes transported in addition to the excess of fuel retention charged to its customers after consumption. As a result, ETP’s operating cash flows from its natural gas pipeline operations are not tied directly to natural gas and NGL prices; however, the volumes of natural gas ETP transports may be adversely affected by reduced drilling activity of its customers, as well as the shutting in of production from producing wells, as a result of lower natural gas prices. As a portion of ETP’s pipeline transportation revenue is based on volumes transported and fuel retention, lower volumes of natural gas transported and lower natural gas prices generally result in lower revenue from its intrastate and interstate natural gas operations. During 2009, natural gas spot prices ranged from $1.925 per MMbtu to $5.955 per MMbtu, and the closing price on the NYMEX on January 11, 2010 for natural gas to be delivered in February 2010 was $5.454 per MMbtu. As a result, drilling activity in ETP’s core operating areas has declined and natural gas producers have shut in production from some wells, which in turn has resulted in lower than expected natural gas volumes transported on ETP’s intrastate and interstate pipelines. There are no assurances that commodity prices will not decline further, which could result in a further reduction in drilling activities by ETP’s customers.

Since certain of ETP’s natural gas marketing operations and substantially all of its propane operations involve the purchase and resale of natural gas and NGLs, ETP expects its revenues and costs of products sold to be lower than prior periods if commodity prices remain at or fall below existing levels. However, ETP does not expect its margins from these activities to be significantly impacted as ETP typically purchases the commodity at a lower price than the sales price. Since the prices of natural gas and NGLs have been volatile, there are no assurances that ETP will ultimately sell the commodity for a profit.

Current economic conditions also indicate that many of ETP’s customers may encounter increased credit risk in the near term. ETP actively monitors the credit status of its counterparties, performing both quantitative and qualitative assessments based on their credit ratings and credit default swaps where applicable, and to date have not had any significant credit losses associated with its transactions. However, given the current volatility in the financial markets, ETP cannot be certain that it will not experience such losses in the future.

Results of Operations

The following is a discussion of our historical consolidated financial condition and results of operations, and should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto incorporated by reference from each of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

In November 2007, we changed our fiscal year end to the calendar year end. Thus, our current fiscal year began on January 1, 2009. We completed a four-month transition period that began September 1, 2007 and ended December 31, 2007 and filed a transition report on Form 10-Q for that period in February 2008. We subsequently filed audited financial statements for the four-month transition period on Form 8-K on March 19, 2008. The results of operations contained herein cover the year ended August 31, 2007, the year ended December 31, 2008 and the nine months ended September 30, 2009.

We did not recast the financial data for the prior fiscal periods because the financial reporting processes in place at that time included certain procedures that were completed only on a fiscal quarterly basis. Consequently, to recast those periods would have been impractical and would not have been cost-justified. Comparability between periods is impacted primarily by weather, fluctuations in commodity prices, volumes of natural gas sold and transported, hedging strategies and the use of financial instruments, trading activities, basis differences between market hubs and interest rates. We believe that the trends indicated by comparison of the results for the calendar year ended December 31, 2008 are substantially similar to what is reflected in the information for the fiscal year ended August 31, 2007.

Historically, the comparability of our consolidated financial statements is affected by fluctuation in natural gas prices, mainly due to natural gas sales and purchases on ETP’s HPL system. Since ETP buys and sells natural gas primarily based on either first of month index prices, gas daily average prices or a combination of both, ETP’s gas sales and purchases tend to be higher when natural gas prices are high and its gas sales and purchases tend to be lower when natural gas prices are lower. However, a change in natural gas prices is only one of several elements that impact ETP’s overall margin. Other factors include, but are not limited to, volumetric changes, hedging strategies and the use of financial instruments, fee-based revenues, and basis differences between market hubs.

Due to the high level of market volatility experienced in 2008, as well as other business considerations, ETP ceased its speculative trading activities in July 2008. As a result, ETP will no longer have any material exposure to market risk from these activities. Trading activities resulted in net losses of approximately $26.2 million for the year ended December 31, 2008, and net gains of approximately $2.2 million for the fiscal year ended August 31, 2007.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008 (tabular dollar amounts are expressed in thousands)

ETE Stand-alone Results

	Nine Months Ended
	September 30,
	2009	2008	Change

Equity in earnings of affiliates	$370,195	$441,299	$(71,104)
Selling, general and administrative expenses	(3,608)	(4,523)	915
Interest expense	(56,728)	(69,527)	12,799
Losses on non-hedged interest rate derivatives	(7,954)	(13,759)	5,805
Other, net	329	(993)	1,322

Equity in Earnings of Affiliates.  Equity in earnings of affiliates represents our earnings related to our investment in limited partner units of ETP, our ownership of ETP GP and our ownership of ETP LLC. The decrease in equity in earnings of affiliates was directly related to the changes in the ETP segment income described below.

Interest Expense.  Our interest expense decreased primarily due to a decrease in the LIBOR rate between the periods.

Gains (Losses) on Non-Hedged Interest Rate Derivatives.  We have interest swaps that are not accounted for as hedges under SFAS 133 (which is now incorporated into ASC 815). Changes in the fair value of these swaps are recorded directly in earnings. The variable portion of these swaps is based on the three month LIBOR and its corresponding forward curve. Increases or decreases in gains (losses) on non-hedged interest rate derivatives are due to changes in these rates. We recorded unrealized losses on our interest rate swaps as a result of decreases in the relevant floating index rates during the periods presented.

Consolidated Results

	Nine Months Ended
	September 30,
	2009	2008	Change

Revenues	$3,911,513	$7,498,686	$(3,587,173)
Cost of products sold	2,263,280	5,737,244	(3,473,964)

Gross margin	1,648,233	1,761,442	(113,209)
Operating expenses	517,337	573,606	(56,269)
Depreciation and amortization	239,626	200,922	38,704
Selling, general and administrative	146,640	140,781	5,859

Operating income	744,630	846,133	(101,503)
Interest expense, net of interest capitalized	(341,050)	(261,297)	(79,753)
Equity in earnings (losses) of affiliates	11,751	(749)	12,500
Gains (losses) on disposal of assets	(1,333)	1,584	(2,917)
Gains (losses) on non-hedged interest rate derivatives	24,373	(13,610)	37,983
Allowance for equity funds used during construction	18,618	45,275	(26,657)
Other, net	4,559	8,356	(3,797)
Income tax expense	(5,773)	(6,600)	827

Net income	$455,775	$619,092	$(163,317)

See the detailed discussion of revenues, cost of products sold, margin and operating expense by operating segment below.

Interest Expense.  Interest expense increased principally due to higher levels of borrowings, which were used to finance growth capital expenditures primarily in ETP’s intrastate transportation and storage and interstate transportation segments, including capital contributions to its joint ventures. Interest expense is presented net of capitalized interest and allowance for debt funds used during construction, which totaled $15.5 million and $24.3 million for the nine months ended September 30, 2009 and 2008, respectively.

Equity in Earnings (Losses) of Affiliates.  The increase in equity in earnings of affiliates for the nine month period was primarily attributable to earnings of MEP during the nine months ended September 30, 2009, for which ETP recorded $8.8 million.

Gains (Losses) on Non-Hedged Interest Rate Derivatives.  ETP has interest swaps that are not accounted for as hedges under SFAS 133 (which is now incorporated into ASC 815). Changes in the fair value of these swaps are recorded directly in earnings. The variable portion of these swaps is based on the three month LIBOR and its corresponding forward curve. Increases or decreases in gains (losses) on non-hedged interest rate derivatives are due to changes in these rates.

Allowance for Equity Funds Used During Construction.  The decrease in allowance for equity funds used during construction, or AFUDC, on equity was due to the completion of the Phoenix pipeline expansion project in February 2009. AFUDC on equity amounts recorded in property, plant and equipment were $11.4 million and $27.7 million for the nine months ended September 30, 2009 and 2008, respectively.

Other Income, Net.  The decrease between the nine month periods was primarily due to contributions in aid of construction, which exceeded our project costs during the nine months ended September 30, 2008.

Segment Operating Results

We evaluate segment performance based on operating income, which we believe is an important performance measure of the core profitability of our operations. This measure represents the basis of our internal financial reporting and is one of the performance measures used by senior management in deciding how to allocate capital resources among business segments.

Operating income by segment is as follows:

	Nine Months Ended
	September 30,
	2009	2008	Change

Intrastate transportation and storage	$404,217	$547,931	$(143,714)
Interstate transportation	101,755	91,414	10,341
Midstream	93,646	154,561	(60,915)
Retail propane and other retail propane related	152,079	61,705	90,374
Other	(4,803)	(904)	(3,899)
Unallocated selling, general and administrative expenses	(2,264)	(8,574)	6,310

Operating income	$744,630	$846,133	$(101,503)

Unallocated Selling, General and Administrative Expenses.  Selling, general and administrative expenses are allocated monthly to ETP’s subsidiaries using the Modified Massachusetts Formula Calculation. The expenses subject to allocation are based on estimated amounts and take into consideration actual expenses from previous months and known trends. The difference between the allocation and actual costs is adjusted in the following month, which results in over or under allocation of these costs due to timing differences.

Intrastate Transportation and Storage

	Nine Months Ended
	September 30,
	2009	2008	Change

Natural gas MMBtu/d — transported	12,769,022	10,515,132	2,253,890
Natural gas MMBtu/d — sold	879,861	1,556,524	(676,663)
Revenues	$1,589,298	$4,862,641	$(3,273,343)
Cost of products sold	895,433	3,965,931	(3,070,498)

Gross margin	693,865	896,710	(202,845)
Operating expenses	155,461	227,026	(71,565)
Depreciation and amortization	84,288	66,502	17,786
Selling, general and administrative	49,899	55,251	(5,352)

Segment operating income	$404,217	$547,931	$(143,714)

Gross Margin.  Intrastate transportation and storage gross margin decreased between the nine month periods primarily due to the following factors:

•	As mentioned above, ETP’s fuel retention revenues are directly impacted by changes in natural gas prices and volumes. Due to the increased transportation volumes discussed above, fuel retention margins increased approximately $32.0 million compared to the prior period. However, natural gas prices for retained fuel decreased from an average of $8.99/MMBtu during the nine months ended September 30, 2008 to $3.25/MMBtu during the nine months ended September 30, 2009 resulting in a decrease to the retention margin of $179.0 million.

•	ETP experienced a net decrease in storage margin of $87.5 million primarily due to a decrease in realized margin of $87.9 million as a result of a 24.7 Bcf decrease in natural gas sold between the periods from its Bammel storage facility. In addition, ETP experienced fluctuations related to its storage-related derivative activities that resulted in a net increase of $0.4 million. During the 2008 period and the first three months of 2009, ETP accounted for certain of its storage-related derivative instruments using mark-to-market accounting with changes in the value of these financial derivative instruments being recorded directly in earnings. During the nine months ended September 30, 2008, ETP recognized unrealized gains of $23.1 million from mark-to-market adjustments and realized losses of $5.7 million from the settlement of derivative contracts. During the three months ended March 31, 2009, ETP recognized $66.3 million in net gains from mark-to-market adjustments and the settlement of storage-related derivative contracts primarily due to expected natural gas withdrawals that were ultimately deferred. Beginning in April 2009, ETP elected fair value hedge accounting for certain storage-related transactions and recognized $3.5 million in realized gains from the settlement of derivative contracts and $2.1 million in unrealized gains from inventory fair value adjustments related to changes in the spot prices for natural gas and changes in value of the financial derivatives associated with storage during the nine months ended September 30, 2009. In addition, during the nine months ended September 30, 2009, ETP recognized $54.0 million in unrealized losses as a result of a non-cash lower of cost or market write-down of its natural gas inventory.

•	Transportation fees increased approximately $84.8 million primarily due to increased volumes through ETP’s transportation pipelines. Overall volumes on ETP’s transportation pipelines were higher principally due to increased capacity of its pipeline system as a result of the completion of the Paris Loop, Maypearl to Malone pipeline, Carthage Loop, Southern Shale pipeline, Cleburne to Tolar pipeline and the Katy expansion during 2008 and 2009.

•	In addition to the above factors, ETP experienced a reduction in margin of $53.1 million as compared to the prior period principally due to the decrease in natural gas sold as a result of lower natural gas prices, lower west to east price differentials, and lower demand from industrial end users and local distribution companies.

Operating Expenses.  Intrastate transportation and storage operating expenses decreased between the nine month periods primarily due to a decrease in consumption expense of $82.6 million, which was principally caused by lower natural gas prices between periods despite increases in volumes transported, and a decrease in electricity costs of approximately $6.6 million. Offsetting the decrease were increases in ad valorem taxes of $12.9 million resulting from increased property values, and pipeline maintenance expenses of approximately $5.0 million.

Depreciation and Amortization.  Intrastate transportation and storage depreciation and amortization expense increased between the nine month periods primarily due to the completion of pipeline expansion projects as noted above.

Selling, General and Administrative.  Intrastate transportation and storage selling, general and administrative expenses decreased between the nine month periods primarily due to decreased employee-related costs (including allocated overhead expenses) of approximately $8.9 million offset by an increase in professional fees of approximately $3.7 million during the period.

Interstate Transportation

	Nine Months Ended
	September 30,
	2009	2008	Change

Natural gas MMBtu/d — transported	1,706,199	1,750,592	(44,393)
Natural gas MMBtu/d — sold	19,481	13,094	6,387
Revenues	$203,349	$176,663	$26,686
Operating expenses	46,427	39,128	7,299
Depreciation and amortization	36,017	28,204	7,813
Selling, general and administrative	19,150	17,917	1,233

Segment operating income	$101,755	$91,414	$10,341

Revenues.  Interstate revenues increased between the nine month periods by approximately $26.7 million due to a $38.5 million increase related to increased transported natural gas volumes primarily as a result of the completion of the Phoenix pipeline expansion in February 2009 partially offset by a $11.8 million decrease in operational sales primarily due to decreased natural gas prices between the periods. Transported volumes decreased as compared to the prior period primarily as a result of less favorable pricing differentials between the San Juan and Permian Basins during the period.

Operating Expenses.  Interstate operating expenses increased between the nine month periods primarily due to an increase in ad valorem taxes of approximately $4.0 million resulting from increased property values and a net increase in other operating expenses of $3.3 million primarily due to the Phoenix pipeline expansion noted above.

Depreciation and Amortization.  Interstate depreciation and amortization expense increased between the nine month periods primarily due to incremental depreciation associated with the completion of the San Juan Lateral and Phoenix pipeline expansion projects.

Selling, General and Administrative.  Interstate selling, general and administrative expenses increased between the nine month periods primarily due to an increase in allocated overhead expenses and professional fees.

Midstream

	Nine Months Ended
	September 30,
	2009	2008	Change

Natural gas MMBtu/d — sold	1,009,547	1,361,295	(351,748)
NGLs Bbls/d — sold	40,345	27,618	12,727
Revenues	$1,750,466	$4,555,340	$(2,804,874)
Cost of products sold	1,510,030	4,271,788	(2,761,758)

Gross margin	240,436	283,552	(43,116)
Operating expenses	50,858	50,792	66
Depreciation and amortization	54,749	46,960	7,789
Selling, general and administrative	41,183	31,239	9,944

Segment operating income	$93,646	$154,561	$(60,915)

Gross Margin.  Midstream gross margin decreased between the nine month periods primarily due to a decrease in processing margin of $75.3 million offset by an increase in fee-based revenue of $8.0 million. The increase from ETP’s fee-based revenue was primarily due to its Canyon pipeline assets and the increase in NGL take-away capacity at its Godley plant, allowing ETP to charge additional processing fees. The decrease in processing margins was primarily due to less favorable processing conditions during the 2009 period. The decrease in the volumes of natural gas sold was primarily due to less favorable market conditions as compared to the prior period and the increase in NGL volumes sold was due to increased capacity to deliver NGL volumes at ETP’s Godley plant starting in January 2009. ETP also experienced a favorable change in marketing activity between the periods of approximately $28.3 million due to the cessation of trading activity noted above offset by an unfavorable change of $4.1 million in other marketing activities resulting from unfavorable market conditions during the period.

Operating Expenses.  Midstream operating expenses increased between the nine month periods primarily due to increases in ad valorem taxes of $2.7 million and electricity expenses of $1.0 million. These increases were offset by a decrease in plant operating expenses of $1.2 million and a net decrease of approximately $2.5 million in other operating expenses.

Depreciation and Amortization.  Midstream depreciation and amortization expense increased between the nine month periods primarily due to incremental depreciation from the continued expansion of ETP’s Godley plant.

Selling, General and Administrative.  Midstream selling, general and administrative expenses increased between the nine month periods primarily due to an increase in professional fees of $8.4 million and the increase in ETP’s accrual of $10.0 million related to the FERC matter during the third quarter of 2009. This increase was partially offset by a net decrease in employee related costs (including allocated overhead expenses) of approximately $8.5 million.

Retail Propane and Other Retail Propane Related

	Nine Months Ended
	September 30,
	2009	2008	Change

Retail propane gallons (in thousands)	398,202	422,109	(23,907)
Retail propane revenues	$829,901	$1,086,417	$(256,516)
Other retail propane related revenues	72,570	76,524	(3,954)
Retail propane cost of products sold	378,524	744,316	(365,792)
Other retail propane related cost of products sold	14,495	17,099	(2,604)

Gross margin	509,452	401,526	107,926
Operating expenses	259,768	253,193	6,575
Depreciation and amortization	63,477	58,828	4,649
Selling, general and administrative	34,128	27,800	6,328

Segment operating income	$152,079	$61,705	$90,374

Volumes.  Retail propane volumes decreased primarily due to the continued effects of customer conservation, the impact of the economic recession and, to a lesser extent, the decline in new home construction. These decreases were partially offset by the volume increases from acquisitions that are not included in the comparative periods. ETP uses information gathered on temperatures based on heating degree days to also analyze its volume sales. Weather conditions can have a significant impact to the demand for propane volumes sales during the heating season, but temperatures during the nine months ended September 30, 2009 were only slightly colder than normal and were slightly warmer than the same period in 2008.

Gross Margin.  Total gross margin increased between the nine month periods primarily due to ETP’s ability to maintain a slower pace of decreasing selling prices despite a significant decrease in the wholesale market price of propane and the impact of mark-to-market accounting of our financial instruments. ETP’s average cost per gallon of propane was approximately 45.0% lower during the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008. To hedge a significant portion of its propane sales commitments, ETP utilizes financial instruments as purchase commitments to lock in the margins. Prior to April 2009, these financial instruments were not designated as hedges for accounting purposes, and changes in market value were recorded in cost of products sold in the condensed consolidated statements of operations. During the nine months ended September 30, 2009, ETP’s propane margins were positively impacted by sales made to retail customers with whom ETP had previously entered into sales commitments, while the settlement of financial instruments related to those sales resulted in the realization of $42.6 million of losses that had previously been recognized in 2008.

Operating Expenses.  The primary factors that affected ETP’s operating expenses for the nine months ended September 30, 2009 were an increase in its operational employee incentive program of $9.2 million due to more favorable results achieved during the nine months ended September 30, 2009 as compared to the prior period and an increase in employee wages and benefits of $6.4 million due to an increase related to additional employees from acquisitions completed after September 30, 2008, fiscal year merit increases given October 2008, and an increase in medical costs. ETP’s business insurance reserves and claims also increased $2.9 million for the nine months ended September 20, 2009 as compared to the prior period. These increases are primarily due to increases in insurance claims coupled with rising insurance costs. Other propane operating expenses also increased slightly due to the additional operating expenses from acquisitions made since September 30, 2008; however, these increases were largely offset by cost control initiatives from ETP’s operations and by a decrease of $9.1 million in the vehicle fuel used for delivery to customers due to the significant decline in fuel prices between the periods.

Depreciation and Amortization.  The increase in depreciation and amortization expense for the nine month periods was primarily related to assets added through acquisitions made after September 30, 2008.

Selling, General and Administrative.  The increase in selling, general and administrative expenses between periods was primarily due to increased administrative expense allocations of $1.8 million and

$5.3 million for the nine month periods, respectively, offset by a reduction in other non-recurring expenses incurred during the prior periods.

Year Ended December 31, 2008 Compared to the Year Ended August 31, 2007 (tabular dollar amounts are expressed in thousands)

ETE Stand-alone Results

The following table summarizes the key components of our stand-alone results of operations for the periods indicated:

	Year Ended	Year Ended
	December 31, 2008	August 31, 2007	Change

Equity in earnings of affiliates	$551,835	$435,247	$116,588
Selling, general and administrative expenses	6,453	8,496	(2,043)
Interest expense	91,822	104,405	(12,583)
Losses on non-hedged interest rate derivatives	(77,435)	(1,952)	(75,483)
Other, net	(1,056)	(405)	(651)

The following is a discussion of the highlights of our stand-alone results of operations for the periods presented.

Equity in Earnings of Affiliates.  The increase in equity in earnings of affiliates was directly related to the changes in the ETP segment income described below.

Interest Expense.  Our interest expense decreased primarily due to a decrease in the LIBOR rate between the periods.

Gains (Losses) on Non-Hedged Interest Rate Derivatives.  We had interest swaps with a notional amount of $800.0 million that are not accounted for as hedges. Changes in the fair value of these swaps are recorded directly in earnings. The variable portion of these swaps are based on the three month LIBOR and its corresponding forward curve. A decrease in these rates between the comparable periods resulted in decreases in the swaps’ fair value and settlement amounts during the year ended December 31, 2008 compared with the year ended August 31, 2007.

Consolidated Results

	Year Ended	Year Ended
	December 31, 2008	August 31, 2007	Change

Revenues	$9,293,367	$6,792,037	$2,501,330
Cost of products sold	6,938,080	5,078,206	1,859,874

Gross margin	2,355,287	1,713,831	641,456
Operating expenses	781,831	559,600	222,231
Depreciation and amortization	274,372	191,383	82,989
Selling, general and administrative	200,181	153,512	46,669

Operating income	1,098,903	809,336	289,567
Interest expense, net of interest capitalized	(357,541)	(279,986)	(77,555)
Equity in earnings (losses) of affiliates	(165)	5,161	(5,326)
Gain (loss) on disposal of assets	(1,303)	(6,310)	5,007
Gains (losses) on non-hedged interest rate derivatives	(128,423)	29,081	(157,504)
Allowance for equity funds used during construction	63,976	4,948	59,028
Other, net	8,115	1,129	6,986
Income tax expense	(3,808)	(11,391)	7,583

Net income	$679,754	$551,968	$127,786

See the detailed discussion of revenues, cost of products sold, gross margin and operating expense by operating segment below.

Interest Expense.  Interest expense increased principally due to higher levels of borrowings which were used to finance growth capital expenditures in ETP’s intrastate transportation and storage and interstate transportation operations.

Equity in Earnings (Losses) of Affiliates.  The decrease in equity in earnings (losses) of affiliates is primarily due to the recognition of $5.1 million of equity income from ETP’s 50% ownership of CCE Holdings, LLC, or CCEH, during September 1, 2006 through December 1, 2006. ETP redeemed its investment in CCEH in connection with the Transwestern acquisition on December 1, 2006; therefore, no amounts are reflected in equity in earnings (losses) of affiliates with respect to CCEH after that date.

Gain (Loss) on Non-Hedged Interest Rate Derivatives.  ETP had interest rate swaps at December 31, 2008 and August 31, 2007, with notional amounts of $1.43 billion and $0.93 billion, respectively, that were not designated as hedges. Changes in the value of these swaps were recorded directly in earnings. The variable portion of these swaps was based on the three month LIBOR and its corresponding forward curve. A decrease in these rates during the comparable period resulted in decreases in the swaps’ fair value and settlement amounts during the year ended December 31, 2008 compared with the year ended August 31, 2007. In addition, ETP recorded a gain of $31.5 million on the settlement of a forward starting swap during the period ended August 31, 2007.

Allowance for Equity Funds Used During Construction.  The increase between comparable twelve month periods is due to construction within ETP’s interstate transportation segment, which is primarily related to the Phoenix pipeline expansion project that was subsequently completed in February 2009.

Other, Net.  The increase between the comparable twelve month periods is principally due to $7.1 million from the excess of contributions in aid of construction costs related to $40.0 million reimbursement in connection with an extension on ETP’s Southeast Bossier pipeline.

Income Tax Expense.  As a partnership, ETP is generally not subject to income taxes. However, certain wholly owned subsidiaries are corporations that are subject to income taxes.

The decrease in income tax expense was primarily due to a $12.0 million tax benefit associated with a trading loss incurred by one of ETP’s corporate subsidiaries in July 2008. This tax benefit was offset by higher taxes resulting from increased earnings during the year. For additional information related to income tax expense, see Note 9 to our consolidated financial statements incorporated by reference into this prospectus supplement

Segment Operating Results

Operating income by segment is as follows:

	Year Ended	Year Ended
	December 31, 2008	August 31, 2007	Change

Intrastate transportation and storage	$710,070	$479,820	$230,250
Interstate transportation	124,676	95,650	29,026
Midstream	162,471	119,233	43,238
Retail propane	114,564	124,263	(9,699)
Other	(2,032)	1,735	(3,767)
Unallocated selling, general and administrative expenses	(10,846)	(11,365)	519

Operating income	$1,098,903	$809,336	$289,567

We do not believe the Other operating income is material for further disclosure and/or discussion.

Unallocated Selling, General and Administrative Expenses.  Prior to December 2006, the selling, general and administrative expenses that relate to the general operations of ETP were not allocated to its segments. In conjunction with the Transwestern acquisition in December 2006, selling, general and administrative expenses are now allocated monthly to ETP’s subsidiaries using the Modified Massachusetts Formula Calculation. The expenses subject to allocation are based on estimated amounts and take into consideration actual expenses from previous months and known trends. The difference between the allocation and actual costs is adjusted in the following month.

Intrastate Transportation and Storage

	Year Ended	Year Ended
	December 31,	August 31,
	2008	2007	Change

Natural gas MMBtu/d — transported	11,187,327	6,124,423	5,062,904
Natural gas MMBtu/d — sold	1,389,781	1,400,753	(10,972)
Revenues	$5,634,604	$3,915,932	$1,718,672
Cost of products sold	4,467,552	3,137,712	1,329,840

Gross margin	1,167,052	778,220	388,832
Operating expenses	287,515	181,133	106,382
Depreciation and amortization	92,979	64,423	28,556
Selling, general and administrative	76,488	52,844	23,644

Segment operating income	$710,070	$479,820	$230,250

Gross Margin.  The increase in intrastate transportation and storage gross margin between periods was comprised of the following factors:

•	Overall volumes on ETP’s transportation pipelines were higher due to increased demand to transport natural gas out of the Barnett Shale and Bossier Sands producing regions, increased demand for natural gas used by electricity-producing power plants connected to its assets and the completion of several pipeline expansion projects. The increase in transport volumes were also due to favorable market conditions between the Waha and Katy/Houston Ship Channel market hubs resulting in higher volumes and higher average rates on ETP’s intrastate pipeline systems. Transportation fees increased approximately $281.3 million for the year ended December 31, 2008 as compared to the year ended August 31, 2007. Fuel retention revenue increased approximately $130.3 million due to increased volumes transported through our transportation pipelines.

•	Higher natural gas prices resulting in additional retention margin of $35.8 million. ETP’s average natural gas prices for retained fuel increased to an average of $9.66/MMBtu during the year ended December 31, 2008 from an average of $6.69/MMBtu during the year ended August 31, 2007.

•	A decrease in natural gas storage-related margin of $51.3 million. Realized margin, comprised of both margin on the withdrawal and sale of natural gas and realized gains on derivative instruments related to ETP’s storage operations, decreased by $79.2 million for the year ended December 31, 2008 compared to the year ended August 31, 2007. During the year ended December 31, 2008, there were physical sales of 39.5 Bcf of natural gas from our Bammel storage facility compared to 67.6 Bcf in the 2007 period. In addition, between the comparable twelve month periods, there was an increase of $13.1 million in storage fees, primarily due to a new contract that commenced on April 1, 2007 at ETP’s Bammel storage facility. Furthermore, ETP recognized unrealized mark-to-market gains related to its storage operations (which represent the change in the fair value of derivative instruments not designated as hedges for accounting purposes) of $68.2 million during the year ended December 31, 2008 compared to $5.6 million during the year ended August 31, 2007. The amount that ETP will ultimately realize, however, is subject to change as commodity prices change in future months and the underlying physical transaction occurs. In addition, ETP recognized a net lower-of-cost-or-market adjustment of $47.8 million related to natural gas stored in its Bammel storage facility during the year ended December 31, 2008.

Operating Expenses.  Intrastate transportation and storage operating expenses increased between periods primarily due to increased fuel consumption of $90.4 million, increased utility expenses of $10.5 million, increased compressor maintenance expenses of $7.5 million, increased pipeline maintenance expenses of $7.5 million and increased employee costs of $7.5 million. These increases were offset by decreases of $11.4 million in compressor rental expense as well as a $5.6 million decrease in measurement fees.

Selling, General and Administrative Expenses.  Intrastate transportation and storage selling, general and administrative expenses increased between primarily due to an increase of $15.7 million in allocated legal fees and an increase in other allocated costs of $8.3 million.

Depreciation and Amortization.  Intrastate transportation and storage depreciation and amortization expense increased between periods primarily due to the continuing expansion of our pipeline system, most notably the Southeast Bossier and Maypearl to Malone pipelines.

Interstate Transportation

	Year Ended	Year Ended
	December 31,	August 31,
	2008	2007	Change

Natural gas MMBtu/d — transported	1,777,097	1,802,109	(25,012)
Natural gas MMBtu/d — sold	15,162	19,680	(4,518)
Revenues	$244,224	$178,663	$65,561
Operating expenses	56,906	36,295	20,611
Depreciation and amortization	37,790	27,972	9,818
Selling, general and administrative	24,852	18,746	6,106

Segment operating income	$124,676	$95,650	$29,026

For all categories above, the increase between the year ended December 31, 2008 and the year ended August 31, 2007 is primarily due to the results for the year ended August 31, 2007 only including nine months of activity from the date of the Transwestern acquisition (December 1, 2006). The results for the year ended December 31, 2008 include the entire twelve months.

Midstream

	Year Ended	Year Ended
	December 31,	August 31,
	2008	2007	Change

Natural gas MMBtu/d — sold	1,269,724	941,140	328,584
NGLs Bbls/d — sold	25,939	17,907	8,032
Revenues	$5,342,393	$2,853,496	$2,488,897
Cost of products sold	4,986,495	2,632,187	2,354,308

Gross margin	355,898	221,309	134,589
Operating expenses	82,872	39,148	43,724
Depreciation and amortization	63,287	27,331	35,956
Selling, general and administrative	47,268	35,597	11,671

Segment operating income	$162,471	$119,233	$43,238

Gross Margin.  Midstream gross margin increased between periods was primarily due to the following factors:

•	An increase in fee-based revenue and processing margin of $82.9 million and $55.6 million, respectively, from ETP’s gathering and processing assets (other than its Canyon Gathering System). The increase was due to incremental volumes from the expansion of the Godley plant since placing it into service as well as favorable market conditions to process and extract NGLs.

•	Incremental margin of $25.1 million due to the acquisition of the Canyon Gathering System in October 2007.

•	A net decrease of $24.7 million in margin from ETP’s trading and marketing activities. Net realized and unrealized trading losses were $26.2 million for the year ended December 31, 2008, compared to a net gain of $2.2 million for the year ended August 31, 2007. The loss for the year ended December 31, 2008 was due to unfavorable market conditions. Other marketing activities resulted in a margin of $23.3 million for the year ended December 31, 2008 compared to $19.6 million for the year ended August 31, 2007.

Operating Expenses.  Midstream operating expenses increased primarily due to increased employee-related costs of $10.2 million, increased plant operating expenses of $5.1 million, increased ad valorem tax of $3.2 million, increased compressor rental expense of $3.1 million, increased chemicals expense of $3.1 million, increased vehicles expense of $1.8 million, and increases in other expenses of $5.8 million. These increases were primarily due to the expansion of the Godley plant and the acquisition of the Canyon Gathering System in October 2007. In addition, operating expenses for the year ended December 31, 2008 includes an $11.4 million goodwill impairment loss associated with the Canyon Gathering System.

Selling, General and Administrative Expenses.  Midstream selling, general and administrative expenses increased primarily due to increased employee-related costs of $16.7 million, an increase of $4.2 million in measurement and technology-related expenses, offset by a $7.3 million decrease in allocated legal fees and a decrease of $8.3 million in allocated administrative overhead expenses. Other expenses increased by a net $6.4 million.

Depreciation and Amortization.  Midstream depreciation and amortization expense increased between periods primarily due to incremental depreciation related to the Canyon Gathering System acquisition in October 2007 and the continued expansion of the Godley plant.

Retail Propane

	Year Ended	Year Ended
	December 31,	August 31,
	2008	2007	Change

Retail propane gallons sold (in thousands)	601,134	604,269	(3,135)
Retail propane revenues	$1,514,599	$1,179,073	$335,526
Other retail propane related revenues	109,411	105,794	3,617
Retail propane cost of products sold	1,014,068	734,204	279,864
Other retail propane related cost of products sold	24,654	25,430	(776)

Gross margin	585,288	525,233	60,055
Operating expenses	350,280	297,469	52,811
Depreciation and amortization	79,717	70,833	8,884
Selling, general and administrative	40,727	32,668	8,059

Segment operating income	$114,564	$124,263	$(9,699)

Volumes.  The slight decrease in gallons sold for the year ended December 31, 2008 compared to the year ended August 31, 2007 was primarily due to the continued conservation from customers over the past twelve months, offset by the volumes added through acquisitions after August 31, 2007. For the year ended December 31, 2008 the weather was 5.3% colder than the year ended August 31, 2007, but volume trends did not track as closely to weather pattern trends in 2008 due to the slow down in new home construction, the economic recession and increased fuel prices that caused the aforementioned customer conservation.

Revenues.  Retail propane revenues increased 28.5% or $335.5 million in the year ended December 31, 2008 as compared to the year ended August 31, 2007. The retail propane revenue variance between these periods was principally impacted by the increase in propane selling prices in the later period presented to keep pace with the increases in the wholesale price of propane. The average sales price per retail gallon sold increased approximately 29.1% for the year ended December 31, 2008 compared to the year ended August 31, 2007.

Cost of Products Sold.  Retail propane cost of products sold increased significantly due to the increase in the average fuel price purchased for resale during 2008. Fuel prices significantly declined during the last three months of the year ended December 31, 2008, but the overall price per gallon for the year ended December 31, 2008 was 38.8% higher than the year ended August 31, 2007. In addition, ETP entered into propane sales commitments with a portion of its retail customers that provide for a contracted price agreement for a specified period of time, typically no longer than one year. These commitments can expose the operations to product price risk if not offset by a propane purchase commitment. To hedge a significant portion of these sales commitments, ETP utilizes financial instruments (swap agreements) as purchase commitments to lock in the margins. These financial instruments were not designated as hedges for accounting purposes, and the change in market value was recorded in cost of products sold in the consolidated statements of operations. The cost of products sold for the propane operations was negatively impacted by the decline in propane prices from the time the agreements were entered into. Unrealized losses of $45.6 million were recorded through cost of products sold during the year ended December 31, 2008, on these financial instruments. There were minimal losses during the year ended August 31, 2007.

Gross Margin.  The increase in gross margins was principally due to ETP’s ability to manage retail selling prices despite the decrease in wholesale propane prices, particularly in the latter part of 2008. The retail fuel gross margins were $0.0966 per gallon higher for the year ended December 31, 2008 as compared to the year ended August 31, 2007 primarily due to the aforementioned, offset by the accounting impact of the unrealized losses recorded on financial instruments as noted above.

Operating Expenses.  Operating expenses increased between the comparable periods due to various factors. Although volumes were relatively flat, vehicle fuel and lube used for delivery to customers increased $10.7 million primarily due to the increase in the average fuel costs between the comparable periods. Wages, deferred compensation and other employee benefits increased $24.5 million due to an increase in headcount as a result of acquisitions and cost of living increases were given to existing employees. The employee-related increases were offset by savings from delays in hiring seasonal employees due to volume pressures described above. Bad debt expense has increased a net $4.2 million as the general economy has also shown pressure on the collection of receivables leading to a decision to increase accounts receivable reserves. ETP’s operational employee incentive program was $7.2 million higher for the year ended December 31, 2008 as compared to August 31, 2007, due to more favorable results achieved during the year ended December 31, 2008 than during the year ended August 31, 2007.

Selling, General and Administrative Expenses.  The increase in selling, general and administrative expenses between the comparable periods was primarily due to increased administrative expense allocations of $2.4 million, increases in wages, deferred compensation and other employee related benefits of $2.7 million, and consulting and other costs related to information technology systems implementations and non-recurring costs related to property settlements in 2008.

Depreciation and Amortization Expense.  The increase in depreciation and amortization expense between the comparable periods was primarily due to the incremental expense resulting from acquisitions made subsequent to August 31, 2007.

Four Months Ended December 31, 2007 compared to the Four Months Ended December 31, 2006 (unaudited tabular dollar amounts in thousands)

In November 2007, we changed our fiscal year end from August 31 to December 31 and, in connection with such change, we are including comparative financial results for the four-month transition period of September 1, 2007 to December 31, 2007.

ETE Stand-alone Results

The following table summarizes the key components of our stand-alone results of operations for the periods indicated:

	Four Months Ended
	December 31,
	2007	2006	Change

Equity in earnings of affiliates	$168,547	$107,586	$60,961
Selling, general and administrative expenses	2,875	3,131	(256)
Interest expense	37,071	28,026	9,045
Losses on non-hedged interest rate derivatives	(27,670)	—	(27,670)
Other, net	(8,128)	252	(8,380)

Equity in Earnings of Affiliates.  The increase in equity in earnings of affiliates was directly related to the changes in the ETP segment income described below.

Interest Expense.  Our interest expense increased because we entered into our term loan facility on November 1, 2006. Such borrowings were outstanding for the entire four months ended December 31, 2007.

Losses on Non-Hedged Interest Rate Derivatives. See discussion below in Other, net.

Other, Net.  The change in other, net was due primarily to losses of $27.7 million on changes in value of interest rate swaps that are not accounted for as hedges. Such gains and losses were included in interest expense during the four months ended December 31, 2006. The four months ended December 31, 2007 also included an expense of $7.8 million for liquidated damages under the registration rights agreements for the March 2007 and November 2006 private placements of ETE common units.

Consolidated Results

	Four Months Ended
	December 31,
	2007	2006	Change

Revenues	$2,349,342	$2,162,466	$186,876
Cost of products sold	1,673,654	1,689,843	(16,189)

Gross margin	675,688	472,623	203,065
Operating expenses	221,757	173,365	48,392
Depreciation and amortization	75,406	52,840	22,566
Selling, general and administrative	61,874	43,602	18,272

Operating income	316,651	202,816	113,835
Interest expense, net of interest capitalized	(103,375)	(82,979)	(20,396)
Equity in earnings (losses) of affiliates	(94)	4,743	(4,837)
Gain (loss) on disposal of assets	14,310	2,212	12,098
Other, net	(34,734)	2,248	(36,982)
Income tax expense	(9,949)	(2,155)	(7,794)

Net income	$182,809	$126,885	$55,924

See the detailed discussion of revenues, cost of products sold, margin and operating expense by operating segment below.

Interest Expense.  Interest expense increased $20.4 million principally due to a net $9.0 million increase in interest expense related to our borrowings, a net $13.8 million increase in interest expense related to increased borrowings on ETP’s Senior Notes and the ETP Credit Facility and $0.5 million of interest on borrowings related to the Transwestern acquisition. ETP borrowings increased primarily due to the financing of growth capital expenditures and the Canyon acquisition. The increased interest expense was offset by $2.0 million of unrealized losses related to non-hedged interest rate swaps included in interest expense for the four months ended December 31, 2006. Unrealized gains and losses related to non-hedged interest rate swaps were included in other income (expense), net for the four months ended December 31, 2007. The increase in interest expense was also offset by propane related interest which decreased $2.0 million due primarily to the scheduled debt payments that have occurred between the four-month periods.

Equity in Earnings of Affiliates.  The decrease in equity in earnings (losses) of affiliates was due primarily to $5.1 million of equity income from our 50% ownership of the member interests in CCEH for the month of November 2006. ETP redeemed its investment in CCEH in connection with its Transwestern acquisition on December 1, 2006. ETP does not include earnings from equity method unconsolidated affiliates in its measurement of operating income because such earnings have not been significant historically.

Gain on Sale of Assets.  On October 1, 2007 ETP sold its 60% interest in a Canadian wholesale fuel business for a gain of $10.2 million.

Income Tax Expense.  As a partnership, ETP is generally not subject to income taxes. However, certain wholly owned subsidiaries are corporations that are subject to income taxes.

The increase in income tax expense was primarily related to $3.9 million recorded for the four months ended December 31, 2007 of Texas margin tax that was not effective until January 1, 2007 and $3.9 million of taxes on the gain on the sale of ETP’s interest in a Canadian wholesale fuel business.

Other, Net.  The change in other, net, was due to the factors discussed above for our stand-alone results.

Segment Operating Results

Operating income by segment is as follows:

	Four Months Ended
	December 31,
	2007	2006	Change

Intrastate transportation and storage	$169,361	$109,262	$60,099
Interstate transportation	29,657	11,854	17,803
Midstream	71,853	40,421	31,432
Retail propane	46,747	49,841	(3,094)
Other	(796)	528	(1,324)
Unallocated selling, general and administrative expenses	(171)	(9,090)	8,919

Operating income	$316,651	$202,816	$113,835

Unallocated Selling, General and Administrative Expenses.  Prior to December 2006, the selling, general and administrative expenses that relate to the general operations of ETP were not allocated to its segments. In conjunction with the Transwestern acquisition, selling, general and administrative expenses are now allocated monthly to ETP’s subsidiaries using the Modified Massachusetts Formula Calculation. The expenses subject to allocation are based on estimated amounts and take into consideration actual expenses from previous months and known trends. The difference between the estimated allocation and actual costs is adjusted in the following month. For the four months ended December 31, 2007, a net $12.1 million allocation to ETP’s subsidiaries exceeded total incurred costs.

Intrastate Transportation and Storage

	Four Months Ended
	December 31,
	2007	2006	Change

Natural gas MMBtu/d — transported	8,787,387	4,889,029	3,898,358
Natural gas MMBtu/d — sold	1,259,566	1,379,721	(120,155)
Revenues	$1,254,401	$1,195,871	$58,530
Cost of products sold	964,568	994,511	(29,943)

Gross margin	289,833	201,360	88,473
Operating expenses	76,428	56,452	19,976
Depreciation and amortization	23,429	19,020	4,409
Selling, general and administrative	20,615	16,626	3,989

Segment operating income	$169,361	$109,262	$60,099

Volumes and Gross Margin.  Increases in intrastate transportation and storage volumes and gross margin are comprised of the following factors:

•	Transported natural gas volumes increased principally due to the increased volumes experienced on the ET Fuel and East Texas Pipeline systems as a result of the completion of the Cleburne to Carthage Pipeline, increased demand to transport natural gas out of the Barnett Shale and Bossier Sands producing regions, and the continued effort to secure long-term shipper contracts.

•	Natural gas sales volumes on the HPL System decreased primarily due to the new CenterPoint contract that commenced on April 1, 2007. Under the previous contract, ETP sold and delivered natural gas to CenterPoint for a bundled price. Under the terms of the new agreement, CenterPoint has contracted for 129 Bcf per year of firm transportation capacity combined with 10 Bcf of working gas capacity in ETP’s Bammel storage facility.

•	Transportation fees increased approximately $53.2 million. Retention revenue increased approximately $29.7 million due to increased volumes transported through ETP’s transportation pipelines;

•	Increase in processing margin of $8.6 million from ETP’s HPL system. Processing margins generated from ETP’s HPL system benefited from favorable market conditions to process and extract NGLs during the four months ended December 31, 2007; and

•	Net decrease in storage margins of $9.4 million. During the four months ended December 31, 2006, ETP recognized approximately $27.0 million of margin on 13 Bcf of gas sold from its Bammel storage facility. Due to market conditions, there were no withdrawals in the same period in 2007; however, ETP did recognize $9.2 million in gains from the discontinuation of hedge accounting resulting from its determination that originally forecasted sales of natural gas from its Bammel storage facility were no longer probable to occur by the specified time period, or within an additional two-month time period thereafter. In addition, fee-based storage revenues increased $8.4 million primarily due to the new Centerpoint contract which commenced on April 1, 2007 in which Centerpoint contracted for 10 Bcf of working gas capacity in ETP’s Bammel storage facility.

Operating Expenses.  Intrastate transportation and storage operating expenses increased $20.0 million primarily due to an increase of $11.4 million in fuel consumption, an increase of $4.5 million in electricity costs, an increase of $6.1 million in compressor and pipeline maintenance, and an increase of $2.0 million in employee related costs such as salaries, incentive compensation and healthcare costs. These increases were offset by a $2.8 million decrease in compressor rentals and a $2.9 million decrease in professional fees related to the EMS contract buyout in September 2007.

Selling, General and Administrative Expenses.  Intrastate transportation and storage selling, general and administrative expenses increased $4.0 million principally due to an increase in general and administrative expenses allocated from the midstream segment as noted above.

Depreciation and Amortization.  Intrastate transportation and storage depreciation and amortization expense increased $4.4 million principally due to additions to property and equipment most notably the Cleburne to Carthage Pipeline.

Interstate Transportation

	Four Months Ended
	December 31,
	2007	2006	Change

Natural gas MMBtu/d — transported	1,708,477	1,822,065	(113,588)
Natural gas MMBtu/d — sold	13,663	14,104	(441)
Revenues	$76,000	$19,003	$56,997
Operating expenses	23,922	1,396	22,526
Depreciation and amortization	12,305	3,191	9,114
Selling, general and administrative	10,116	2,562	7,554

Segment operating income	$29,657	$11,854	$17,803

The increase in all categories was attributable to the Transwestern acquisition on December 1, 2006.

Midstream

	Four Months Ended
	December 31,
	2007	2006	Change

Natural gas MMBtu/d — sold	1,090,090	968,016	122,074
NGLs Bbls/d — sold	25,389	12,458	12,931
Revenues	$1,166,313	$905,392	$260,921
Cost of products sold	1,043,191	839,561	203,630

Gross margin	123,122	65,831	57,291
Operating expenses	17,633	11,710	5,923
Depreciation and amortization	14,943	7,748	7,195
Selling, general and administrative	18,693	5,952	12,741

Segment operating income	$71,853	$40,421	$31,432

Gross Margin.  Midstream’s gross margin increased between comparable periods primarily due to the following factors:

•	Increases in processing margin of $37.6 million and fee-based revenue of $17.9 million from ETP’s gathering and processing assets. The increase was due to incremental volumes from the completion of ETP’s Godley plant in October 2006, the continued expansion of the plant since placing it into service, and the acquisition of three gathering systems during the first six months of the 2007 fiscal year. In addition, ETP’s midstream assets benefited from favorable market conditions to process and extract NGLs during the four months ended December 31, 2007. Due to changes in the contract structures at ETP’s Godley plant, arrangements for which ETP had been recognizing the increased margin from favorable conditions converted to long-term fee-based contracts in November 2007. As such, ETP expects margin from processing at its Godley plant to be more predictable and less sensitive to commodity price volatility. As of December 31, 2007, the Godley plant had approximately 500 MMcf/d of cryoprocessing capacity and 100 MMcf/d of dew point processing capacity.

•	Increase in non-trading margin from ETP’s marketing activities of $1.0 million as market conditions resulted in higher sales volumes conducted by ETP’s producer services’ operations.

•	Decrease in net trading revenues of $5.2 million.

•	Canyon Gathering System — The acquisition of the Canyon Gathering System on October 5, 2007 contributed approximately $5.6 million of incremental margin for the four months ended December 31, 2007.

Operating Expenses.  Midstream operating expenses increased $5.9 million, primarily driven by increased employee-related costs such as salaries, incentive compensation and healthcare costs of $2.2 million, increased compressor rentals of $1.5 million, and increased pipeline and compressor maintenance expense of $0.7 million. The increases were principally due to the gathering system acquisitions in fiscal 2007, the start up and continued expansion of the Godley plant, and the Canyon acquisition.

Selling, General and Administrative Expenses.  Midstream selling, general and administrative expenses increased $12.7 million which was attributable to $9.2 million in increased legal fees principally related to regulatory matters, a $4.2 million allocation of parent company administrative expenses for overhead costs that previously had not been allocated in 2006, and a $1.9 million increase in employee-related costs such as salaries, incentive compensation and healthcare costs. These factors were offset by a $5.8 million increase of general and administrative expenses allocated to the transportation segment. The allocation of general and administrative expenses between the midstream and the intrastate transportation and storage segments is based on the Modified Massachusetts Formula Calculation and is intended to fairly present the segment’s operating results.

Depreciation and Amortization.  Midstream depreciation and amortization expense increased $7.2 million principally due to additions to property and equipment including the completion and continued expansion of ETP’s Godley plant, and the acquisition of certain gathering systems in 2006.

Retail Propane

	Four Months Ended
	December 31,
	2007	2006	Change

Retail propane gallons sold (in thousands)	205,311	214,623	(9,312)
Retail propane revenues	$471,494	$409,821	$61,673
Other retail propane related revenues	39,764	40,020	(256)
Retail propane cost of products sold	315,698	256,994	58,704
Other retail propane related cost of products sold	9,460	10,344	(884)

Gross margin	186,100	182,503	3,597
Operating expenses	102,537	101,508	1,029
Depreciation and amortization	24,537	22,520	2,017
Selling, general and administrative	12,279	8,634	3,645

Segment operating income	$46,747	$49,841	$(3,094)

Volumes.  Total gallons sold by ETP’s retail propane operations decreased due to a combination of below normal degree days, customer conservation, and the slow down of new home construction in our propane markets. The overall weather in ETP’s areas of operations during the four months ended December 31, 2007 was 2.9% warmer than the four months ended December 31, 2006 and 9.8% warmer than normal.

Revenues.  Retail propane revenues increased $61.7 million mainly due to increased sale prices driven by the increased cost of fuel. This increase was offset by 9.8% warmer than normal weather and 2.9% warmer weather than the same period last year.

Cost of Products Sold.  Retail propane cost of products sold increased by $58.7 million mainly related to the increase in overall cost of fuel to the company offset by the decrease in gallons sold. On an average, fuel costs were approximately $0.35/gallon higher.

Gross Margin.  Overall gross margins increased $3.6 million even though gallon sales decreased. The propane margin remained strong despite warmer weather conditions and higher fuel prices. Optimization of the margins is influenced by market opportunities, independent competitors and concerns for long term retention of customers.

Operating Expenses.  Operating expenses increased by $1.0 million. Included in these operating expenses were increases related to higher vehicle fuel costs and other vehicle expenses, offset by the cost conservation efforts of the retail operations and the delay in hiring seasonal staff due to the warmer weather.

Selling, General and Administrative Expenses.  The increase in selling, general and administrative expenses was primarily due to increased administrative expense allocations. Effective with the Transwestern acquisition in December 2006, an allocation of general and administrative expenses based on the Modified Massachusetts Formula Calculation is now made to ETP’s subsidiaries, which increased the retail propane selling, general and administrative expenses by a net $5.1 million for the four months ended December 31, 2007. This increase from the allocation of expenses was offset by the reduction of certain personnel costs at the propane operating partnerships.

Depreciation and Amortization Expense.  The increase in depreciation and amortization expense was primarily due to the depreciation and amortization of assets and amortizable intangibles added through acquisitions made after December 31, 2006.

Liquidity and Capital Resources

Energy Transfer Equity

We currently have no separate operating activities apart from those conducted by ETP. The principal sources of our cash flow are our direct and indirect investments in the limited and general partner interests of ETP. The amount of cash that ETP can distribute to its partners, including us, each quarter is based on earnings from ETP’s business activities and the amount of available cash, as discussed below. We also have a $500.0 million revolving credit facility that expires in February 2011 with available capacity of $376.1 million as of September 30, 2009, which will be replaced by a new $200 million revolving credit facility that we will enter into contemporaneously with this offering, and we currently have no capital requirements.

Our primary cash requirements are for general and administrative expenses, debt service requirements and distributions to our general and limited partners. We currently expect to fund our short-term needs for such items with our distributions from ETP and through borrowings under our new $200 million revolving credit facility that we will enter into contemporaneously with the consummation of this offering.

Energy Transfer Partners

ETP’s ability to satisfy its obligations and pay distributions to its unitholders will depend on its future performance, which will be subject to prevailing economic, financial, business and weather conditions, and other factors, many of which are beyond management’s control.

ETP currently believes that its business has the following future capital requirements:

•	growth capital expenditures for its midstream and intrastate transportation and storage segments primarily for the construction of new pipelines and compression, for which ETP expects to spend between $60 million and $80 million in 2010;

•	growth capital expenditures for its interstate transportation segment, excluding capital contributions to the MEP and FEP projects as discussed below, for the construction of new pipelines and pipeline expansions for its interstate operations, for which ETP expects to spend between $880 million and $900 million in 2010;

•	capital contributions to MEP and FEP as follows:

•	With respect to MEP, capital expenditures have been funded under the MEP Facility and through capital contributions from ETP and KMP, our joint venture partner. In September 2009, MEP issued $800 million of senior unsecured notes and used the proceeds to reduce amounts outstanding under the MEP Facility. ETP made a contribution of $200 million to MEP during October 2009 and does not expect any additional capital contributions during the remainder of 2009. The October 2009 contribution was used to further reduce amounts outstanding under the MEP Facility. Subsequent to these repayments, the commitment amount under the MEP Facility was reduced from $1.4 billion to

$275 million. Availability on the MEP Facility will be used to fund capital expenditures associated with MEP’s expansion projects that are expected to be completed by December 2010. For 2010, ETP expects its capital contributions to MEP to be between $80 million and $90 million.

•	With respect to FEP, in November 2009, it entered into a senior unsecured revolving credit facility, which is severally guaranteed by ETP and KMP. ETP does not expect to make additional capital contributions to FEP and has been reimbursed for its prior capital contributions, which totaled $70.0 million through September 30, 2009.

•	growth capital expenditures for its retail propane segment of between $30 million and $40 million in 2010;

•	maintenance capital expenditures of between $120 million and $130 million in 2010; and

•	acquisitions, including the potential acquisition of new pipeline systems and propane operations.

ETP generally funds its capital requirements with cash flows from operating activities and, to the extent that they exceed cash flows from operating activities, with proceeds of borrowings under existing credit facilities, long-term debt, the issuance of additional common units or a combination thereof.

In light of the current conditions in the capital markets, and based on ETP’s projected growth capital expenditures and capital contributions to joint venture entities, ETP has taken significant steps to preserve its liquidity position including, but not limited to, reducing discretionary capital expenditures and continuing to manage operating and administrative costs. During the nine months ended September 30, 2009, ETP received approximately $578.3 million in net proceeds from its January and April common unit offerings and $993.6 million in net proceeds from an offering of $1.0 billion of aggregate principal amount of ETP senior notes in April. As of September 30, 2009, in addition to approximately $50.1 million of cash on hand, ETP had available capacity under the ETP Credit Facility of approximately $1.45 billion. In addition, ETP received approximately $275.3 million in net proceeds from its October common unit offering and approximately $422.9 million in net proceeds from its January 2010 common unit offering. Based on current estimates, ETP expects to utilize these resources, along with cash from operations, to fund ETP’s announced growth capital expenditures and working capital needs without ETP having the need to access the capital markets again until the latter half of 2010; however, ETP may issue debt or equity securities prior to that time as it deems prudent to provide liquidity for its new capital projects or other partnership purposes.

The assets used in ETP’s natural gas operations, including pipelines, gathering systems and related facilities, are generally long-lived assets and do not require significant maintenance capital expenditures. The assets utilized in ETP’s propane operations do not typically require lengthy manufacturing process time or complicated, high technology components. Accordingly, ETP does not have any significant financial commitments for maintenance capital expenditures in its businesses. From time to time ETP experiences increases in pipe costs due to a number of reasons, including but not limited to, replacing pipe caused by delays from mills, limited selection of mills capable of producing large diameter pipe timely, higher steel prices and other factors beyond our control. However, ETP includes these factors into its anticipated growth capital expenditures for each year.

Cash Flows for the Nine Months Ended September 30, 2009 Compared to the Nine Months Ended September 30, 2008

ETP’s internally generated cash flows may change in the future due to a number of factors, some of which it cannot control. These factors include regulatory changes, the price for its products and services, the demand for such products and services, margin requirements resulting from significant changes in commodity prices, operational risks, the successful integration of its acquisitions and other factors.

Operating Activities.  Cash provided by operating activities during the nine months ended September 30, 2009 was $721.4 million as compared to $908.8 million for the same period in 2008. Net income was $455.8 million and $619.1 million for the 2009 and 2008 periods, respectively. The difference between net income and the net cash provided by operating activities consisted of changes in operating assets and liabilities of $10.2 million and $110.4 million and non-cash activity of $255.4 million and $179.4 million for the 2009 and 2008 periods, respectively.

The non-cash activity in the 2009 and 2008 periods consisted primarily of depreciation and amortization of $239.6 million and $200.9 million, amortization of finance costs charged to interest of $11.6 million and $6.5 million and non-cash compensation expense of $22.3 million and $15.3 million for 2009 and 2008, respectively. These amounts are partially offset by the allowance for equity funds used during construction was $18.6 million and $45.3 million for the 2009 and 2008 periods, respectively.

Various factors affect the changes in operating assets and liabilities such as the timing of accounts receivable collections, payments on accounts payable, the timing of the purchase and sale of propane and natural gas inventories, and the timing of advances and deposits received from customers.

Investing Activities.  Cash used in investing activities during the nine months ended September 30, 2009 was $1.23 billion as compared to $1.44 billion for the same period in 2008. Total capital expenditures (excluding the allowance for equity funds used during construction) for the 2009 period were $703.5 million, including changes in accruals of $98.3 million. This compares to total capital expenditures (excluding the allowance for equity funds used during construction) for the 2008 period of $1.51 billion, including changes in accruals of $119.2 million. In addition, during the 2009 period ETP made advances to its joint ventures of $534.5 million. In the 2008 period, ETP paid $62.0 million in cash for acquisitions. These amounts were offset by a $63.5 million net reimbursement during the first quarter of 2008 from MEP to ETP for previous advances to MEP.

Growth capital expenditures for the 2009 period, before changes in accruals, were $394.5 million for ETP’s midstream and intrastate transportation and storage segments, $107.7 million for its interstate transportation segment, and $31.3 million for its retail propane segment and all other. ETP also incurred $71.8 million of maintenance capital expenditures, of which $45.4 million related to its midstream and intrastate transportation and storage segments, $8.9 million related to its interstate segment and $17.4 million related to its retail propane segment.

Growth capital expenditures for the 2008 period, before changes in accruals, were $935.5 million for ETP’s midstream and intrastate transportation and storage segments, $581.0 million for its interstate transportation segment, and $34.5 million for its retail propane segment and all other. ETP also incurred $75.9 million in maintenance expenditures, of which $43.0 million related to its midstream and intrastate transportation and storage segments, $13.5 million related to its interstate transportation segment and $19.4 million related to its retail propane segment.

Financing Activities.  Cash provided by financing activities during the nine months ended September 30, 2009 period was $462.5 million as compared to $1.10 billion for the same period in 2008. In the 2009 period, ETP received $578.9 million in net proceeds from common unit offerings as compared to $373.1 million in 2008. Net proceeds from ETP’s offerings were used to repay outstanding borrowings under the ETP Credit Facility, to fund capital expenditures and to fund capital contributions to joint ventures related to pipeline construction projects. During the 2009 period, we had a net increase in our debt level of $520.6 million as compared to a net increase in our debt level of $1.32 billion for 2008. In addition, we paid distributions of $351.0 million to our partners in 2009 as compared to $328.6 million in 2008 and paid distributions to noncontrolling interests of $278.3 million in 2009 as compared to $240.0 million in 2008.

In the 2009 period, the net increase in debt was primarily due to ETP’s borrowings to fund capital expenditures and to fund its capital contributions to joint ventures, partially offset by the use of proceeds from its common unit offerings. ETP also issued senior notes for net proceeds of $993.6 million, which were used to repay outstanding borrowings under the ETP Credit Facility and for general partnership purposes.

In the 2008 period, ETP received $1.48 billion in net proceeds from the issuance of senior notes, which were used to repay principal and interest on its credit facilities, to fund its growth capital expenditures and for general partnership purposes.

Cash Flows for the Year Ended December 31, 2008 Compared to the Year Ended August 31, 2007

Operating Activities.  Cash provided by operating activities during the year ended December 31, 2008, was $1.14 billion as compared to cash provided by operating activities of $1.01 billion for the year ended August 31, 2007. The difference between net income and the net cash provided by operations for the year ended December 31, 2008 consisted of non-cash charges of $307.5 million (principally depreciation and amortization) and changes in operating assets and liabilities of $156.4 million. Various components of operating assets and liabilities changed significantly from the prior period including factors such as the timing of accounts receivable collections, payments on accounts payable, the timing of the purchase and sale of propane and natural gas inventories, and the timing of advances and deposits received from customers.

Investing Activities.  Cash used in investing activities during the year ended December 31, 2008 of $2.02 billion was comprised primarily of cash paid for acquisitions of $84.8 million and $1.92 billion invested for growth capital expenditures (net of contribution in aid of construction costs as discussed in Note 2 to our consolidated financial statements), including changes in accruals of $57.9 million. Total growth capital expenditures consist of $1.19 billion for ETP’s intrastate operations, $695.1 million for its interstate operations, and $40.2 million for its propane operations. ETP also incurred $141.0 million in maintenance expenditures needed to sustain operations of which $75.4 million related to intrastate operations, $25.1 million related to interstate operations, and $40.5 million to propane operations. In addition, ETP received a reimbursement of $63.5 million, net during the first quarter of 2008 from MEP for previous advances. There were also advances of $9.0 million made to FEP during the year ended December 31, 2008.

Financing Activities.  Cash provided by financing activities was $907.3 million for the year ended December 31, 2008. ETP received $373.1 million in net proceeds from its common unit offerings. Proceeds from the equity offerings were used to repay borrowings from the ETP Credit Facility. ETP also received net proceeds of approximately $2.08 billion from its issuance of senior notes which were used to repay other indebtedness. During the year ended December 31, 2008, we had a net increase in our debt level of $1.32 billion primarily to fund ETP’s growth capital expenditures and for general partnership purposes. During the year ended December 31, 2008, we paid distributions of $435.9 million to our partners related to the four-month transition period ended December 31, 2007 and the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

Financing and Sources of Liquidity

During 2009 and thus far in 2010, ETP closed on the following public offerings of common units, which were registered under the Securities Act pursuant to a Registration Statement on Form S-3ASR. The net proceeds were used by ETP to repay outstanding borrowings under the ETP Credit Facility, to fund capital expenditures, to fund capital contributions to joint venture entities related to pipeline construction projects, and for general partnership purposes:

•	6,900,000 common units in January 2009 at $34.05 per unit, resulting in net proceeds of approximately $225.9 million;

•	9,775,000 common units in April 2009 at $37.55 per unit, resulting in net proceeds of approximately $352.4 million;

•	6,900,000 common units in October 2009 at $41.27 per unit, resulting in net proceeds of approximately $275.3 million; and

•	9,775,000 common units in January 2010 at $44.72 per unit, resulting in net proceeds of approximately $422.9 million.

In April 2009, ETP completed the issuance of $350.0 million aggregate principal amount of 8.50% ETP senior notes due 2014 and $650.0 million aggregate principal amount of 9.00% ETP senior notes due 2019. The proceeds of approximately $993.6 million were used to repay borrowings under the ETP Credit Facility and for general partnership purposes.

On August 26, 2009, ETP entered into an Equity Distribution Agreement with UBS. Pursuant to this agreement, ETP may offer and sell from time to time through UBS, as their sales agent, its common units having an aggregate offering price of up to $300.0 million. Sales of the units will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions or as otherwise agreed between ETP and UBS. Under the terms of this agreement, ETP may also sell its common units to UBS as principal for its own account at a price agreed upon at the time of sale. Any sale of ETP common units to

UBS as principal would be pursuant to the terms of a separate agreement between ETP and UBS. As of December 31, 2009, ETP had sold 2,079,593 common units pursuant to this agreement for net proceeds of approximately $89.7 million.

ETP filed a Registration Statement on Form S-3 with the SEC that was declared effective under the Securities Act on August 14, 2009, and registered common units and debt securities with an aggregate offering price of $1.0 billion that may be offered for sale by ETP from time to time. Pursuant to that same Registration Statement, ETP also filed a prospectus with the SEC to register 12,000,000 ETP common units that are currently held by us and may be sold by us from time to time.

In addition, ETP filed a Registration Statement on Form S-4 with the SEC that was declared effective under the Securities Act on October 2, 2009, to register 7,500,000 ETP common units that may be issued from time to time in connection with one or more acquisitions. On November 6, 2009, ETP issued 1,450,076 common units in exchange for the contribution to ETP of all of the outstanding equity interests of SEC General Holdings, LLC, a Texas limited liability company, SEC Energy Products & Services, L.P., a Texas limited partnership, SEC Energy Realty GP, LLC, a Texas limited liability company, and SEC-EP Realty, Ltd., a Texas limited partnership. The acquired companies operate a natural gas compression equipment business in Arkansas, California, Colorado, Louisiana, New Mexico, Oklahoma, Pennsylvania and Texas.

As of December 31, 2008 and September 30, 2009, our outstanding indebtedness was as follows (in thousands):

	September 30,	December 31,
	2009	2008

ETE Indebtedness
Senior Secured Term Loan Facility	$1,450,000	$1,450,000
Senior Secured Revolving Credit Facility	123,923	121,642
ETP Indebtedness
ETP Senior Notes	5,050,000	4,050,000
Transwestern Senior Notes	520,000	520,000
HOLP Senior Secured Notes	144,912	181,410
Revolving Credit Facilities	483,265	912,000
Other long-term debt	27,159	14,014
Unamortized discounts	(13,009)	(13,477)

Total Debt	$7,786,250	$7,235,589

For a description of our current indebtedness, including the indebtedness of ETP, please see “Description of Other Indebtedness.”

Contractual Obligations

The following table summarizes our long-term debt and other contractual obligations as of December 31, 2008 (in thousands):

	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt(a)	$7,235,589	$45,232	$206,862	$3,147,308	$3,836,187
Interest on fixed rate long-term debt(b)	4,097,248	307,958	637,148	604,179	2,547,963
Payments on derivatives	264,142	142,432	88,558	23,684	9,468
Purchase commitments(c)	259,483	256,901	2,582	—	—
Operating lease obligations	314,648	21,041	38,498	30,999	224,110

Totals	$12,171,110	$773,564	$973,648	$3,806,170	$6,617,728

(a)	See “Description of Other Indebtedness.”

(b)	Fixed rate interest on long-term debt includes the amount of interest due on our fixed rate long-term debt. These amounts do not include interest on variable rate debt obligations, which include our and ETP’s revolving credit facilities and revolving credit facility swingline loan options. As of December 31, 2008, variable rate interest on our and ETP’s outstanding balance of variable rate debt of $2.48 billion would be $90.3 million on an annual basis.

(c)	We define a purchase commitment as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have long and short-term product purchase obligations for propane and energy commodities with third-party suppliers. These purchase obligations are entered into at either variable or fixed prices. The purchase prices that we are obligated to pay under variable price contracts approximate market prices at the time we take delivery of the volumes. Our estimated future variable price contract payment obligations are based on the December 31, 2008 market price of the applicable commodity applied to future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. The purchase prices that we are obligated to pay under fixed price contracts are established at the inception of the contract. Our estimated future fixed price contract payment obligations are based on the contracted fixed price under each commodity contract. Obligations shown in the table represent estimated payment obligations under these contracts for the periods indicated.

Cash Distributions

Cash Distributions Received by Energy Transfer Equity from Energy Transfer Partners

Currently, our only cash-generating assets are our direct and indirect partnership interests in ETP. These ETP interests consist of all of ETP’s general partner interest, 100% of ETP’s incentive distribution rights and 62,500,797 ETP common units held by us.

The total amount of distributions we received from ETP relating to our limited partner interests, general partner interest and incentive distribution rights for the periods ended as noted below is as follows (in thousands):

	Nine Months			Four Months
	Ended		Year Ended	Ended	Year Ended
	September 30,		December 31,	December 31,	August 31,
	2009	2008	2008	2007	2007

Limited Partner Interests	$167,580	$166,018	$221,878	$70,313	$199,221
General Partner Interest	14,588	12,740	17,322	5,110	13,676
Incentive Distribution Rights	255,808	219,298	298,575	85,775	222,353

Total distributions received from ETP(1)	$437,976	$398,056	$537,775	$161,198	$435,250

(1)	Represents cash distributions received in respect of each of the quarters included within the period, including distributions paid in respect of the last quarter of such period after the end of such quarter and excluding distributions paid during the first quarter of such period in respect of the prior quarter.

Cash Distributions to Energy Transfer Equity Unitholders

Under our partnership agreement, we will distribute all of our available cash, as defined, within 50 days following the end of each fiscal quarter. Available cash generally means, with respect to any quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of our general partner that is necessary or appropriate to provide for future cash requirements.

Distributions declared by us are summarized as follows:

	Record Date	Payment Date	Amount per Unit
Calendar Year Ended December 31, 2009
	November 9, 2009	November 19, 2009	$0.5350
	August 7, 2009	August 19, 2009	0.5350
	May 8, 2009	May 19, 2009	0.5250
	February 6, 2009	February 19, 2009	0.5100
Calendar Year Ended December 31, 2008
	November 10, 2008	November 19, 2008	$0.4800
	August 7, 2008	August 19, 2008	0.4800
	May 5, 2008	May 19, 2008	0.4400
	February 1, 2008(1)	February 19, 2008	0.5500
Transition Period Ended December 31, 2007
	October 5, 2007	October 19, 2007	$0.3900
Fiscal Year Ended August 31, 2007
	July 2, 2007	July 19, 2007	$0.3725
	April 9, 2007	April 16, 2007	0.3560
	January 4, 2007	January 19, 2007	0.3400
	October 5, 2006	October 19, 2006	0.3125

(1)	One-time four-month distribution — On January 18, 2008 our Board of Directors approved the management recommendation for a one-time four-month distribution for our unitholders to complete the conversion to a calendar year end from the previous August 31 fiscal year end. Our distribution amount related to the four months ended December 31, 2007 was $0.55 per common unit, representing a distribution of $0.41 per unit for the three-month period and $0.14 per unit for the additional month. This distribution was paid on February 19, 2008 to our unitholders of record as of the close of business on February 1, 2008.

Cash Distributions to Energy Transfer Partners Unitholders

Distributions paid by ETP are summarized as follows:

	Record Date	Payment Date	Amount per Unit
Calendar Year Ended December 31, 2009
	November 9, 2009	November 16, 2009	$0.89375
	August 7, 2009	August 14, 2009	0.89375
	May 8, 2009	May 15, 2009	0.89375
	February 6, 2009	February 13, 2009	0.89375
Calendar Year Ended December 31, 2008
	November 10, 2008	November 14, 2008	$0.89375
	August 7, 2008	August 14, 2008	0.89375
	May 5, 2008	May 15, 2008	0.86875
	February 1, 2008(1)	February 14, 2008	1.12500
Transition Period Ended December 31, 2007
	October 5, 2007	October 15, 2007	$0.82500
Fiscal Year Ended August 31, 2007
	July 2, 2007	July 19, 2007	$0.80625
	April 6, 2007	April 13, 2007	0.78750
	January 4, 2007	January 15, 2007	0.76875
	October 5, 2006	October 16, 2006	0.75000

(1)	One-time four-month distribution — On January 18, 2008 the Board of Directors of ETP GP approved the management recommendation for a one-time four-month distribution for ETP unitholders to complete the conversion to a calendar year end from the previous August 31 fiscal year end. ETP’s distribution amount related to the four months ended December 31, 2007 was $1.125 per common unit, representing a distribution of $0.84375 per unit for the three-month period and $0.28125 per unit for the additional month. This distribution was paid on February 14, 2008 to ETP’s unitholders of record as of the close of business on February 1, 2008.

Estimates and Critical Accounting Policies

The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical. Our critical accounting policies are discussed below. For further details on our accounting policies and a discussion of new accounting pronouncements, please see “— New Accounting Standards and Changes to Significant Accounting Policies.”

Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and accruals for and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results for the midstream and intrastate transportation and storage segments are estimated using volume estimates and market prices. Any differences between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the year ended December 31, 2008 represent the actual results in all material respects.

Some of the other more significant estimates made by management include, but are not limited to, the timing of certain forecasted transactions that are hedged, allowances for doubtful accounts, the fair value of derivative instruments, useful lives for depreciation and amortization, purchase accounting allocations and subsequent realizability of intangible assets, estimates related to our unit-based compensation plans, deferred taxes, assets and liabilities resulting from the regulated ratemaking process, contingency reserves and environmental reserves. Actual results could differ from those estimates.

Revenue Recognition.  Revenues for sales of natural gas, NGLs including propane, and propane appliances, parts, and fittings are recognized at the later of the time of delivery of the product to the customer or the time of sale or installation. Revenue from service labor, transportation, treating, compression, and gas processing, is recognized upon completion of the service. Transportation capacity payments are recognized when earned in the period the capacity is made available. Tank rent is recognized ratably over the period it is earned.

Results from the midstream segment are determined primarily by the volumes of natural gas gathered, compressed, treated, processed, purchased and sold through ETP’s pipeline and gathering systems and the level of natural gas and NGL prices. ETP generates midstream revenues and gross margins principally under fee-based or other arrangements in which ETP receives a fee for natural gas gathering, compressing, treating or processing services. The revenue earned from these arrangements is directly related to the volume of natural gas that flows through ETP’s systems and is not directly dependent on commodity prices.

ETP also utilizes other types of arrangements in its midstream segment, including (i) discount-to-index price arrangements, which involve purchases of natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount, (ii) percentage-of-proceeds arrangements under which ETP gathers and processes natural gas on behalf of producers, sells the resulting residue gas and NGL volumes at market prices and remits to producers an agreed upon percentage of the proceeds based on an index price, and (iii) keep-whole arrangements where ETP gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs to third parties at market prices. In many cases, ETP provides services under contracts that contain a combination of more than one of the arrangements described above. The terms of ETP’s contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. ETP’s contract mix may change as a result of changes in producer preferences, expansion in regions where some types of contracts are more common and other market factors.

ETP conducts marketing operations in which it markets the natural gas that flows through its assets, referred to as on-system gas. ETP also attracts other customers by marketing volumes of natural gas that do not move through ETP’s assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells that natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

ETP has a risk management policy that provides for its marketing and trading operations to execute limited strategies. These activities are monitored independently by ETP’s risk management function and must take place within predefined limits and authorizations. Certain strategies are considered trading activities for accounting purposes and are accounted for on a net basis in revenues on the consolidated statements of operations. ETP’s trading activities include purchasing and selling natural gas and the use of financial instruments, including basis contracts and gas daily contracts.

Revenue and costs related to ETP’s energy trading contracts are presented on a net basis in the statement of operations. As a result of ETP’s trading activities and the use of derivative financial instruments that may not qualify for hedge accounting in its midstream and intrastate transportation and storage segments, the degree of earnings volatility that can occur may be significant, favorably or unfavorably, from period to period. ETP attempts to manage this volatility through the use of daily position and profit and loss reports provided to the risk management committee, which includes members of senior management, and predefined limits and authorizations set forth by ETP’s risk management policy.

ETP’s intrastate transportation and storage and interstate transportation segments results are determined primarily by the amount of capacity its customers reserve as well as the actual volume of natural gas that flows through the transportation pipelines. Under transportation contracts, ETP’s customers are charged (i) a demand fee, which is a fixed fee for the reservation of an agreed amount of capacity on the transportation pipeline for a specified period of time and which obligates the customer to pay even if the customer does not transport natural gas on the respective pipeline, (ii) a transportation fee, which is based on the actual throughput of natural gas by the customer, (iii) a fuel retention based on a percentage of gas transported on the pipeline, or (iv) a combination of the three, generally payable monthly. ETP’s intrastate transportation and storage segment also generates its revenues and margin from fees charged for storing customers’ working natural gas in ETP’s storage facilities, primarily on the ET Fuel system, and to a lesser extent, on the HPL System.

ETP’s intrastate transportation and storage segment also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the HPL System. Generally, ETP purchases natural gas from the market, including purchases from the midstream segment’s marketing operations, and from producers at the wellhead. To the extent the natural gas is obtained from producers, it is purchased at a discount to a specified price and is typically resold to customers at a price based on a published index.

ETP engages in natural gas storage transactions in which it seeks to find and profit from pricing differences that occur over time utilizing the Bammel storage reservoir on its HPL System. ETP purchases physical natural gas and then sells financial contracts at a price sufficient to cover its carrying costs and provide for a gross profit margin. Since the acquisition of the HPL System, ETP has continually managed its positions to enhance the future profitability of its storage position. ETP expects margins from the HPL System to be higher during the periods from November to March of each year and lower during the period from April through October of each year due to the increased demand for natural gas during colder weather. However, ETP cannot assure that management’s expectations will be fully realized in the future and in what time period, due to various factors including weather, availability of natural gas in regions in which ETP operates, competitive factors in the energy industry, and other issues.

Regulatory Assets and Liabilities.  Transwestern is subject to regulation by certain state and federal authorities, is part of ETP’s interstate transportation segment and has accounting policies that conform to the accounting requirements and ratemaking practices of the regulatory authorities. The application of these accounting policies allows ETP to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the consolidated statement of operations by an unregulated company. These deferred assets and liabilities will be reported in results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers. Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities will require judgment and interpretation of laws and regulatory commission orders. If, for any reason, ETP ceases to meet the criteria for application of regulatory accounting treatment for all or part of its operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the consolidated balance sheet for the period in which the discontinuance of regulatory accounting treatment occurs.

Fair Value of Derivative Commodity Contracts.  ETP utilizes various exchange-traded and over-the-counter commodity financial instrument contracts to limit its exposure to margin fluctuations in natural gas, NGL and propane prices and in its trading activities. These contracts consist primarily of commodity forwards, futures, swaps, options and certain basis contracts as cash flow hedging instruments. Certain contracts are not accounted for as hedges and the gains and losses resulting from changes in the fair value of these contracts are recorded on a current basis on the statement of operations. In ETP’s retail propane business, ETP classifies all gains and losses from these derivative contracts entered into for risk management purposes as liquids marketing revenue in the consolidated statement of operations. The gains and losses on the natural gas derivative contracts that are entered into for trading purposes are recognized in the midstream and intrastate transportation and storage revenue on a net basis in the consolidated statement of operations. The non-trading gains and losses for natural gas contracts are recorded as cost of products sold in the consolidated statement of operations. On ETP’s contracts that are designated as cash flow hedges, the effective portion of the hedged gain or loss is initially reported as a component of other comprehensive income and is subsequently reclassified into earnings when the physical transaction settles. The ineffective portion of the gain or loss is reported in earnings immediately. ETP utilizes published settlement prices for exchange-traded contracts, quotes provided by brokers, and estimates of market prices based on daily contract activity to estimate the fair value of these contracts. ETP also uses the Black-Scholes valuation model to estimate the value of certain options. Changes in the methods used to determine the fair value of these contracts could have a material effect on ETP’s results of operations. ETP does not anticipate future changes in the methods used to determine the fair value of these derivative contracts. See “— Quantitative and Qualitative Disclosures about Market Risk” for further discussion regarding our derivative activities.

Financial Assets and Liabilities at Fair Value.  We have marketable securities, commodity derivatives and interest rate derivatives that are accounted for as assets and liabilities at fair value in our consolidated balance sheets. We determine the fair value of our financial assets and liabilities subject to fair value measurement by using the highest possible “Level.” Level 1 inputs are observable quotes in an active market for identical assets and liabilities. We consider the valuation of marketable securities and commodity derivatives transacted through a clearing broker with a published price from the appropriate exchange as a Level 1 valuation. Level 2 inputs are inputs observable for similar assets and liabilities. We consider over-the-counter, or OTC, commodity derivatives entered into directly with third parties Level 2 valuation since the values of these derivatives are quoted on an exchange for similar transactions. We consider the valuation of our interest rate derivatives as Level 2 since we use a LIBOR curve based on quotes from an active exchange of Eurodollar futures for the same period as the future interest swap settlements and discount the future cash flows accordingly, including the effects of our credit risk. Level 3 utilizes significant unobservable inputs. We currently do not have any assets or liabilities considered as Level 3 valuations.

Impairment of Long-Lived Assets and Goodwill.  Long-lived assets are required to be tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Goodwill and intangibles with indefinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. An impairment loss should be recognized only if the carrying amount of the asset/goodwill is not recoverable and exceeds its fair value.

In order to test for recoverability, ETP must make estimates of projected cash flows related to the asset which include, but are not limited to, assumptions about the use or disposition of the asset, estimated remaining life of the asset, and future expenditures necessary to maintain the asset’s existing service potential. In order to determine fair value, ETP makes certain estimates and assumptions, including, among other things, changes in general economic conditions in regions in which its markets are located, the availability and prices of natural gas and propane supply, its ability to negotiate favorable sales agreements, the risks that natural gas exploration and production activities will not occur or be successful, its dependence on certain significant customers and producers of natural gas, and competition from other midstream companies, including major energy producers. Due to the subjectivity of the assumptions used to test for recoverability and to determine fair value, significant impairment charges could result in the future, thus affecting ETP’s future reported net income.

Property, Plant, and Equipment.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of ETP’s assets and to extend their useful lives. Maintenance capital expenditures also include capital expenditures made to connect additional wells to ETP’s systems in order to maintain or increase throughput on its existing assets. Growth or expansion capital expenditures are capital expenditures made to expand the existing operating capacity of ETP’s assets, whether through construction or acquisition. ETP treats repair and maintenance expenditures that do not extend the useful life of existing assets as operating expenses as ETP incurs them. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in the consolidated statement of operations. Depreciation of property, plant and equipment is provided using the straight-line method based on their estimated useful lives ranging from 3 to 80 years. Changes in the estimated useful lives of the assets could have a material effect on ETP’s results of operation. ETP does not anticipate future changes in the estimated useful lives of our property, plant, and equipment.

Asset Retirement Obligation.  An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made.

In order to determine fair value, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective. ETP has determined that it is obligated by contractual or regulatory requirements to remove assets or perform other remediation upon retirement of certain assets. However, the fair value of ETP’s asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminate. ETP will record an asset retirement obligation in the periods in which it can reasonably determine the settlement dates.

Legal Matters.  We are subject to litigation and regulatory proceedings as a result of ETP’s business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from claims, orders, judgments or settlements. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We expense legal costs as incurred, and all recorded legal liabilities are revised as required as better information becomes available to us. The factors we consider when recording an accrual for contingencies include, among others: (i) the opinions and views of our legal counsel; (ii) our previous experience; and (iii) the decision of our management as to how we intend to respond to the complaints.

New Accounting Standards and Changes to Significant Accounting Policies

Certain adjustments have been made to prior period information to conform to current period presentation, as discussed more fully below.

Accounting Standards Codification.  On July 1, 2009, the Financial Accounting Standards Board, or FASB, instituted a new referencing system, which codifies, but does not amend, previously existing nongovernmental GAAP. The FASB Accounting Standards Codificationtm, or ASC, is now the single authoritative source for GAAP. Although the implementation of ASC has no impact on our financial statements, certain references to authoritative GAAP literature have been changed to cite the appropriate content within the ASC.

Noncontrolling Interests.  On January 1, 2009, we adopted SFAS 160, now incorporated into ASC 810-10, which established new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, the new standard requires the recognition of a noncontrolling interest (minority interest) as equity in the condensed consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest is included in consolidated net income on the face of the income statement. The new standard clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, the new standard requires that a parent recognizes a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss is measured using the fair value of the noncontrolling equity investment on the deconsolidation date. This standard also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The adoption of this standard did not have a significant impact on our financial position or results of operations. However, it did result in certain changes to our financial statement presentation, including the change in classification of noncontrolling interest (minority interest) from liabilities to equity on the condensed consolidated balance sheet.

Upon adoption, we reclassified $2.42 billion from minority interest liability to noncontrolling interest as a separate component of equity in our condensed consolidated balance sheet as of December 31, 2008. In addition, we reclassified $266.6 million of minority interest expense to net income attributable to noncontrolling interest in our condensed consolidated statements of operations for the nine months ended September 30, 2008. Net income per limited partner unit has not been affected as a result of the adoption of this standard.

Earnings per Unit.  On January 1, 2009, we adopted a new methodology for calculating earnings per unit to reflect recently ratified changes to accounting standards. This new standard was originally issued as Emerging Issues Task Force Issue No. 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships and is now incorporated into ASC 260-10. Our adoption of this standard did not have an impact on the calculation of ETE’s earnings per unit.

On January 1, 2009, we also adopted FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities which is now incorporated into ASC 260-10. This standard clarifies that unvested share-based payment awards constitute participating securities, if such awards include nonforfeitable rights to dividends or dividend equivalents. Consequently, awards that are deemed to be participating securities must be allocated earnings in the computation of earnings per share under the two-class method. Based on unvested unit awards outstanding at the time of adoption, application of this standard did not have a material impact on our computation of earnings per unit.

Business Combinations.  On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations, which is now incorporated into ASC 805. The new standard significantly changes the accounting for business combinations and includes a substantial number of new disclosure requirements. The new standard requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions and changes the accounting treatment for certain specific items, including:

•	Acquisition costs are generally expensed as incurred;

•	Noncontrolling interests (previously referred to as “minority interests”) are valued at fair value at the acquisition date;

•	In-process research and development is recorded at fair value as an indefinite-lived intangible asset at the acquisition date;

•	Restructuring costs associated with a business combination are generally expensed subsequent to the acquisition date; and

•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date are recorded in income taxes.

Our adoption of this standard did not have an immediate impact on our financial position or results of operations; however, it has impacted the accounting for our business combinations subsequent to adoption.

Derivatives Instruments and Hedging Activities.  On January 1, 2009, we adopted Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133, which is now incorporated into ASC 815. This standard changed the disclosure requirements for derivative instruments and hedging activities, including requirements for qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The standard only affected disclosure requirements; therefore, our adoption did not impact our financial position or results of operations.

Equity Method Investment Accounting.  On January 1, 2009, we adopted Emerging Issues Task Force Issue No. 08-6, Equity Method Investment Accounting Considerations, which is now incorporated into ASC 323-10-35. This standard establishes the requirements for initial measurement of an equity method investment, including the accounting for contingent consideration related to the acquisition of an equity method investment, and also clarifies the accounting for (1) an other-than-temporary impairment of an equity method investment and (2) changes in level of ownership or degree of influence with respect to an equity method investment. Our adoption did not have a material impact on our financial condition or results of operations.

Subsequent Events.  During 2009, we adopted Statement of Financial Accounting Standards No. 165, Disclosures about Subsequent Events, which is now incorporated into ASC 855. Under this standard, we are required to evaluate subsequent events through the date that our financial statements are issued and also required to disclose the date through which subsequent events are evaluated. The adoption of this standard does not change our current practices with respect to evaluating, recording and disclosing subsequent events; therefore, our adoption of this statement during the second quarter had no impact on our financial position or results of operations.

Quantitative and Qualitative Disclosure about Market Risk

Market risk includes the risk of loss arising from adverse changes in market rates and prices. We and ETP face market risk from commodity variations, risks related to interest rate variations, and to a lesser extent, credit risks. From time to time, ETP may utilize derivative financial instruments as described below to manage its exposure to such risks.

Commodity Price Risk

ETP is exposed to commodity price risk from the risk of price changes in the natural gas, NGLs and propane that ETP buys and sells in its midstream and intrastate transportation and storage operations. ETP controls the scope of risk management, marketing and trading activities through a comprehensive set of policies and procedures involving senior levels of management. The audit committee of ETP’s Board of Directors has oversight responsibilities for ETP’s risk management limits and policies. A risk oversight committee, comprised of ETP’s Chief Executive Officer, Chief Financial Officer, Chief Administrative and Compliance Officer, President and Chief Operating Officer, Vice President of Administration, Senior Vice President of Marketing, and Controller of ETP’s midstream and intrastate transportation and storage operations, sets forth risk management policies and objectives. The committee establishes procedures for risk assessment, control and valuation, counterparty credit approval, and the monitoring and reporting of derivative activity and risk exposures. The trading activities are subject to the commodity risk management policy that includes risk management limits, including volume and stop-loss limits, to manage exposure to market risk. ETP does not engage in any derivative related activities in its interstate transportation segment.

In ETP’s retail propane business, the market price of propane is often subject to volatility as a result of supply or other market conditions over which ETP has no control. In the past, price changes have generally been passed along to ETP’s propane customers to maintain gross margins, mitigating the commodity price risk. In order to help ensure adequate supply sources are available to ETP during periods of high demand, ETP will at times purchase significant volumes of propane at the current market prices during periods of low demand, which generally occur during the summer months. The propane is then stored at both ETP’s customer service locations and in major storage facilities for future resale.

Non-trading Activities

ETP uses a combination of derivative financial instruments including, but not limited to, futures, price swaps, options and basis swaps to manage its exposure to market fluctuations in the prices of natural gas, NGLs and propane. Swaps and futures allow ETP to protect its margins because corresponding losses or gains in the value of financial instruments are generally offset by gains or losses in the physical market.

The use of financial instruments may expose ETP to the risk of financial loss in certain circumstances, including instances when (1) sales volumes are less than expected, or (2) its counterparties fail to purchase the contracted quantities of natural gas or propane or otherwise fail to perform. To the extent that ETP engages in derivative activities, it may be prevented from realizing the benefits of favorable price changes in the physical market. However, ETP is similarly protected against decreases in such prices on these transactions.

ETP manages its price risk related to future physical purchase or sale commitments for its marketing activities by entering into either corresponding physical delivery contracts or financial instruments with an objective to balance its future commitments and significantly reduce its risk to the movement in prices. However, ETP is subject to counterparty risk for both the physical and financial contracts. ETP also utilizes forward purchase contracts to acquire a portion of the propane that it resells to its customers, which allows ETP to manage its exposure to unfavorable changes in commodity prices and to assure adequate physical supply. ETP accounts for such physical contracts as “normal purchases and sales exception” and, as such, does not record these contracts at fair value on their balance sheet.

In connection with the acquisition of the HPL System, ETP acquired certain physical forward contracts that contain embedded options that ETP has not designated as a normal purchase and sale nor were the contracts designated as hedges. These contracts are marked to market, along with the financial options that offset them, and are recorded in the statement of operations and on ETP’s consolidated balance sheet as a component of price risk management assets and liabilities. As of December 31, 2008, these contracts have settled and are no longer reflected on ETP’s consolidated balance sheet.

In ETP’s midstream and intrastate transportation and storage segments, ETP accounts for certain of its derivatives as cash flow hedges. All derivatives are recognized on the balance sheet at fair value as price risk management assets and liabilities. If ETP designates a derivative financial instrument as a cash flow hedge and it qualifies for hedge accounting, a change in the fair value is deferred in Accumulated Other Comprehensive Income, or AOCI, until the underlying hedged transaction is recorded in earnings. Any ineffective portion of a cash flow hedge’s change in fair value is recognized each period in earnings. Realized gains and losses on derivative financial instruments that are designated as cash flow hedges are included in cost of products sold in the period the hedged transactions is recorded in earnings. Gains and losses deferred in AOCI related to cash flow hedges remain in AOCI until the underlying physical transactions are recorded in earnings, unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter. For those financial derivative instruments that do not qualify for hedge accounting, the change in market value is recorded each period in cost of products sold in the consolidated statements of operations.

ETP attempts to maintain balanced positions in its midstream and intrastate transportation and storage segments to protect it from the volatility in the energy commodities markets. To the extent open commodity positions exist, fluctuating commodity prices can impact ETP’s financial results either favorably or unfavorably.

Trading Activities

Due to a high level of market volatility as well as other business considerations, as of July 2008 ETP determined that it will no longer engage in the trading of financial derivative instruments that are not offset by physical positions. As a result, ETP will no longer have any material exposure to market risk from such derivative positions. The derivative contracts that were previously entered into for trading purposes are recognized in the consolidated balance sheets at fair value, and changes in the fair value of these derivative instruments are recognized each period in midstream and intrastate transportation and storage revenue in the consolidated statements of operations on a net basis.

ETP’s commodity-related price risk management assets and liabilities as of September 30, 2009 were as follows:

				Fair Value
		Notional		Asset
	Commodity	Volume	Maturity	(Liability)
				(in thousands)

Mark to Market Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	78,932,500	2009-2011	$16,291
Swing Swaps IFERC (MMBtu)	Natural Gas	(53,500,000)	2009-2010	3,389
Fixed Swaps/Futures (MMBtu)	Natural Gas	(3,755,000)	2009-2011	3,527
Forwards/Swaps (Gallons)	Propane/Ethane	11,718,000	2009-2010	2,447
Fair Value Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	(31,095,000)	2009-2010	$(6,235)
Fixed Swaps/Futures (MMBtu)	Natural Gas	(31,967,500)	2009-2010	(7,341)
Cash Flow Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	(16,830,000)	2009-2010	$(390)
Fixed Swaps/Futures (MMBtu)	Natural Gas	(27,625,000)	2009-2010	(18,675)
Forwards/Swaps (Gallons)	Propane/Ethane	28,518,000	2009-2010	4,312

Credit Risk

ETP maintains credit policies with regard to its counterparties that it believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

ETP’s counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. For financial instruments, failure of a counterparty to perform on a contract could result in ETP’s inability to realize amounts that have been recorded on our condensed consolidated balance sheets and recognized in net income or other comprehensive income. For additional discussion of ETP’s credit risks, please see “Risk Factors.”

Sensitivity Analysis

The table below summarizes ETP’s commodity-related financial derivative instruments and fair values as of September 30, 2009, as well as the effect of an assumed hypothetical 10% change in the underlying price of the commodity.

			Fair Value	Effect of
		Notional	Asset	Hypothetical
	Commodity	Volume	(Liability)	10% Change
			(in thousands)	(in thousands)

Mark to Market Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	78,932,500	$16,291	$2,887
Swing Swaps IFERC (MMBtu)	Natural Gas	(53,500,000)	3,389	884
Fixed Swaps/Futures (MMBtu)	Natural Gas	(3,755,000)	3,527	2,931
Forwards/Swaps (Gallons)	Propane/Ethane	11,718,000	2,447	1,120
Fair Value Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	(31,095,000)	$(6,235)	$411
Fixed Swaps/Futures (MMBtu)	Natural Gas	(31,967,500)	(7,341)	16,286
Cash Flow Hedging Derivatives
Basis Swaps IFERC/NYMEX (MMBtu)	Natural Gas	(16,830,000)	$(390)	$267
Fixed Swaps/Futures (MMBtu)	Natural Gas	(27,625,000)	(18,675)	16,459
Forwards/Swaps (Gallons)	Propane/Ethane	28,518,000	4,312	2,724

The fair values of the commodity-related financial positions have been determined using independent third-party prices, readily available market information, broker quotes and appropriate valuation techniques. Non-trading positions offset physical exposures to the cash market; none of these offsetting physical exposures are included in the above tables. Price-risk sensitivities were calculated by assuming a theoretical 10% change (increase or decrease) in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. Results are presented in absolute terms and represent a potential gain or loss in our condensed consolidated results of operations or in other comprehensive income. In the event of an actual 10% change in prompt month natural gas prices, the fair value of ETP’s total derivative portfolio may not change by 10% due to factors such as when the financial instrument settles and the location to which the financial instrument is tied (i.e., basis swaps) and the relationship between prompt month and forward months.

Interest Rate Risk

We and ETP are exposed to market risk for increases in interest rates, primarily as a result of our revolving credit facilities, which have variable interest rates, and our interest rate swaps. To the extent interest rates increase, our and ETP’s interest expense under these revolving credit facilities will increase. At September 30, 2009, we had $2.06 billion of variable rate debt outstanding and we have $2.00 billion of interest rate swaps where we pay fixed and receive floating LIBOR. Interest swaps with a notional amount of $700.0 million are designated as hedges and changes in fair value are recorded in accumulated other comprehensive income. Interest swaps with a notional amount of $1.30 billion have their changes in fair value recorded in gains (losses) on non-hedged interest rate derivatives on the condensed consolidated statements of operations. A hypothetical change of 100 basis points in the underlying interest rates on our variable rate debt and swaps accounted for as hedges would result in a net change in interest expense of approximately $13.6 million on an annual basis. We have non-hedged interest rate derivatives with a notional amount of $500.0 million that settle in December 2009, and a hypothetical decrease of 100 basis points in the LIBOR yield curve prior to settlement would result in unrealized losses of $44.6 million recorded in other income. With respect to the non-hedged interest rate derivatives that settle beyond 2009, which have a notional amount of $800.0 million in the aggregate, a hypothetical decrease of 100 basis points in the LIBOR yield curve would result in unrealized losses recorded in other income of $31.9 million on an annual basis. Assuming corresponding parallel shifts in the LIBOR yield curve and the underlying interest rates on our variable rate debt, the decrease in interest expense from our variable rate debt would slightly offset the impact to net income from unrealized losses on our non-hedged interest rate derivatives.

We and ETP also have long-term debt instruments which are typically issued at fixed interest rates. Prior to or when these debt obligations mature, we and ETP may refinance all or a portion of such debt at then-existing market interest rates which may be more or less than the interest rates on the maturing debt.

BUSINESS

Our only cash generating assets are our direct and indirect investments in limited partner and general partner interests in ETP. Our direct and indirect ownership of ETP consist of approximately 62.5 million common units, an approximate 1.8% general partner interest and 100% of the incentive distribution rights.

Overview of ETP’s Operations

Currently, our business operations are conducted only through ETP’s subsidiaries. The activities in which ETP is engaged, all of which are in the United States, and ETP’s subsidiaries through which it conducts those activities are as follows:

•	Natural gas operations, consisting of the following segments:

•	natural gas midstream and intrastate transportation and storage through La Grange Acquisition, L.P., which conducts business under the assumed name of Energy Transfer Company, or ETC OLP; and

•	interstate natural gas transportation services through ET Interstate, the parent company of Transwestern and ETC MEP.

•	Retail propane through HOLP and Titan.

Segment Overview and Business Description

ETP’s segments and business are as described below. For additional financial information about ETP’s segments, please see the notes to our consolidated financial statements, which are incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008.

Natural Gas Operations

The following map depicts the major components of ETP’s natural gas operations:

Intrastate Transportation Pipelines and Storage Facilities

ET Fuel System

•	Capacity of 5.2 Bcf/d

•	2,570 miles of natural gas pipeline

•	2 storage facilities with 12.4 Bcf of total working gas capacity

Oasis pipeline

•	Capacity of 1.2 Bcf/d

•	600 miles of natural gas pipeline

•	Connects Waha to Katy market hubs

HPL System

•	Capacity of 5.5 Bcf/d

•	4,300 miles of natural gas pipeline

•	Bammel storage facility with 62 Bcf of total working gas capacity

East Texas pipeline

•	Capacity of 2.4 Bcf/d

•	370 miles of natural gas pipeline

Interstate Transportation Pipelines

Transwestern pipeline

•	Capacity of 2.1 Bcf/d

•	2,700 miles of interstate natural gas pipeline

•	Phoenix lateral pipeline — 260 miles of 36-inch and 42-inch diameter pipeline with capacity of 500 MMcf/d was completed in February 2009

Midcontinent Express pipeline

•	Current capacity of 1.4 Bcf/d on zone 1 and 1.0 Bcf/d on zone 2

•	Planned capacity expansion to 1.8 Bcf/d on zone 1 and 1.2 Bcf/d on zone 2 by July 2010

•	500 miles of interstate natural gas pipeline

•	50/50 joint venture with KMP

Fayetteville Express pipeline

•	Initial planned capacity of 2.0 Bcf/d (expected to be in service in the fourth quarter of 2010)

•	187 miles of interstate natural gas pipeline

•	50/50 joint venture with KMP

Tiger pipeline

•	Initial planned capacity of 2.0 Bcf/d (expected to be in service in the first half of 2011)

•	178 miles of interstate natural gas pipeline

Midstream

Southeast Texas System

•	5,200 miles of natural gas pipeline

•	1 natural gas processing plant (the La Grange plant) with aggregate capacity of 240 MMcf/d

•	11 natural gas treating facilities with aggregate capacity of 1.3 Bcf/d

•	4 natural gas conditioning facilities with aggregate capacity of 670 MMcf/d

North Texas System

•	160 miles of natural gas pipeline

•	1 natural gas processing plant (the Godley plant) with aggregate capacity of 500 MMcf/d

•	1 natural gas conditioning facility with capacity of 100 MMcf/d

Canyon Gathering System

•	1,390 miles of natural gas pipeline

•	6 natural gas conditioning facilities with aggregate capacity of 90 MMcf/d

Intrastate Transportation and Storage Segment

ETP’s intrastate transportation and storage business owns and operates approximately 8,000 miles of natural gas transportation pipelines and three natural gas storage facilities.

Through ETC OLP, ETP owns the largest intrastate pipeline system in the United States with interconnects to major consumption areas throughout the United States. ETP’s intrastate transportation and storage segment focuses on the transportation of natural gas between major markets from various natural gas producing areas through connections with other pipeline systems as well as through ETP’s Oasis pipeline, East Texas pipeline, its natural gas pipeline and storage assets that are referred to as the ET Fuel System, and ETP’s HPL System, which are described below.

ETP’s intrastate transportation and storage operations accounted for approximately 54% of its total consolidated operating income for the nine months ended September 30, 2009. The results from ETP’s intrastate transportation and storage segment are primarily derived from the fees ETP charges to transport natural gas on its pipelines, including a fuel retention component. ETP also generates revenues and margin from the sale of natural gas to electric utilities, independent power plants, local distribution companies, industrial end-users, and other marketing companies on the HPL System. Generally, ETP purchases natural gas from either the market (including purchases from its midstream segment’s marketing operations) or from producers at the wellhead. To the extent the natural gas comes from producers, it is purchased at a discount to a specified price and resold to customers based on an index price.

The following is a brief description of the various components of ETP’s intrastate transportation and storage segment:

•	The ET Fuel System, which serves some of the most active drilling areas in the United States, is comprised of approximately 2,570 miles of intrastate natural gas pipeline and related natural gas storage facilities. With approximately 460 receipt and/or delivery points, including interconnects with pipelines providing direct access to power plants and interconnects with other intrastate and interstate pipelines, the ET Fuel System is strategically located near high-growth production areas and provides access to the Waha Hub near Midland, Texas, the Katy Hub near Houston, Texas and the Carthage Hub in east Texas, the three major natural gas trading centers in Texas. The ET Fuel System has total system throughput capacity of approximately 5.2 Bcf/d.

The ET Fuel System also includes ETP’s Bethel natural gas storage facility, with a working capacity of 6.4 Bcf, an average withdrawal capacity of 300 MMcf/d and an average injection capacity of 75 MMcf/d, and ETP’s Bryson natural gas storage facility, with a working capacity of 6.0 Bcf, an average withdrawal capacity of 120 MMcf/d and an average injection capacity of 96 MMcf/d. During the third quarter of 2009, ETP completed its Texas Independence Pipeline, which consists of approximately 150 miles of 42-inch diameter pipeline connecting the ET Fuel System and North Texas System with ETP’s East Texas pipeline. The Texas Independence Pipeline expands ETP’s ET Fuel System throughput capacity by an incremental 1.1 Bcf/d and, with the addition of compression, the capacity may be expanded to 1.75 Bcf/d.

In addition, the ET Fuel System is connected with ETP’s Godley plant. This gives ETP the ability to bypass the plant when processing margins are unfavorable by blending the un-treated natural gas from the North Texas System with natural gas on the ET Fuel System while continuing to meet pipeline quality specifications.

•	The Oasis pipeline is primarily a 36-inch diameter, 600-mile intrastate natural gas pipeline that directly connects the Waha Hub to the Katy Hub. It has bi-directional capability with approximately 1.2 Bcf/d of throughput capacity moving west-to-east and greater than 750 MMcf/d of throughput capacity moving east-to-west. The Oasis pipeline has many interconnections with other pipelines, power plants, processing facilities, municipalities and producers.

The Oasis pipeline is integrated with ETP’s Southeast Texas System and is an important component to maximizing ETP’s Southeast Texas System’s profitability. The Oasis pipeline enhances the Southeast Texas System by:

•	providing ETP with the ability to bypass the La Grange processing plant when processing margins are unfavorable;

•	providing access for natural gas on the Southeast Texas System to other third-party supply and market points and interconnecting pipelines; and

•	allowing ETP to bypass its treating facilities on the Southeast Texas System and blend untreated natural gas from the Southeast Texas System with gas on the Oasis pipeline while continuing to meet pipeline quality specifications.

•	The HPL System is comprised of approximately 4,300 miles of intrastate natural gas pipeline with an aggregate capacity of 5.5 Bcf/d, the underground Bammel storage reservoir and related transportation assets. The system has access to multiple sources of historically significant natural gas supply reserves from south Texas, the Gulf Coast of Texas, east Texas and the western Gulf of Mexico, and is directly connected to major gas distribution, electric and industrial load centers in Houston, Corpus Christi, Texas City and other cities located along the Gulf Coast of Texas. The HPL System also includes 32 miles of the Cleburne to Carthage pipeline from ETP’s Texoma pipeline interconnect to the Carthage Hub. The HPL System is well situated to gather gas in many of the major gas producing areas in Texas and has a particularly strong presence in the key Houston Ship Channel and Katy Hub markets, which significantly contributes to ETP’s overall ability to play an important role in the Texas natural gas markets. The HPL System is also well positioned to capitalize upon off-system opportunities due to its numerous interconnections with other pipeline systems, its direct access to multiple market hubs at Katy, the Houston Ship Channel and Agua Dulce, and ETP’s Bammel storage facility.

The Bammel storage facility has a total working gas capacity of approximately 62 Bcf and has a peak withdrawal rate of 1.3 Bcf/d. The facility also has considerable flexibility during injection periods in that the HPL System has engineered an injection well configuration to provide for a 0.6 Bcf/d peak injection rate. The Bammel storage facility is strategically located near the Houston Ship Channel market area and the Katy Hub and is ideally suited to provide a physical backup for on-system and off-system customers.

•	The East Texas pipeline is a 370-mile intrastate natural gas pipeline that connects three treating facilities, one of which ETP owns, with ETP’s Southeast Texas System. This pipeline was the first phase of a multi-phased project that increased service to producers in East and North Central Texas and provided access to the Katy Hub.

Interstate Transportation Segment

ETP’s interstate transportation segment accounted for approximately 13% of its total consolidated operating income for the nine months ended September 30, 2009. The results from ETP’s interstate transportation segment are primarily derived from the fees earned from natural gas transportation services and operational gas sales. ETP’s interstate transportation operation began in fiscal 2007 with the acquisition of the Transwestern pipeline.

The following is a brief description of the various components of ETP’s interstate transportation segment:

•	The Transwestern pipeline is an open-access natural gas interstate pipeline extending from the gas producing regions of West Texas, eastern and northwest New Mexico, and southern Colorado primarily to pipeline interconnects off the east end of its system and to pipeline interconnects at the California border. Including the recently completed projects listed below, Transwestern comprises approximately 2,700 miles of interstate pipeline with a capacity of 2.1 Bcf/d. The Transwestern pipeline has access to three significant gas basins: the Permian Basin in West Texas and eastern New Mexico; the San Juan Basin in northwest New Mexico and southern Colorado; and the Anadarko Basin in the Texas and Oklahoma panhandle. Natural gas sources from the San Juan Basin and surrounding producing areas can be delivered eastward to Texas intrastate and mid-continent connecting pipelines and natural gas market hubs as well as westward to markets like Arizona, Nevada and California. Transwestern’s customers include local distribution companies, producers, marketers, electric power generators and industrial end-users. Transwestern transports natural gas in interstate commerce. As a result, Transwestern qualifies as a “natural gas company” under the NGA and is subject to the regulatory jurisdiction of the FERC. The operating results for Transwestern are included in ETP’s results on a consolidated basis as of the acquisition date (December 1, 2006).

During fiscal year 2007, ETP initiated the Phoenix pipeline expansion project, consisting of 260 miles of 42-inch and 36-inch diameter pipeline lateral, with a throughput capacity of 500 MMcf/d, connecting the Phoenix area to Transwestern’s existing mainline at Ash Fork, Arizona and approximately 25 miles of 36-inch diameter pipeline looping of Transwestern’s existing San Juan Lateral, adding 375 MMcf/d of capacity. The Phoenix project, as filed with the FERC on September 15, 2006, includes the construction and operation of approximately 260 miles of 36-inch or larger diameter pipeline extending from Transwestern’s existing mainline in Yavapai County, Arizona to delivery points in the Phoenix, Arizona area and certain looping on Transwestern’s existing San Juan Lateral with approximately 25 miles of 36-inch diameter pipeline. The San Juan Lateral portion of the project was placed in service effective July 2008. The remainder of this pipeline was placed in service effective March 2009.

•	ETP’s interstate pipeline segment also includes its development of the Midcontinent Express Pipeline with KMP. The Midcontinent Express Pipeline is an approximately 500-mile interstate natural gas pipeline that will originate near Bennington, Oklahoma, be routed through Perryville, Louisiana, and terminate at an interconnect with Transcontinental Gas Pipe Line Corporation’s, or Transco’s, interstate natural gas pipeline in Butler, Alabama. Transco’s pipeline provides producers in the Barnett Shale, Bossier Sands, the Fayetteville Shale in Arkansas and the Woodford/Caney Shale in Oklahoma access to the significant natural gas markets in the midwest, northeast, mid-Atlantic and southeast portion of the United States. The Midcontinent Express Pipeline consists of 266 miles of 42-inch diameter pipeline, 201 miles of 36-inch diameter pipeline and 40 miles of 30-inch diameter pipeline and has multiple receipt and delivery interconnections. The first zone of the pipeline, from Bennington,

Oklahoma to Perryville, Louisiana, was placed in service in April 2009, and the second zone of the pipeline, from Perryville, Louisiana to Butler, Alabama, was placed in service on August 1, 2009. The first zone of the pipeline has an initial design capacity of 1.5 Bcf/d (taking into account the planned addition of compression by June 2010) and the second zone of the pipeline has an initial design capacity of 1.2 Bcf/d. MEP, the entity developing this pipeline, has received firm transportation commitments from customers for the full throughput design capacity for periods ranging from five to ten years. MEP has also received long-term firm transportation commitments from customers for a 0.3 Bcf/d planned expansion of the pipeline capacity, through additional compression, expected to be completed by July 2010.

•	In October 2008, ETP entered into a 50/50 joint venture with KMP for the development of the Fayetteville Express Pipeline, an approximately 187-mile 42-inch diameter pipeline that will originate in Conway County, Arkansas, continue eastward through White County, Arkansas and terminate at an interconnect with Trunkline Gas Company in Quitman County, Mississippi. In December 2009, FEP, the entity formed to own and operate this pipeline, received approval of its application for FERC authority to construct and operate this pipeline. The pipeline is expected to have an initial capacity of 2.0 Bcf/d. On December 17, 2009, the FERC issued an order granting Fayetteville Express Pipeline authorization to construct and operate the pipeline, subject to certain conditions, and FEP accepted the FERC’s certificate authorization on December 18, 2009. Subject to possible rehearing and judicial review, the pipeline is expected to be in service by late 2010. FEP has secured binding 10-year commitments for transportation of quantities with energy equivalents totaling 1.8 Bcf/d. The new pipeline will interconnect with Natural Gas Pipeline Company of America, or NGPL, in White County, Arkansas, Texas Gas Transmission in Coahoma County, Mississippi, and ANR Pipeline Company in Quitman County, Mississippi. NGPL is operated and partially owned by Kinder Morgan, Inc., which owns the general partner of KMP.

•	In January 2009, ETP announced that it had entered into an agreement with a wholly owned subsidiary of Chesapeake Energy Corporation, or Chesapeake, to construct a 178-mile 42-inch diameter interstate natural gas pipeline, which we refer to as the Tiger Pipeline. The pipeline will connect to ETP’s dual 42-inch diameter pipeline system near Carthage, Texas, extend through the heart of the Haynesville Shale and end near Delhi, Louisiana, with interconnects to at least seven interstate pipelines at various points in Louisiana. The Tiger Pipeline is anticipated to have an initial throughput capacity of 2.0 Bcf/d, which capacity may be increased up to 2.4 Bcf/d with added compression. The agreement with Chesapeake provides for a 15-year commitment for firm transportation capacity of approximately 1.0 Bcf/d. ETP has also entered into agreements with EnCana Marketing (USA), Inc., a subsidiary of EnCana Corporation, and other shippers that provide for 10-year commitments for firm transportation capacity on the Tiger Pipeline equal to the full initial design capacity of 2.0 Bcf/d in the aggregate. In August 2009, ETP filed an application for FERC authority to construct and operate this pipeline. Pending necessary regulatory approvals, including authorization from the FERC to construct the pipeline, the Tiger Pipeline is expected to be in service in the first half of 2011.

Midstream Segment

ETP’s midstream business owns and operates approximately 7,000 miles of in-service natural gas gathering pipelines, three natural gas processing plants, eleven natural gas treating facilities, and eleven natural gas conditioning facilities. ETP’s midstream segment focuses on the gathering, compression, treating, blending, processing and marketing of natural gas, and its operations are currently concentrated in the Austin Chalk trend of southeast Texas, the Permian Basin of west Texas and New Mexico, the Barnett Shale in north Texas, the Bossier Sands in east Texas, and the Uinta and Piceance Basins in Utah and Colorado.

The midstream segment accounted for approximately 13% of ETP’s total consolidated operating income for the nine months ended September 30, 2009. ETP’s midstream segment results are derived primarily from margins it realizes for natural gas volumes that are gathered, transported, purchased and sold through its pipeline systems, processed at its processing and treating facilities, and the volumes of NGLs processed at its facilities. ETP also markets natural gas on its pipeline systems in addition to other pipeline systems to realize incremental revenue on gas purchased, increase pipeline utilization and provide other services that are valued by ETP’s customers.

The following is a brief description of the various components of ETP’s midstream segment:

•	The Southeast Texas System is a 5,200-mile integrated system located in southeast Texas that gathers, compresses, treats, processes and transports natural gas from the Austin Chalk trend. The Southeast Texas System is a large natural gas gathering system covering 13 counties between Austin and Houston. The system includes the La Grange processing plant, 11 treating facilities and four conditioning facilities. This system is connected to the Katy Hub through the 320-mile East Texas pipeline and is also connected to the Oasis pipeline, as well as two power plants.

The La Grange processing plant is a cryogenic natural gas processing plant that processes the rich natural gas that flows through ETP’s system to produce residue gas and NGLs. The plant has a processing capacity of approximately 240 MMcf/d. ETP’s 11 treating facilities have an aggregate capacity of 1.3 Bcf/d. These treating facilities remove carbon dioxide and hydrogen sulfide from natural gas gathered into ETP’s system before the natural gas is introduced to transportation pipelines to ensure that the gas meets pipeline quality specifications. ETP’s four conditioning facilities have an aggregate capacity of 670 MMcf/d. These conditioning facilities remove heavy hydrocarbons from the gas gathered into ETP’s systems so the gas can be redelivered and meet downstream pipeline hydrocarbon dew point specifications.

•	The North Texas System is a 160-mile integrated system located in four counties in North Texas that gathers, compresses, treats, processes and transports natural gas from the Barnett Shale trend. The system includes ETP’s Godley plant, as discussed above.

The Godley plant processes rich natural gas produced from the Barnett Shale and is connected with the North Texas System and the ET Fuel System. The facility consists of a cryogenic processing plant with processing capacity of approximately 500 MMcf/d and a conditioning facility with approximately 100 MMcf/d of processing capacity.

•	The Canyon Gathering System consists of approximately 1,390 miles of gathering pipeline ranging in diameters from two inches to 16 inches in the Piceance-Uinta Basin of Colorado and Utah and six conditioning plants with an aggregated processing capacity of 90 MMcf/d.

•	The midstream segment also includes ETP’s interests in various midstream assets located in Texas, New Mexico and Louisiana, with a combined capacity of approximately 470 MMcf/d, as well as one processing facility.

•	Marketing operations, in which ETP markets the natural gas that flows through its assets, referred to as on-system gas, and attracts other customers by marketing volumes of natural gas that do not move through its assets, referred to as off-system gas. For both on-system and off-system gas, ETP purchases natural gas from natural gas producers and other supply points and sells the natural gas to utilities, industrial consumers, other marketers and pipeline companies, thereby generating gross margins based upon the difference between the purchase and resale prices.

Substantially all of ETP’s on-system marketing efforts involve natural gas that flows through either the Southeast Texas System or ETP’s intrastate transportation pipelines. For the off-system gas, ETP purchases gas or acts as an agent for small independent producers that do not have marketing operations. ETP develops relationships with natural gas producers to facilitate the purchase of their production on a long-term basis. ETP believes that this business provides ETP with strategic insight and market intelligence, which may impact ETP’s expansion and acquisition strategy.

Retail Propane Segment

ETP is one of the three largest retail propane marketers in the United States, based on gallons sold. ETP serves more than one million customers from approximately 440 customer service locations in approximately 40 states. ETP’s propane operations extend from coast to coast with concentrations in the western, upper midwestern, northeastern and southeastern regions of the United States. ETP’s propane business has grown primarily through acquisitions of retail propane operations and, to a lesser extent, through internal growth.

ETP’s retail propane operations accounted for approximately 20% of its total consolidated operating income for the nine months ended September 30, 2009. The retail propane segment is a margin-based business in which gross profits depend on the excess of sales price over propane supply cost. The market price of propane is often subject to volatile changes as a result of supply or other market conditions over which ETP has no control. ETP has generally been successful in maintaining retail gross margins on an annual basis despite changes in the wholesale cost of propane, but there is no assurance that ETP will always be able to pass on product cost increases fully, particularly when product costs rise rapidly. Consequently, ETP’s profitability will be sensitive to changes in wholesale propane prices.

ETP’s propane business is largely seasonal and dependent upon weather conditions in its service areas. Historically, approximately two-thirds of ETP’s retail propane volume and substantially all of its propane-related operating income, is attributable to sales during the six-month peak-heating season of October through March. This generally results in higher operating revenues and net income in the propane segment during the period from October through March of each year, and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Cash flow from operations is generally greatest when customers pay for propane purchased during the six-month peak-heating season. Sales to commercial and industrial customers are much less weather sensitive.

A substantial portion of ETP’s propane is used in the heating-sensitive residential and commercial markets causing the temperatures in its areas of operations, particularly during the six-month peak-heating season, to have a significant effect on the financial performance of ETP’s propane operations. In any given area, sustained warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use.

The retail propane segment’s gross profit margins are not only affected by weather patterns, but also vary according to customer mix. Sales to residential customers generate higher margins than sales to certain other customer groups, such as commercial or agricultural customers. In addition, propane gross profit margins vary by geographical region. Accordingly, a change in customer or geographic mix can affect propane gross profit without necessarily affecting total revenues.

Natural Gas Operations Segments

Industry Overview

The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets. The midstream industry consists of natural gas gathering, compression, treating, processing and transportation and NGL fractionation and transportation, and is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

Natural gas has widely varying quality and composition, depending on the field, the formation or the reservoir from which it is produced. The principal constituents of natural gas are methane and ethane, though most natural gas also contains varying amounts of heavier components, such as propane, butane and natural gasoline that may be removed by a number of processing methods. Most raw materials produced at the wellhead are not suitable for long-haul pipeline transportation or commercial use and must be compressed, transported via pipeline to a central processing facility, and then processed to remove the heavier hydrocarbon components and other contaminants that would interfere with pipeline transportation or the end use of the gas.

Demand for natural gas.  Natural gas continues to be a critical component of energy consumption in the United States. According to data released in December 2009 by the Energy Information Administration, or the EIA, total domestic consumption of natural gas is expected to remain steady through 2035, with average annual consumption of 23.1 Tcf during that period, compared to 2009 consumption of 22.6 Tcf. The industrial and electricity generation sectors currently account for more than half of natural gas usage in the United States.

Natural gas gathering.  The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines and, if necessary, compression systems that collect natural gas from points near producing wells and transport it to larger pipelines for further transportation.

Natural gas compression.  Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells. Specifically, lower pressure gathering systems allow wells, which produce at progressively lower field pressures as they age, to remain connected to gathering systems and to continue to produce for longer periods of time. As the pressure of a well declines, it becomes increasingly more difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Field compression is typically used to lower the pressure of a gathering system. If field compression is not installed, then the remaining production in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering production that otherwise would not be produced.

Natural gas treating.  Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations is higher in carbon dioxide, hydrogen sulfide or certain other contaminants. Treating plants remove carbon dioxide and hydrogen sulfide from natural gas to ensure that it meets pipeline quality specifications.

Natural gas processing.  Some natural gas produced by a well does not meet the pipeline quality specifications established by downstream pipelines or is not suitable for commercial use and must be processed to remove the mixed NGL stream. In addition, some natural gas produced by a well, while not required to be processed, can be processed to take advantage of favorable processing margins. Natural gas processing involves the separation of natural gas into pipeline quality natural gas, or residue gas, and a mixed NGL stream.

Natural gas transportation.  Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines and gathering systems and deliver the natural gas to industrial end-users, utilities and other pipelines.

Competition

The business of providing natural gas gathering, transmission, treating, transporting, storing and marketing services is highly competitive. Since pipelines are generally the only practical mode of transportation for natural gas over land, the most significant competitors of ETP’s transportation and storage segment are other pipelines. Pipelines typically compete with each other based on location, capacity, price and reliability.

ETP faces competition with respect to retaining and obtaining significant natural gas supplies under terms favorable to it for the gathering, treating and marketing portions of its business. ETP’s competitors include major integrated oil companies, interstate and intrastate pipelines and companies that gather, compress, treat, process, transport and market natural gas. Many of ETP’s competitors, such as major oil and gas and pipeline companies, have substantially greater capital resources and control of supplies of natural gas.

In marketing natural gas, ETP has numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil companies, and local and national natural gas gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with ETP’s marketing operations.

Credit Risk and Customers

ETP maintains credit policies with regard to its counterparties that it believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements which allow for netting of positive and negative exposure associated with a single counterparty.

ETP’s counterparties consist primarily of financial institutions, major energy companies and local distribution companies. This concentration of counterparties may impact ETP’s overall exposure to credit risk, either positively or negatively in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions. Based on ETP’s policies, exposures, credit and other reserves, management does not anticipate a material adverse effect on financial position or results of operations as a result of counterparty performance.

Current economic conditions also indicate that many of ETP’s customers may encounter increased credit risk in the near term. In particular, ETP’s natural gas transportation and midstream revenues are derived significantly from companies that engage in natural gas exploration and production activities. Prices for natural gas and NGLs have fallen dramatically since July 2008. Many of ETP’s customers have been negatively impacted by these recent declines in natural gas prices as well as current conditions in the capital markets, which factors have caused several of its customers to announce plans to decrease drilling levels and, in some cases, to consider shutting in natural gas production from some producing wells.

ETP is diligent in attempting to ensure that it issues credit to credit-worthy customers. However, ETP’s purchase and resale of gas exposes it to significant credit risk, as the margin on any sale is generally a very small percentage of the total sale price. Therefore, a credit loss could be significant to ETP’s overall profitability.

During the nine months ended September 30, 2009, none of ETP’s customers individually accounted for more than 10% of its midstream, intrastate transportation and storage and interstate segment revenues.

Regulation

Regulation by FERC of Interstate Natural Gas Pipelines.  FERC has broad regulatory authority over the business and operations of interstate natural gas pipelines. Under the NGA, FERC generally regulates the transportation of natural gas in interstate commerce. For FERC regulatory purposes, “transportation” includes natural gas pipeline transmission (forwardhauls and backhauls), storage, and other services. The Transwestern pipeline transports natural gas in interstate commerce and thus qualifies as a “natural gas company” under the NGA subject to FERC’s regulatory jurisdiction. ETP has applied to FERC for authority to construct, own and operate the Tiger pipeline. ETP also holds interests in two joint venture projects involving the construction and operation of interstate pipelines: Midcontinent Express pipeline, which was placed into full service in August 2009, and Fayetteville Express pipeline. Midcontinent Express pipeline is an NGA-jurisdictional interstate transportation system subject to the FERC’s broad regulatory oversight. Assuming FERC grants the certificates of public convenience and necessity authorizing the construction, ownership and operation of the Tiger and Fayetteville Express pipelines, those systems will likewise be NGA-jurisdictional once placed into operation.

FERC’s NGA authority includes the power to regulate:

•	the certification and construction of new facilities;

•	the review and approval of cost-based transportation rates;

•	the types of services that ETP’s regulated assets are permitted to perform;

•	the terms and conditions associated with these services;

•	the extension or abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities; and

•	the initiation and discontinuation of services.

Under the NGA, interstate natural gas companies must charge rates that are just and reasonable. In addition, the NGA prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

In September 2006, Transwestern filed revised tariff sheets under section 4 of the NGA proposing a general rate increase to be effective on November 1, 2006. In April 2007, FERC approved a Stipulation and Agreement of Settlement, which we refer to as the Stipulation and Agreement, that resolved primary components of the rate case. Transwestern’s tariff rates and fuel charges are now final for the period of the settlement. As a part of the Stipulation and Agreement, no settling party shall seek, solicit or financially support a change or challenge to any effective provision of the Stipulation and Agreement during the term of the Stipulation and Agreement. Transwestern is not required to file a new rate case until October 1, 2011.

Rates charged on the Midcontinent Express pipeline are largely governed by long-term negotiated rate agreements, an arrangement approved by FERC in its July 25, 2008 order granting Midcontinent Express pipeline the certificate of public convenience and necessity to build, own and operate these facilities. In the certificate order, FERC also approved cost-based recourse rates available to prospective shippers as an alternative to negotiated rates.

The rates to be charged by NGA-jurisdictional natural gas companies are generally required to be on file with FERC in FERC-approved tariffs. Most natural gas companies are authorized to offer discounts from their FERC-approved maximum just and reasonable rates when competition warrants such discounts. Natural gas companies are also generally permitted to offer negotiated rates different from rates established in their tariff if, among other requirements, such companies’ tariffs offer a cost-based recourse rate available to a prospective shipper as an alternative to the negotiated rate. Natural gas companies must make offers of rate discounts and negotiated rates on a basis that is not unduly discriminatory. Existing tariff rates may be challenged by complaint and if found unjust and unreasonable may be altered on a prospective basis by FERC. Rate increases proposed by the interstate natural gas company may be challenged by protest or by FERC itself, and if such proposed rate increases are found unjust and unreasonable may be rejected by FERC in whole or in part. Any successful complaint or protest against the FERC-approved rates of ETP’s interstate pipelines could have a prospective impact on its revenues associated with providing interstate transmission services. ETP cannot assure you that FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, transportation and storage facilities.

Under the Energy Policy Act of 2005, FERC possesses regulatory oversight over natural gas markets, including the purchase, sale and transportation activities of non-interstate pipelines and other natural gas market participants. Pursuant to FERC’s rules promulgated under this statutory directive, it is unlawful for any entity, directly or indirectly, in connection with the purchase or sale of electric energy or natural gas or the purchase or sale of transmission or transportation services subject to FERC jurisdiction: (1) to defraud using any device, scheme or artifice; (2) to make any untrue statement of material fact or omit a material fact; or (3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit. The Commodity Futures Trading Commission, or the CFTC, also holds authority to monitor certain segments of the physical and futures energy commodities market pursuant to the Commodity Exchange Act. With regard to ETP’s physical purchases and sales of natural gas, NGLs or other energy commodities; its gathering or transportation of these energy commodities; and any related hedging activities that it undertakes, ETP is required to observe these anti-market manipulation laws and related regulations enforced by FERC and/or the CFTC. These agencies hold substantial enforcement authority, including the ability to assess civil penalties of up to $1 million per day per violation, to order disgorgement of profits and to recommend criminal penalties. Should ETP violate the anti-market manipulation laws and regulations, it could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Failure to comply with the NGA, the Energy Policy Act of 2005 and the other federal laws and regulations governing ETP’s operations and business activities can result in the imposition of administrative, civil and criminal remedies.

Intrastate Natural Gas Regulation.  Intrastate transportation of natural gas is largely regulated by the state in which such transportation takes place. To the extent that ETP’s intrastate natural gas transportation systems transport natural gas in interstate commerce, the rates, terms and conditions of such services are subject to FERC jurisdiction under Section 311 of the NGPA. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline. The rates, terms and conditions of some transportation and storage services provided on the Oasis pipeline, HPL System, East Texas pipeline and ET Fuel System are subject to FERC regulation pursuant to Section 311 of the NGPA. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The terms and conditions of service set forth in the intrastate facility’s statement of operating conditions are also subject to FERC review and approval. Should FERC determine not to authorize rates equal to or greater than ETP’s currently approved Section 311 rates, ETP’s business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by FERC for Section 311 service, and failure to comply with the terms and conditions of service established in the pipeline’s FERC approved statement of operating conditions could result in an alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies.

FERC has adopted new market-monitoring and annual reporting regulations, which regulations are applicable to many intrastate pipelines as well as other entities that are otherwise not subject to FERC’s NGA jurisdiction. These regulations are intended to increase the transparency of wholesale energy markets, to protect the integrity of such markets, and to improve FERC’s ability to assess market forces and detect market manipulation. FERC has also proposed to require certain major non-interstate pipelines to post, on a daily basis, capacity, scheduled flow information and actual flow information. These posting requirements are not administratively final, thus it is not known with certainty the precise form these requirements will ultimately take. Depending upon the breadth of FERC’s final rules, these regulations could subject ETP to further costs and administrative burdens.

ETP’s intrastate natural gas operations in Texas are also subject to regulation by various agencies in Texas, principally the TRRC, where they are located. ETP’s intrastate pipeline and storage operations in Texas are also subject to the Texas Utilities Code, as implemented by the TRRC. Generally, the TRRC is vested with authority to ensure that rates, operations and services of gas utilities, including intrastate pipelines, are just and reasonable and not discriminatory. The TRRC has authority to ensure that rates charged by intrastate pipelines for natural gas sales or transportation services are just and reasonable. The rates ETP charges for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. ETP cannot predict whether such a complaint will be filed against it or whether the TRRC will change its regulation of these rates. Failure to comply with the Texas Utilities Code can result in the imposition of administrative, civil and criminal remedies.

Sales of Natural Gas and NGLs.  The price at which ETP buys and sells natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. The price at which ETP sells NGLs is not subject to federal or state regulation. Such sales are, however, subject to market oversight authority of FERC and/or the CFTC.

ETP’s sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry and these initiatives generally reflect more light-handed regulation. ETP cannot predict the ultimate impact of these regulatory changes to its natural gas marketing operations, and we note that some of FERC’s regulatory changes may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. ETP does not believe that it will be affected by any such FERC action in a manner that is materially different from other natural gas marketers with whom it competes.

Gathering Pipeline Regulation.  Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of FERC under the NGA. ETP owns a number of natural gas pipelines in Texas, Louisiana, Colorado and Utah that it believes meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of substantial, on-going litigation, so the classification and regulation of ETP’s gathering facilities could be subject to change based on future determinations by FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and in some instances complaint-based rate regulation.

In Texas, ETP’s gathering facilities are subject to regulation by the TRRC under the Texas Utilities Code in the same manner as described above for its intrastate pipeline facilities. Louisiana’s Pipeline Operations Section of the Department of Natural Resources’ Office of Conservation is generally responsible for regulating intrastate pipelines and gathering facilities in Louisiana and has authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. Historically, apart from pipeline safety, Louisiana has not acted to exercise this jurisdiction respecting gathering facilities. In Louisiana, ETP’s Chalkley System is regulated as an intrastate transporter, and the Louisiana Office of Conservation has determined that its Whiskey Bay System is a gathering system.

ETP is subject to state ratable take and common purchaser statutes in all of the states in which it operates. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting the right of an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Many of the producing states have adopted some form of complaint-based regulation that generally allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination allegations. ETP’s gathering operations could be adversely affected should they be subject in the future to the application of additional or different state or federal regulation of rates and services. ETP’s gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. ETP cannot predict what effect, if any, such changes might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

Pipeline Safety.  The states in which ETP conducts operations administer federal pipeline safety standards under the Natural Gas Pipeline Safety Act of 1968, as amended, or the NGPSA, which requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections. Failure to comply with the NGPSA may result in the imposition of administrative, civil and criminal remedies. The “rural gathering exemption” under the NGPSA presently exempts substantial portions of ETP’s gathering facilities from jurisdiction under that statute. The portions of ETP’s facilities that are exempt include those portions located outside of cities, towns or any area designated as residential or commercial, such as a subdivision or shopping center. The “rural gathering exemption,” however, may be restricted in the future, and it does not apply to ETP’s intrastate natural gas pipelines.

Retail Propane Segment

Industry Overview

Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative forms of stand-alone energy sources. Retail propane use falls into three broad categories: (1) residential applications, (2) industrial, commercial and agricultural applications and (3) other retail applications, including motor fuel sales. In its wholesale operations, ETP sells propane principally to governmental agencies and industrial end-users.

Propane is extracted from natural gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is naturally colorless and odorless. An odorant is added to allow its detection. Like natural gas, propane is a clean burning fuel and is considered an environmentally preferred energy source.

Competition

Propane competes with other sources of energy, some of which are less costly for equivalent energy value. ETP competes for customers against suppliers of electricity, natural gas and fuel oil. Competition from alternative energy sources has been increasing as a result of reduced utility regulation. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of natural gas distribution systems in the United States has resulted in the availability of natural gas in many areas that previously depended upon propane. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, ETP believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Even though propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to another. According to industry publications, propane accounts for 6.5% of household energy consumption in the United States.

In addition to competing with alternative energy sources, ETP competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Most of ETP’s customer service locations compete with five or more marketers or distributors in their area of operations. Each retail distribution outlet operates in its own competitive environment because retail marketers tend to locate in close proximity to customers. The typical retail distribution outlet generally has an effective marketing radius of approximately 50 miles, although in certain rural areas the marketing radius may be extended by satellite locations.

The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. ETP believes that its safety programs, policies and procedures are more comprehensive than many of its smaller, independent competitors and give it a competitive advantage over such retailers.

Products, Services and Marketing

ETP distributes propane through a nationwide retail distribution network consisting of approximately 440 customer service locations in approximately 40 states, concentrated in large part in the western, upper midwestern, northeastern and southeastern regions of the United States.

Typically, customer service locations are found in suburban and rural areas where natural gas is not readily available. Such locations generally consist of a one to two acre parcel of land, an office, a small warehouse and service facility, a dispenser and one or more 18,000 to 30,000 gallon storage tanks. Propane is generally transported from refineries, pipeline terminals, leased storage facilities and coastal terminals by rail or truck transports to ETP’s customer service locations where it is unloaded into storage tanks. In order to make a retail delivery of propane to a customer, a bobtail truck, which generally holds 2,500 to 3,000 gallons of propane, is loaded with propane from the storage tank. Propane is then delivered to the customer by the bobtail truck and pumped into a stationary storage tank on the customer’s premises. ETP also delivers propane to retail customers in portable cylinders. ETP also delivers propane to certain other bulk end-users of propane in tractor-trailer transports, which typically have an average capacity of approximately 10,500 gallons. End-

users receiving transport deliveries include industrial customers, large-scale heating accounts, mining operations and large agricultural accounts.

ETP encourages its customers whose propane needs are temperature sensitive to implement a regular delivery schedule. Many of ETP’s residential customers receive their propane supply pursuant to an automatic delivery system, which eliminates the customer’s need to make an affirmative purchase decision and allows for more efficient route scheduling. ETP also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances.

Of the retail gallons ETP sold for the nine months ended September 30, 2009, approximately 55% were to residential customers, 30% were to industrial, commercial and agricultural customers, and 15% were to other retail users. Sales to residential customers for the nine months ended September 30, 2009 accounted for approximately 55% of total retail gallons sold but accounted for approximately 66% of ETP’s gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than the other markets ETP serves. Industrial, commercial and agricultural sales accounted for approximately 22% of ETP’s gross profit from propane sales for the nine months ended September 30, 2009, with all other retail users accounting for approximately 12%. No single customer accounts for 10% or more of consolidated revenues for the nine months ended September 30, 2009.

Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which ETP operates can significantly affect the total volumes of propane that ETP sells and the margins realized thereon and, consequently, its results of operations. ETP believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

Propane Supply and Storage

ETP’s supplies of propane historically have been readily available from its supply sources. ETP purchases from over 40 energy companies and natural gas processors at numerous supply points located in the United States and Canada. For the nine months ended September 30, 2009, Enterprise Products Operating L.P., or Enterprise, and Targa Liquids, or Targa, provided approximately 49.3%, and 14.9% of ETP’s combined total propane supply, respectively. Enterprise is a subsidiary of Enterprise GP Holdings, L.P., or Enterprise GP, an entity that owns approximately 17.6% of our outstanding common units and a 40.6% non-controlling equity interest in LE GP, LLC. Titan purchases the majority of its propane from Enterprise pursuant to an agreement that expires in 2010. Additionally, HOLP has a monthly storage contract with TEPPCO Partners, L.P. (a wholly owned subsidiary of Enterprise).

In addition, ETP has a propane purchase agreement with M.P. Oils, Ltd. that expires in 2015, which provided 14.7% of ETP’s combined total propane supply during the nine months ended September 30, 2009.

ETP believes that if supplies from Enterprise, Targa or M.P. Oils, Ltd. were interrupted, it would be able to secure adequate propane supplies from other sources without a material disruption of its operations. No other single supplier provided more than 10% of ETP’s total domestic propane supply during the year ended December 31, 2008. Although ETP cannot assure you that supplies of propane will be readily available in the future, it believes that its diversification of suppliers will enable it to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of its existing sources. However, increased demand for propane in periods of severe cold weather, or otherwise, could cause future propane supply interruptions or significant volatility in the price of propane.

Except for ETP’s supply agreement and the agreement with M.P. Oils, Ltd., ETP typically enters into one-year supply agreements. The percentage of contract purchases may vary from year to year. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or at the current prices established at major delivery or storage points, and some contracts include a pricing formula that typically is based on these market prices. ETP generally has attempted to reduce price risk by purchasing propane on a short-term basis. ETP has on occasion purchased for future resale significant volumes of propane for storage during periods of low demand, which generally occur during the summer months, at the then current market price, both at its customer service locations and in major storage facilities. ETP receives its supply of propane predominately through railroad tank cars and common carrier transport.

ETP leases space in larger storage facilities in Michigan, Arizona, New Mexico, and Texas, and smaller storage facilities in other locations, and has the opportunity to use storage facilities in additional locations when it “pre-buys” product from sources having such facilities. ETP believes that it has adequate third-party storage to take advantage of supply purchasing advantages as they may occur from time to time. Access to storage facilities allows ETP to buy and store large quantities of propane during periods of low demand, which generally occur during the summer months, or at favorable prices, thereby helping to ensure a more secure supply of propane during periods of intense demand or price instability.

Pricing Policy

Pricing policy is an essential element in the marketing of propane. ETP relies on regional management to set prices based on prevailing market conditions and product cost, as well as local management input. All regional managers are advised regularly of any changes in the posted price of each customer service location’s propane suppliers. In most situations, ETP believes that its pricing methods will permit it to respond to changes in supply costs in a manner that protects its gross margins and customer base, to the extent such protection is possible. In some cases, however, ETP’s ability to respond quickly to cost increases could occasionally cause its retail prices to rise more rapidly than those of its competitors, possibly resulting in a loss of customers.

Environmental Matters

The operation of pipelines, plants and other facilities for gathering, compressing, treating, processing, or transporting natural gas, natural gas liquids and other products is subject to stringent and complex federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations can impair ETP’s business activities that affect the environment in many ways, such as:

•	restricting how ETP can release materials or waste products into the air, water, or soils;

•	limiting or prohibiting construction activities in sensitive areas such as wetlands or areas of endangered species habitat, or otherwise constraining how or when construction is conducted;

•	requiring remedial action to mitigate pollution from former operations, or requiring plans and activities to prevent pollution from ongoing operations; and

•	imposing substantial liabilities on ETP for pollution resulting from its operations, including, for example, potentially enjoining the operations of facilities if it were determined that they were not in compliance with permit terms.

Planning, designing, constructing and operating pipelines, plants and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the issuance of injunctions and the filing of federally authorized citizen suits. ETP has implemented environmental programs and policies designed to reduce potential liability and costs under applicable environmental laws and regulations.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. Changes in environmental laws and regulations that result in more stringent waste handling, storage, transport, disposal, or remediation requirements will increase ETP’s cost for performing those activities, and if those increases are sufficiently large, they could have a material adverse effect on its operations and financial position. Moreover, risks of process upsets, accidental releases or spills are associated with ETP’s operations, and ETP cannot assure you that it will not incur significant costs and liabilities if such upsets, releases, or spills were to occur. In the event of future increases in costs, ETP may be unable to pass on those increases to its customers. While ETP believes it is in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect, there is no assurance that this trend will continue in the future.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended, also known as “CERCLA” or “Superfund,” and comparable state laws, impose liability without regard to fault or the legality of the original conduct on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. One class of “responsible persons” is the current owners or operators of contaminated property, even if the contamination arose as a result of historical operations conducted by previous, unaffiliated occupants of the property. Under CERCLA, “responsible persons” may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. It also is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment. Although “petroleum” is excluded from the definition of hazardous substance under CERCLA, ETP will generate materials in the course of its operations that may be considered hazardous substances under CERCLA. ETP also may incur liability under the Resource Conservation and Recovery Act, also known as RCRA, which imposes requirements related to the management and disposal of solid and hazardous wastes. While there exists an exclusion from the definition of hazardous wastes for “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy,” in the course of ETP’s operations, ETP may generate certain types of non-excluded petroleum product wastes as well as ordinary industrial wastes such as paint wastes, waste solvents, and waste compressor oils that may be regulated as hazardous or solid wastes.

ETP currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas and NGLs. Although ETP used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by ETP, or on or under other locations where such wastes were taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of petroleum hydrocarbons and wastes was not under ETP’s control. These properties and the materials disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, ETP could be required to remove or remediate previously disposed wastes or property contamination, or to perform remedial activities to prevent future contamination. A predecessor company acquired by ETP in July 2001 had previously received and responded to a request for information from the EPA regarding its potential contribution to widespread groundwater contamination in San Bernardino, California, known as the Newmark Groundwater Contamination Superfund site. ETP has not received any follow-up correspondence from EPA on the matter since its acquisition of the predecessor company in 2001. In addition, through ETP’s acquisitions of ongoing businesses, ETP is currently involved in several remediation projects that have cleanup costs and related liabilities. As of December 31, 2008, an accrual of $13.3 million was recorded in our consolidated balance sheet as accrued and other current liabilities and other non-current liabilities to cover estimated material environmental liabilities including certain matters assumed in connection with ETP’s acquisition of the HPL System, the Transwestern acquisition, potential environmental liabilities for three sites that were formerly owned by Titan or its predecessors and the predecessor owner’s share of certain environmental liabilities of ETC OLP.

Transwestern conducts soil and groundwater remediation at a number of its facilities. Some of the clean up activities include remediation of several compressor sites on the Transwestern system for contamination by polychlorinated biphenyls, or PCBs, and the costs of this work are not eligible for recovery in rates. The total accrued future estimated cost of remediation activities expected to continue through 2018 is approximately $8.7 million. Transwestern received FERC approval for rate recovery of projected soil and groundwater remediation costs not related to PCBs effective April 1, 2007.

Transwestern continues to incur certain costs related to PCBs that could migrate through its pipelines into customers’ facilities. Transwestern, as part of ongoing arrangements with customers, continues to incur costs associated with containing and removing the PCBs. Costs of these remedial activities were minimal for the nine months ended September 30, 2009. Future costs cannot be reasonably estimated because remediation activities are undertaken as potential claims are made by customers and former customers, and accordingly, no accrual has been established for these costs at September 30, 2009. However, such future costs are not expected to have a material impact on ETP’s financial position, results of operations or cash flows.

The Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state and federal waters. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by the EPA or the applicable state. Any unpermitted release of pollutants, including NGLs or condensates, from ETP’s systems or facilities could result in fines or penalties, as well as significant remedial obligations. ETP believes that it is in substantial compliance with the Clean Water Act. In addition, the EPA’s Spill Prevention, Control and Countermeasures, or SPCC, program was recently modified to require more stringent tank integrity testing and additional containment, among other things. ETP is currently reviewing the impact to its operations and expects to expend resources on tank integrity testing and any associated corrective actions as well as potential upgrades to containment structures. Costs associated with tank integrity testing and resulting corrective actions cannot be reasonably estimated at this time, but ETP believes such costs will not have a material adverse effect on its financial position, results of operations or cash flows.

The Federal Clean Air Act, as amended, and comparable state laws restrict the emission of air pollutants from many sources, including processing plants and compressor stations. These laws and any implementing regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions, satisfy stringent air permit requirements, or utilize specific equipment or technologies to control emissions. Failure to comply with these laws and regulations could expose ETP to civil and criminal enforcement actions. ETP received a state-issued “Pipeline Facilities” air emissions permit on June 30, 2005 for its Prairie Lea Compressor Station in Caldwell County, Texas, which historically has been designated as a “grandfathered facility” and, thus, was excluded from state air emissions permitting requirements. ETP currently complies with the terms of this permit and associated regulations requiring specified reductions in nitrogen oxides or “NOx” emissions. During 2006 and 2007 ETP spent an estimated $3.0 million to modify the compressor engines at the facility. In addition, ETP has established agency-approved baseline monitoring of NOx emissions from its Katy Compressor Station in Harris County, Texas, which is in a non-attainment area for ozone. The NOx baseline has been established and ETP has a sufficient amount of NOx emission allowances to allow the facility to continue at its current level of operation in the non-attainment area. These plans are subject to possible change however, because the Texas Commission on Environmental Quality is currently developing a plan to respond to the re-designation of the Houston area from a moderate to a severe ozone non-attainment area, and later it will develop another plan to address the recent change in the ozone standard from 0.08 ppm to 0.075 ppm. ETP expects these efforts will result in the adoption of new regulations that may require additional NOx emissions reductions.

In response to scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to the warming of the Earth’s atmosphere and other changes to the global climate, on June 26, 2009, the U.S. House of Representatives passed the “American Clean Energy and Security Act of 2009,” or ACESA. ACESA would establish an economy-wide “cap- and-trade” program to reduce domestic emissions of greenhouse gases by 17% from 2005 levels by 2020 and just over 80% by 2050. Under this legislation, EPA would issue a capped and steadily declining number of tradable emissions allowances to major sources of greenhouse gas emissions, including producers of NGLs (that is, gas processing plants), local natural gas distribution companies and certain industrial facilities, so that such sources could continue to emit greenhouse gases into the atmosphere. The cost of these allowances would be expected to escalate significantly over time. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions, and the Senate bill contains many of the same elements as ACESA. Although it is not possible at this time to predict when the Senate might pass its own climate change legislation or how any bill passed by the Senate would ultimately be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require ETP to incur increased operating costs and could adversely affect demand for the natural gas and NGL products and services ETP provides.

In addition, more than one-third of the states, either individually or through multi-state regional initiatives, already have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through regional greenhouse gas cap and trade programs. These cap and trade programs require major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries or gas processing plants, to hold emission allowances for the amounts of greenhouse gases that they emit or would be produced as a result of the combustion of the fuels they produce. Regulated entities with insufficient allowances are required to acquire enough emission allowances from other allowances to make up for any deficits. While the details of many of these regional programs are still being worked out and while any federal legislation that is passed would be expected to preempt the state or regional greenhouse gas regulatory programs to some extent, ETP could be required to purchase allowances under these regional programs, either for greenhouse gas emissions resulting from ETP’s operations (e.g., compressor stations) or from the combustion of fuels (e.g., natural gas) that ETP processes.

Also, as a result of the United States Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA was required to determine whether greenhouse gas emissions from mobile sources such as cars and trucks posed an endangerment to human health and the environment. On December 7, 2009, the EPA announced its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. In late September 2009, the EPA proposed two sets of regulations in anticipation of finalizing its endangerment finding: one to reduce emissions of greenhouse gases from motor vehicles and the other to control emissions of greenhouse gases from stationary sources. Although the motor vehicle rules are expected to be adopted in March 2010, it may take the EPA several years to impose regulations limiting emissions of greenhouse gases from stationary sources. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting by March 2011 of calendar year 2010 greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, including natural gas liquids fractionators and local natural gas distribution companies. As with the regional greenhouse gas regulatory programs, any federal greenhouse gas legislation is expected to prevent the EPA from regulating greenhouse gases under existing Clean Air Act regulatory programs to some extent, but if Congress fails to pass greenhouse gas legislation, the EPA is expected to continue its announced regulatory actions. Any limitation on emissions of greenhouse gases from ETP’s equipment and operations could require ETP to incur significant costs to reduce emissions of greenhouse gases associated with ETP’s operations or acquire allowances at the prevailing rates in the marketplace.

ETP’s pipeline operations are subject to regulation by the U.S. Department of Transportation, or DOT, under the Pipeline Hazardous Materials Safety Administration, or PHMSA, pursuant to which the PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. Moreover, the PHMSA, through the Office of Pipeline Safety, has promulgated a rule, known as the IMP Rule, requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule refers to as “high consequence areas.” Activities under these integrity management programs involve the performance of internal pipeline inspections, pressure testing, or other effective means to assess the integrity of these regulated pipeline segments, and the regulations require prompt action to address integrity issues raised by the assessment and analysis. Through September 30, 2009, a total of $47.9 million of capital costs and $25.7 million of operating and maintenance costs have been incurred for pipeline integrity testing, including $24.6 million of capital costs and $12.6 million of operating and maintenance costs during the first nine months of 2009. Integrity testing and assessment of all of these assets will continue, and the potential exists that results of such testing and assessment could cause ETP to incur even greater capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of its pipelines.

ETP is subject to the requirements of the federal Occupational Safety and Health Act, also known as OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazardous communication standard requires that information be maintained about hazardous materials used or produced in ETP’s operations and that this information be provided to employees, state and local government authorities and citizens. ETP believes that its operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which ETP operates. In some states these rules and standards are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, ETP is subject to regulations governing the transportation of hazardous materials under the Federal Motor Carrier Safety Act, administered by the DOT. ETP conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. ETP believes that the procedures currently in effect at all of our facilities for the handling, storage, and distribution of propane are consistent with industry standards and are in substantial compliance with applicable laws and regulations.

Employees

As of December 31, 2009, ETP employed 1,282 people to operate its natural gas operation segments. ETP employs 4,245 full-time employees to operate its propane segments. Of the propane employees, 61 are represented by labor unions. ETP believes that its relations with its employees are satisfactory. Historically, ETP’s propane operations hire seasonal workers to meet peak winter demands.

MANAGEMENT

Directors and Executive Officers of the General Partner

The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of our general partner as of the date of this prospectus supplement. All of the current directors of LE GP, our general partner, with the exception of Mr. Duncan and Dr. Cunningham, are also directors of the general partner of ETP. Executive officers and directors are elected for indefinite terms.

Name	Age	Position with Our General Partner

John W. McReynolds	58	Director, President and Chief Financial Officer
Sonia W. Aubé	45	Vice-President of Administration and Secretary
Kelcy L. Warren	54	Director and Chairman of the Board
Ray C. Davis	67	Director
Marshall S. McCrea, III	50	Director
David R. Albin	50	Director
K. Rick Turner	51	Director
Bill W. Byrne	80	Director
Paul E. Glaske	76	Director
John D. Harkey, Jr.	49	Director
Dan L. Duncan	76	Director
Dr. Ralph S. Cunningham	69	Director

Set forth below is biographical information regarding the foregoing officers and directors of our general partner:

John W. McReynolds.  Mr. McReynolds has served as our President since March 2005 and served as a Director and Chief Financial Officer since August 2005. He is also a director of ETP. Prior to becoming President of ETE, Mr. McReynolds was a partner with the international law firm of Hunton & Williams LLP, for over 20 years. As a lawyer, Mr. McReynolds specialized in energy-related finance, securities, partnerships, mergers and acquisitions, syndication and litigation matters, and served as an expert in numerous arbitration, litigation and governmental proceedings.

Sonia W. Aubé.  Mrs. Aubé was appointed as our Vice-President of Administration and Secretary on January 23, 2009. Mrs. Aubé has served as our Secretary since October 12, 2005. Prior to joining ETE, Mrs. Aubé served as the Director of Business Development of the Dallas office of Hunton & Williams LLP, a national law firm.

Kelcy L. Warren.  Mr. Warren was appointed Co-Chairman of the Board of Directors of our general partner, LE GP, LLC, effective upon the closing of our IPO. On August 15, 2007, Mr. Warren became the sole Chairman of the Board of our general partner and the Chief Executive Officer and Chairman of the Board of the general partner of ETP. Prior to that, Mr. Warren had served as Co-Chief Executive Officer and Co-Chairman of the Board of the general partner of ETP since the combination of the midstream and intrastate transportation storage operations of ETC OLP and the retail propane operations of Heritage in January 2004. Mr. Warren also serves as Chief Executive Officer of the general partner of ETC OLP. Prior to the combination of the operations of ETP and Heritage Propane, Mr. Warren served as President of the general partner of ET Company I, Ltd., the entity that operated ETP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as President, Chief Operating Officer and a Director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 25 years of business experience in the energy industry.

Ray C. Davis.  Mr. Davis served as Co-Chairman of the Board of Directors of our general partner, LE GP, LLC, effective upon the closing of our IPO until his retirement effective August 15, 2007. Mr. Davis also served as Co-Chief Executive Officer and Co-Chairman of the Board of Directors of the general partner of ETP since the combination of the midstream and transportation operations of ETC OLP and the retail propane operations of Heritage in January 2004 until his retirement from these positions effective August 15, 2007. Mr. Davis also served as Co-Chief Executive Officer of the general partner of ETC OLP, and as Co-Chief Executive Officer of ETP and Co-Chairman of the Board of the general partner of ETE, positions he held since their formation in 2002. Mr. Davis now serves as a director of the general partners of ETP and ETE. Prior to the combination of the operations of ETP and Heritage Propane, Mr. Davis served as Vice President of the general partner of ET Company I, Ltd., the entity that operated ETC OLP’s midstream assets before it acquired Aquila, Inc.’s midstream assets, having served in that capacity since 1996. From 1996 to 2000, he served as a Director of Crosstex Energy, Inc. From 1993 to 1996, he served as Chairman of the Board of Directors and Chief Executive Officer of Cornerstone Natural Gas, Inc. Mr. Davis has more than 32 years of business experience in the energy industry. Mr. Davis became a venture partner of Natural Gas Partners, L.L.C. in September 2007.

Marshall S. McCrea.  Mr. McCrea has served as the President and Chief Operating Officer of ETP GP since June 2008. Prior to that, he served as President — Midstream from March 2007 to June 2008. Previously, since the combination of ETP’s midstream and propane operations in January 2004, Mr. McCrea served as the Senior Vice President — Commercial Development over the midstream operations. Before January 2004, Mr. McCrea served as Senior Vice President — Business Development and Producer Services of ETP’s midstream operations, having served in that capacity since 1997. Mr. McCrea has served as a Director of our general partner and of ETP GP since December 2009.

David R. Albin.  Mr. Albin is a managing partner of the Natural Gas Partners private equity funds, and has served in that capacity or similar capacities since 1988. Prior to his participation as a founding member of Natural Gas Partners, L.P. in 1988, he was a partner in the $600 million Bass Investment Limited Partnership. Prior to joining Bass Investment Limited Partnership, he was a member of the oil and gas group in the investment banking division of Goldman, Sachs & Co. He currently serves as a director of NGP Capital Resources Company. Mr. Albin has served as a director of ETP GP since February 2004 and has served as a Director of our general partner since October 2002.

K. Rick Turner.  Mr. Turner has been employed by Stephens’ family entities since 1983. He is currently Senior Managing Principal of The Stephens Group, LLC. He first became a private equity principal in 1990 after serving as the Assistant to the Chairman, Jackson T. Stephens. His areas of focus have been oil and gas exploration, natural gas gathering, processing industries, and power technology. Mr. Turner currently serves as a director of Atlantic Oil Corporation; SmartSignal Corporation; JV Industrials, LLC, JEBCO Seismic, LLC; North American Energy Partners Inc., Seminole Energy Services, LLC, BTEC Turbines LP, and the general partner of ETP and our general partner. Prior to joining Stephens, he was employed by Peat, Marwick, Mitchell and Company. Mr. Turner earned his B.S.B.A. from the University of Arkansas and is a non-practicing Certified Public Accountant. Mr. Turner has served as a director of our general partner since October 2002.

Bill W. Byrne.  Mr. Byrne is the principal of Byrne & Associates, LLC, an investment company based in Tulsa, Oklahoma. Prior to his retirement in 1992, Mr. Byrne was Vice President of Warren Petroleum Company, the gas liquids division of Chevron Corporation, serving in that capacity from 1982 to 1992. Mr. Byrne has served as a director of ETP’s general partner since 1992 and is a member of both the Audit Committee and the Compensation Committee of ETP’s general partner. Mr. Byrne is a former president and director of the National Propane Gas Association, or NPGA. Mr. Byrne has served as a Director of our general partner since May 2006.

Paul E. Glaske.  Mr. Glaske retired as Chairman and Chief Executive Officer of Blue Bird Corporation, the largest manufacturer of school buses with manufacturing plants in three countries. Prior to becoming president of Blue Bird in 1986, Mr. Glaske served as the president of the Marathon LeTourneau Company, a manufacturer of large off-road mining and material handling equipment and off-shore drilling rigs. He served as a member of the board of directors of BorgWarner, Inc. of Chicago, Illinois until April 2008. In addition, Mr. Glaske serves on the board of directors of both Lincoln Educational Services in New Jersey, and Camcraft, Inc., in Illinois. Mr. Glaske has served as a director of ETP’s general partner since February 2004 and is chairman of ETP’s Audit Committee. Mr. Glaske has served as a Director of our general partner since May 2006.

John D. Harkey, Jr.  Mr. Harkey has served as Chief Executive Officer and Chairman of Consolidated Restaurant Companies, Inc., since 1998. Mr. Harkey currently serves on the Board of Directors and Audit Committee of Leap Wireless International, Inc., Loral Space & Communications, Inc., Emisphere Technologies, Inc., and the Board of Directors for the Baylor Health Care System Foundation. He also serves on the President’s Development Council of Howard Payne University, Baylor Health Care Foundation and on the Executive Board of Circle Ten Council of the Boy Scouts of America. Mr. Harkey has served as a Director of our general partner since December 2005. In May 2006, Mr. Harkey was elected as a Director of our general partner and member of the Audit Committee.

Dan L. Duncan.  Mr. Duncan has served as Chairman and Director of Enterprise Products GP, LLC, the general partner of Enterprise, since April 1998 and has served as Chairman and Director of EPE Holdings, LLC, the general partner of Enterprise GP, since August 2005. Mr. Duncan has also served as Chairman and Director of DEP Holdings, LLC, the general partner of Duncan Energy Partners L.P., a publicly traded energy services partnership affiliated with Enterprise and Enterprise GP. Mr. Duncan also serves as an Honorary Trustee of the Board of Trustees of the Texas Heart Institute at St. Luke’s Episcopal Hospital. Mr. Duncan has served as a Director of our general partner since December 2009.

Dr. Ralph S. Cunningham.  Dr. Cunningham has served as President and Chief Executive Officer of EPE Holdings, LLC since August 2007. He also served as Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC from December 2005 to August 2007 and Interim President and Interim Chief Executive Officer from June 2007 to August 2007. Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. He currently serves as a Director of Enterprise Products GP, LLC, Tetra Technologies, Inc., EnCana Corporation and Agrium, Inc. Dr. Cunningham has served as a Director of our general partner since December 2009.

RELATED PARTY TRANSACTIONS

Our cash flows currently consist of distributions from ETP related to the following equity interests, including incentive distribution rights in ETP:

•	an approximate 1.8% general partner interest, which ETE holds indirectly through its ownership interests in ETP GP;

•	100% of the outstanding incentive distribution rights in ETP, which ETE holds indirectly through its ownership interests in ETP GP; and

•	approximately 62.5 million ETP common units, all of which are held directly by ETE.

ETP is required by its partnership agreement to distribute all cash on hand at the end of each quarter, less appropriate reserves determined by the board of directors of its general partner. Based on ETP’s quarterly distribution of $0.89375 per unit for the three months ended September 30, 2009 and the number of its common units outstanding on November 9, 2009, the record date for such distribution, ETE was entitled to receive a quarterly cash distribution of $149.0 million, which consists of $4.9 million from our indirect ownership of the general partner interest in ETP, $88.2 million from our indirect ownership of the incentive distribution rights in ETP and $55.9 million from the common units of ETP that we currently own.

Nine of the 11 current directors of LE GP, our general partner, are also directors of the general partner of ETP. In addition, Mr. Warren is also an executive officer of the general partner of ETP.

Under the terms of a shared services agreement, ETE pays ETP an annual administrative fee of $0.5 million for the provision of various general and administrative services for ETE’s benefit.

ETP’s natural gas midstream operations secure compression services from third parties. Energy Transfer Technologies, Ltd. is one of the entities from which ETP obtains compression services. Energy Transfer Group, LLC, or ETG, is the general partner of Energy Transfer Technologies, Ltd. ETG was contributed to ETP, effective August 17, 2009. The membership interests of ETG were contributed to ETP by Mr. Warren and by two entities, one of which is controlled by Ray C. Davis and the other by Ted Collins, Jr. Messrs. Warren and Davis serve on the board of directors of the general partners of both ETE and ETP, and Mr. Collins serves on the board of directors of the general partner of ETP. In addition, Mr. Collins and our President and Chief Financial Officer, John W. McReynolds, served on the board of directors of ETG. In exchange for the membership interests in ETG, the former members acquired the right to receive (in cash or ETP common units), future amounts to be determined based on the terms of the contribution arrangement. These contingent amounts are to be determined in 2014 and 2017, and the former members of ETG will receive payments contingent on the acquired operations performing at a level above the average return required by ETP for approval of its own growth projects during the period since acquisition. In addition, the former members may be required to make cash payments to ETP under certain circumstances. In connection with this transaction, ETP assumed liabilities of $33.1 million and recorded goodwill of $1.3 million.

Transactions with Enterprise

On December 23, 2009, Dan L. Duncan and Ralph S. Cunningham were appointed as directors of our general partner. Mr. Duncan is Chairman and a director of EPE Holdings, LLC, the general partner of Enterprise GP; Chairman and a director of Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., or EPD; and Group Co-Chairman of EPCO, Inc. TEPPCO Partners, L.P., or TEPPCO is also an affiliate of EPE. Dr. Cunningham is the President and Chief Executive Officer of EPE Holdings, LLC, the general partner of Enterprise GP. These entities and other affiliates of Enterprise and Enterprise GP are referred to herein collectively as the “Enterprise Entities.” Mr. Duncan directly or indirectly beneficially owns various interests in the Enterprise Entities, including various general partner interests and approximately 77.1% of the common units of Enterprise GP, and approximately 34% of the common units of EPD. On October 26, 2009, TEPPCO became a wholly owned subsidiary of Enterprise.

The propane operations of ETP routinely enter into purchases and sales of propane with certain of the Enterprise Entities, including purchases under a long-term contract of Titan, to purchase substantially all of its propane requirements through certain of the Enterprise Entities. This agreement was in effect prior to ETP’s acquisition of Titan in 2006 and expires in 2010.

From time to time, ETP’s natural gas operations purchase from, and sell to, the Enterprise Entities natural gas and NGLs, in the ordinary course of business. An ETP operating unit has a monthly natural gas storage contract with TEPPCO. ETP’s natural gas operations and the Enterprise Entities transport natural gas on each other’s pipelines and share operating expenses on jointly-owned pipelines.

The volumes and dollar amounts (both in thousands) involved in transactions between ETP and the Enterprise Entities during the nine-month period ended September 30, 2009 were as follows:

	Product	Volumes	Dollars

Nine Months Ended September 30, 2009
Propane Operations:
Sales to Enterprise Entities	Propane (gallons)	20,370	$14,046
	Derivative Activity	—	277
Purchases from Enterprise Entities	Propane (gallons)	206,344	$181,853
	Derivative Activity	—	38,392
Natural Gas Operations:
Sales to Enterprise Entities	NGLs (gallons)	368,652	$259,417
	Natural Gas (MMBtu)	7,476	27,165
	Fees	—	(3,236)
Purchases from Enterprise Entities	Natural Gas Imbalances (MMBtu)	617	$1,903
	Natural Gas (MMBtu)	7,089	27,359
	Fees	—	42

DESCRIPTION OF OTHER INDEBTEDNESS

Our consolidated indebtedness as of September 30, 2009 includes our $1.45 billion term loan facility maturing on November 1, 2012 and our $500.0 million revolving credit facility available through February 8, 2011.

The following table shows the debt of ETP outstanding as of September 30, 2009 (the ETP Senior Notes):

Issue	Amount
(In millions)

5.65% Senior Notes due 2012	$400.0
6.00% Senior Notes due 2013	$350.0
8.50% Senior Notes due 2014	$350.0
5.95% Senior Notes due 2015	$750.0
6.125% Senior Notes due 2017	$400.0
6.70% Senior Notes due 2018	$600.0
9.70% Senior Notes due 2019	$600.0
9.00% Senior Notes due 2019	$650.0
6.625% Senior Notes due 2036	$400.0
7.50% Senior Notes due 2038	$550.0

Total	$5,050.0

ETP also has a revolving credit facility that allows for borrowings of up to $2.0 billion (expandable to $3.0 billion) available through July 20, 2012. ETP also has separate indebtedness at Transwestern and HOLP.

The terms of our indebtedness and our subsidiaries are described in more detail below. Failure to comply with the various restrictive and affirmative covenants of the credit agreements could negatively impact our ability and the ability of our subsidiaries to incur additional debt and our subsidiaries’ ability to pay distributions. We and our subsidiaries are required to measure these financial tests and covenants quarterly and, as of September 30, 2009, we and our subsidiaries were in compliance with all financial requirements, tests, limitations, and covenants related to financial ratios under our existing credit agreements.

ETE Existing Revolving Credit and Term Loan Facilities

The total outstanding amount borrowed under our revolving credit and term loan facilities as of September 30, 2009 was $1.57 billion. The total amount available under our debt facilities as of September 30, 2009 was approximately $376.1 million.

The commitment fee payable on the unused portion of our existing credit facility is a percentage that fluctuates based on our leverage ratio and is currently 0.300%. Loans under our existing revolving credit facility bear interest at our option at either (a) the Eurodollar rate plus the applicable margin or (b) the base rate plus the applicable margin. The applicable margins are also based on our leverage ratio. The term loans bear interest at our option at either (a) the Eurodollar rate plus 1.75% per annum or (b) the prime rate plus 0.25% per annum. At September 30, 2009, the weighted average interest rate was 2.17% for the amounts outstanding under our revolving credit and term loan facilities.

Contemporaneously with the consummation of this offering, the outstanding borrowings under our term loan facility will be repaid in full and the term loan facility will be terminated, the commitments under our existing revolving credit facility will be terminated and the revolving loans thereunder will be repaid in full and we will enter into a new $200 million senior secured revolving credit facility, which will replace our existing revolving credit facility. The new revolving credit facility permits us to seek additional commitments from one or more lenders for up to $50 million of additional borrowing capacity under the facility without approval of the other lenders, subject to certain additional requirements being met. The new revolving credit facility will become effective upon the closing of the offering of the notes and mature on the fifth anniversary of the closing of the offering of the notes.

The new revolving credit facility’s principal terms and conditions will be similar to those of the existing revolving credit facility, including provisions for a pricing grid that determines the applicable rates for Eurodollar and base rate loans and the percentage of commitment fees payable on the unused portion of the revolving credit commitments based on our leverage ratio. The commitment fee payable on the unused portion of our new revolving credit facility will be 0.500% effective as of the closing of the offering of the notes. Loans under our new revolving credit facility will bear interest at our option at either (a) the Eurodollar rate plus the applicable margin or (b) the base rate plus the applicable margin. The new revolving loans will bear interest effective as of the closing of the offering of the notes at our option at either (a) the Eurodollar rate plus 3.25% per annum or (b) the prime rate plus 2.25% per annum. Up to $10 million of the new revolving credit facility will be available for swingline loans and up to $50 million will be available for the issuance of letters of credit.

Our new revolving credit facility will be secured by a lien on substantially all of our tangible and intangible assets, including our ownership of 62,500,797 ETP common units, our 100% interest in ETP LLC and ETP GP with indirect recourse to ETP GP’s general partner interest in ETP, and ETP GP’s outstanding incentive distribution rights in ETP, which we hold through our ownership of ETP GP.

The new revolving credit facility will contain covenants that limit (subject to certain exceptions) our ability to take the following actions:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make distributions;

•	make certain investments;

•	enter into restrictive agreements;

•	enter into speculative hedging contracts;

•	commingle deposit accounts with certain subsidiaries;

•	amend our organizational documents or material agreements;

•	change our fiscal year; and

•	change the tax status of certain subsidiaries.

The new revolving credit facility will contain the following financial covenants:

•	On a quarterly basis and on the dates that we acquire or dispose of units or make permitted distributions, our leverage ratio, as described in the revolving credit facility, must not exceed 4.5 to 1.0, with a permitted increase to 5.0 to 1.0 during a specified acquisition period.

•	On a quarterly basis and on the dates that we acquire or dispose of units or make permitted distributions, our leverage ratio, as described in the revolving credit facility and calculated using ETP’s earnings before interest, taxes, depreciation and amortization, must not exceed 5.5 to 1.0.

•	The interest coverage ratio, as described in the revolving credit facility, must never be less than 3.0 to 1.0.

•	The value to loan ratio, as described in the revolving credit facility, must never be less than 2.0 to 1.0.

The new revolving credit facility will contain a prohibition on distributions by us in the event we are not, or any such distribution would cause us not to be, in compliance with the financial covenants described above.

The new revolving credit facility will contain customary events of default. An event of default could prevent us from borrowing under our revolving credit facility, which would in turn have a material adverse effect on our available liquidity, and could also result in us having to immediately repay all amounts outstanding under our revolving credit facility and in the foreclosure of liens on our assets.

ETP Revolving Credit Facility

On July 20, 2007, ETP entered into the ETP Credit Facility with Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and certain other agents and lenders. The ETP Credit Facility provides for $2.0 billion of revolving credit capacity that is expandable to $3.0 billion at ETP’s option (subject to obtaining the approval of the administrative agent and securing lender commitments for the increased borrowing capacity). The ETP Credit Facility matures on July 20, 2012, unless ETP elects the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments under the ETP Credit Facility). On the maturity date of the ETP Credit Facility, the outstanding revolving loans will be converted into one-year term loans unless a default then exists. Amounts borrowed under the ETP Credit Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. Up to $300 million of the revolving commitments under the ETP Credit Facility are available as swingline loans. The indebtedness under the ETP Credit Facility is prepayable at any time at ETP’s option without penalty (other than Eurodollar Loan breakage costs, if any). The commitment fee payable on the unused portion of the ETP Credit Facility varies based on ETP’s credit rating, and the fee is 0.11% based on our current rating, with a maximum fee of 0.125%.

The credit agreement relating to the ETP Credit Facility contains covenants that limit (subject to certain exceptions) ETP’s and certain of its subsidiaries ability to, among other things:

•	incur indebtedness;

•	grant liens;

•	enter into mergers;

•	dispose of assets;

•	make distributions during certain defaults and during any event of default;

•	make certain investments;

•	engage in business substantially different in nature than the business currently conducted by ETP and its subsidiaries;

•	engage in transactions with affiliates;

•	enter into restrictive agreements; and

•	enter into speculative hedging contracts.

This credit agreement also contains a financial covenant that provides that on each date ETP makes a distribution, the leverage ratio, as defined in the ETP Credit Facility, must not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the ETP Credit Facility. This financial covenant could therefore restrict ETP’s ability to make cash distributions to its unitholders, its general partner and the holder of its incentive distribution rights.

As of September 30, 2009, there was a balance of $483.3 million in revolving credit loans outstanding and $65.1 million in letters of credit issued. See “Use of Proceeds” for additional information about the ETP Credit Facility. The weighted average interest rate on the total amount outstanding at September 30, 2009 was

0.82%. The total amount available for additional borrowing under the ETP Credit Facility, as of September 30, 2009, was $1.45 billion. The indebtedness under the ETP Credit Facility is unsecured and not guaranteed by any of its subsidiaries. The indebtedness under the ETP Credit Facility has equal rights to holders of ETP’s other current and future unsecured debt.

ETP Senior Notes

The ETP Senior Notes represent ETP’s senior unsecured obligations and rank equally with all of ETP’s other existing and future unsecured and unsubordinated indebtedness. The holders of the 9.70% Senior Notes due 2019 have the right to require ETP to repurchase all or a portion of the notes on March 15, 2012 at 100% of the principal amount plus any accrued interest as of that date. The ETP Senior Notes effectively rank junior to all indebtedness and other liabilities of ETP’s existing and future subsidiaries. The ETP Senior Notes are unsecured and not guaranteed by any of ETP’s subsidiaries, but if certain subsidiaries guarantee the obligations of ETP under the ETP Credit Facility, then those subsidiaries must guarantee the obligations of ETP under its senior notes. The ETP Senior Notes were issued under an indenture containing covenants that restrict ETP’s ability to, subject to certain exceptions, incur debt secured by liens, engage in sale and leaseback transactions, merge or consolidate with another entity or sell substantially all of its assets.

HOLP Debt

HOLP Notes

ETP’s subsidiary HOLP has outstanding several series of notes, which we refer to collectively as the HOLP notes, that are secured by all receivables, contracts, equipment, inventory, general intangibles and cash concentration accounts of HOLP and the equity interests of HOLP in its subsidiaries. As of September 30, 2009, the outstanding principal balance of the HOLP notes was $144.9 million. The HOLP notes mature at various times from 2009 to 2016 and bear interest at fixed rates that range from 7.17% to 8.87%. The HOLP notes generally require annual prepayments in specified amounts and also permit voluntary prepayments subject to make-whole premiums. HOLP is required to make an offer to prepay the notes with the net cash proceeds from asset sales that exceed an amount described in the note purchase agreement relating to the HOLP notes unless the proceeds are to be reinvested. It is also required to make an offer to prepay the notes upon a change of control, as defined in the note purchase agreement.

HOLP Credit Facility

Effective August 31, 2006, HOLP entered into the Fourth Amended and Restated Credit Agreement that provides for a $75.0 million senior revolving credit facility which may be expanded to $150.0 million. The credit facility is available through June 30, 2011. Amounts borrowed under this credit facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the facility varies based on HOLP’s leverage ratio, as defined, with a maximum fee of 0.50%. This credit facility also has a swingline loan option with a maximum borrowing of $10.0 million at a prime rate. The sum of the loans, swingline loans and letters of credit may not exceed the maximum amount of revolving credit available under the credit facility. The agreement related to this credit facility includes provisions that may require contingent prepayments in the event of dispositions, sale of assets, issuance of capital stock or change of control. This credit facility is secured by all receivables, contracts, equipment, inventory, general intangibles and cash concentration accounts of HOLP and the equity interests of HOLP in its subsidiaries. As of September 30, 2009, HOLP had no outstanding borrowings under this credit facility and had outstanding letters of credit in the amount of $1 million. The total amount available under the HOLP Credit Facility as of September 30, 2009 was $74 million.

Covenants Related to HOLP Debt

The agreements related to the HOLP notes and the HOLP revolving credit facility contain customary restrictive covenants applicable to HOLP, including the maintenance of various financial covenants and limitations on disposition of assets, incurrence of indebtedness and creation of liens. The financial covenants in the HOLP revolving credit facility require HOLP to maintain ratios of Adjusted Consolidated Funded Indebtedness to Adjusted Consolidated EBITDA (as these terms are defined in the HOLP revolving credit facility) of not more than 4.75 to 1, Consolidated EBITDA to Consolidated Interest Expense (as these terms are defined in the HOLP revolving credit facility) of not less than 2.25 to 1, and Consolidated Funded Indebtedness to Consolidated EBITDA (as defined in the HOLP revolving credit facility) of not more than 4.5 to 1, and the agreements relating to the HOLP notes contain similar covenants. These debt agreements also provide that HOLP may declare, make, or incur a liability to make, restricted payments during each fiscal quarter, if: (a) the amount of such restricted payment, together with all other restricted payments during such quarter, do not exceed the amount of Available Cash (as defined in the agreements related to the HOLP notes and HOLP revolving credit facility) with respect to the immediately preceding quarter (which amount is required to reflect a reserve equal to 50% of the interest to be paid on the HOLP notes and in addition, in the third, second and first quarters preceding a quarter in which a scheduled principal payment is to be made on the HOLP notes, and a reserve equal to 25%, 50%, and 75%, respectively, of the principal amount to be repaid on such payment dates), (b) no default or event of default exists before such restricted payments, and (c) the amounts of HOLP’s restricted payment does not exceed its pro rata share of cash available to fund payment obligations of ETP and its general partner with respect to ETP’s common units.

Transwestern Debt

As of September 30, 2009, ETP’s subsidiary Transwestern had outstanding five series of unsecured notes, which we refer to collectively as the Transwestern notes, with the following terms:

	Fixed Interest
Principal Amount	Rate per Annum	Maturity Date
(In millions)

$88.0	5.39%	November 17, 2014
$125.0	5.54%	November 17, 2016
$82.0	5.64%	May 24, 2017
$150.0	5.89%	May 24, 2022
$75.0	6.16%	May 24, 2037

No principal payments are required with respect to the Transwestern notes (except at maturity); however, Transwestern is required to make an offer to prepay the notes of each series with the net cash proceeds from asset sales that exceed an amount described in the note purchase agreement relating to that series of notes unless the proceeds are to be reinvested. It is also required to make an offer to prepay all of the notes of each series upon a change of control of Transwestern, as defined in the note purchase agreement relating to that series of notes. The Transwestern notes are prepayable by Transwestern at any time subject to the payment of specified make-whole premiums. Interest is payable semi-annually on the Transwestern notes. The Transwestern notes rank pari passu with Transwestern’s other unsecured unsubordinated debt. The agreements governing the Transwestern notes contain provisions that limit the amount of Transwestern’s debt, restrict its sale of assets, restrict its payment of dividends and require it to maintain certain debt to capitalization ratios.

On December 9, 2009, Transwestern closed a private offering of $175 million aggregate principal amount of 5.36% senior unsecured notes due 2020 and $175 million aggregate principal amount of 5.66% senior unsecured notes due 2024. Transwestern used the net proceeds from this offering to repay intercompany debt utilized to fund the construction of the Phoenix pipeline expansion project and for general corporate purposes. Interest will be paid semi-annually. Transwestern is required to make an offer to prepay these notes with the net cash proceeds from asset sales that exceed an amount described in the note purchase agreement relating to these notes unless the proceeds are to be reinvested. It is also required to make an offer to prepay these notes upon a change of control, as defined in the note purchase agreement.

Other Long-Term Debt

In connection with ETP’s August 2009 acquisition of Energy Transfer Group, L.L.C., ETP assumed $17.0 million of long-term debt with interest rates averaging 7.48% and maturities through 2015.

Guarantee of Midcontinent Express Pipeline LLC Credit Facility

On February 29, 2008, MEP, ETP’s joint venture with KMP, entered into a credit agreement that initially provided for the MEP Facility, a $1.4 billion senior revolving credit facility. ETP guaranteed 50% of the obligations of MEP under the MEP Facility, with the remaining 50% of MEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased (but not below 40% of the MEP Facility obligations) if ETP’s ownership percentage increases or decreases. The MEP Facility is available through February 28, 2011. Amounts borrowed under the MEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the MEP Facility varies based on both our debt rating and that of KMP, with a maximum fee of 0.15%. The MEP Facility also has a swingline loan option with a maximum borrowing of $25.0 million at a prime rate. The sum of the loans, swingline loans and letters of credit may not exceed the maximum amount of revolving credit available under the MEP Facility. The indebtedness under the MEP Facility is prepayable at any time at the option of MEP without penalty. The MEP Facility contains covenants that limit (subject to certain exceptions) MEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers or dispose of substantially all of its assets. As of September 30, 2009, MEP had $371.6 million of outstanding borrowings and $33.3 million of letters of credit issued under the MEP Facility. In September 2009, MEP issued senior notes totaling $800.0 million, the proceeds of which were used to repay borrowings under the MEP Facility. The senior notes issued by MEP are not guaranteed by ETP or KMP. In October 2009, ETP made an additional capital contribution of $200 million to MEP, which MEP used to further reduce the outstanding borrowings under the MEP Facility. Subsequent to this repayment, the commitment amount under the MEP Facility was reduced from $1.4 billion to $275 million.

Guarantee of Fayetteville Express Pipeline, LLC Credit Facility

On November 13, 2009, FEP, ETP’s other joint venture with KMP, entered into a $1.1 billion senior revolving credit facility, or the FEP Facility, which FEP will use to fund construction costs and other expenses related to the construction of the Fayetteville Express pipeline. ETP guaranteed 50% of the obligations of FEP under the FEP Facility, with the remaining 50% of FEP Facility obligations guaranteed by KMP. Subject to certain exceptions, ETP’s guarantee may be proportionately increased or decreased (but not below 40% of the FEP Facility obligations) if ETP’s ownership percentage increases or decreases. The FEP Facility is available through May 11, 2012. Amounts borrowed under the FEP Facility bear interest at a rate based on either a Eurodollar rate or a prime rate. The commitment fee payable on the unused portion of the FEP Facility varies based on both our debt rating and that of KMP, with a maximum fee of 1.0%. The FEP Facility also has a swingline loan option with a maximum borrowing of $50.0 million at a prime rate. The sum of the loans, swingline loans and letters of credit may not exceed the maximum amount of revolving credit available under the FEP Facility. The indebtedness under the FEP Facility is prepayable at any time at the option of FEP without penalty. The FEP Facility contains covenants that limit (subject to certain exceptions) FEP’s ability to grant liens, incur indebtedness, engage in transactions with affiliates, enter into restrictive agreements, enter into mergers or dispose of substantially all of its assets.

DESCRIPTION OF NOTES

ETE will issue the notes as new series of its debt securities described in the accompanying prospectus. The notes will be issued under an indenture, as supplemented by a supplemental indenture establishing the notes, to be dated as of the closing of this offering (the “indenture”) between itself and U.S. Bank National Association, as trustee (the “Trustee”). This description is a summary of the material provisions of the notes and the indenture. The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.” This description does not restate those agreements and instruments in their entirety. You should refer to the notes and the indenture, forms of which are available as set forth below under “Where You Can Find More Information,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “— Definitions” below. In this description, the terms “ETE,” “we,” “us” and “our” refer only to Energy Transfer Equity, L.P. and not to any of its Subsidiaries or Affiliates.

The registered holder of a note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

General

The notes will:

•	be general unsecured senior obligations of ETE, ranking equally with all other existing and future unsecured and unsubordinated indebtedness of ETE;

•	initially be issued in an aggregate principal amount of $ with respect to the 2017 notes and an aggregate principal amount of $ with respect to the 2020 notes;

•	mature on February 28, 2017, with respect to the 2017 notes and February 28, 2020, with respect to the 2020 notes;

•	be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	bear interest at an annual rate of % with respect to the 2017 notes and an annual rate of % with respect to the 2020 notes; and

•	be redeemable at any time at our option at the redemption price described below under “— Optional Redemption.”

The 2017 notes and 2020 notes each constitute a separate series of debt securities under the indenture. The indenture does not limit the amount of debt securities we may issue under the indenture from time to time in one or more series. We may in the future issue additional debt securities under the indenture in addition to the notes.

Interest

Interest on the notes will accrue from and including          , 2010 or from and including the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes in cash semi-annually in arrears on February 28 and August 31 of each year, beginning August 31, 2010. We will make interest payments to the Holders of record at the close of business on February 15 or August 15, as applicable, before the next interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

Methods of Receiving Payments on the Notes

If a Holder of notes has given wire transfer instructions to ETE, ETE will pay all principal, premium, if any, and interest on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar, unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Further Issuances

We may from time to time, without notice to or the consent of the Holders of the notes, create and issue additional notes having the same terms as either of the series of notes offered by this prospectus supplement and accompanying prospectus, except for the issue price and in some cases, the first interest payment date. Additional notes issued in this manner will form a single series with the previously issued and outstanding notes of such series.

Paying Agent and Registrar

Initially, the Trustee will act as paying agent and registrar for the notes. We may change the paying agent or registrar for the notes without prior notice to the Holders of the notes, and we or any of the Restricted Subsidiaries may act as paying agent or registrar; provided, however, that we will be required to maintain at all times an office or agency in the Borough of Manhattan, The City of New York (which may be an office of the Trustee or an affiliate of the Trustee or the registrar or a co-registrar for the notes) where the notes may be presented for payment and where notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the notes and the indenture may be served. We may also from time to time designate one or more additional offices or agencies where the notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve us of our obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes.

The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of the notes, and ETE may require a Holder to pay any taxes and fees required by law or permitted by the indenture. ETE will not be required to transfer or exchange any note (or portion of a note) selected for redemption. Also, ETE will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes initially will not be guaranteed by any of our Subsidiaries. However, if at any time following the Issue Date, any Subsidiary of ETE guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness of ETE under the Credit Agreement, then ETE will cause such Subsidiary to promptly execute and deliver to the Trustee a supplemental indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary will guarantee all obligations of ETE with respect to the notes on the terms provided for in the indenture. The Subsidiary Guarantees will be joint and several obligations of the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

The Subsidiary Guarantee of any Subsidiary Guarantor may be released under certain circumstances. If ETE exercises its legal or covenant defeasance option with respect to the notes as described below under “— Defeasance and Discharge,” then any Subsidiary Guarantor will be released from its Subsidiary Guarantee. Further, if no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its Subsidiary Guarantee:

•	automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not an Affiliate of ETE, of (a) all Capital Stock representing ownership of such Subsidiary Guarantor or (b) all or substantially all the assets of such Subsidiary Guarantor;

•	following delivery by ETE to the Trustee of an officer’s certificate to the effect that such Subsidiary Guarantor has been released from all guarantees or obligations in respect of any Indebtedness of ETE under the Credit Agreement; or

•	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the caption “— Defeasance and Discharge.”

If at any time following any release of a Subsidiary of ETE from its Subsidiary Guarantee pursuant to the second bullet point in the preceding paragraph, such Subsidiary again guarantees or becomes a co-obligor with respect to any obligations of ETE in respect of any Indebtedness of ETE under the Credit Agreement, then ETE will cause such Subsidiary to again guarantee the notes in accordance with the indenture.

Ranking

The notes:

•	will rank senior in right of payment to all future obligations of ETE that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future senior obligations of ETE that are not so subordinated;

•	will be structurally subordinated to all liabilities and preferred equity of Subsidiaries of ETE that are not Subsidiary Guarantors; and

•	will be guaranteed by each Subsidiary of ETE that in the future is required to become a Subsidiary Guarantor.

Each Subsidiary Guarantee will rank senior in right of payment to all future obligations of such Subsidiary Guarantor that are, by their terms, expressly subordinated in right of payment to such Subsidiary Guarantee and pari passu in right of payment with all existing and future senior obligations of such Subsidiary Guarantor that are not so subordinated.

The notes will be effectively subordinated to all existing and future obligations, including Indebtedness, of any Subsidiaries of ETE that do not guarantee the notes. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of ETE and the holders of ETE’s Indebtedness, including the notes. As of September 30, 2009, ETE’s Subsidiaries had outstanding approximately $6.2 billion of indebtedness, all of which would rank effectively senior to the notes to the extent of the assets of such Subsidiaries. Furthermore, the notes and each Subsidiary Guarantee will be effectively subordinated to secured Indebtedness of ETE and the applicable Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness. Borrowings under the Credit Agreement will be secured by a substantial portion of the assets of ETE and its Subsidiaries other than ETP and its Subsidiaries.

Optional Redemption

The notes of either series will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-

annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued interest to the redemption date.

The actual redemption price, calculated as provided below, will be calculated and certified to the Trustee and us by the Independent Investment Banker.

Notes called for redemption become due on the redemption date. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each Holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date.

For purposes of determining the redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or (b) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC and UBS Securities LLC (and their respective successors) or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to ETE.

“Reference Treasury Dealer” means (a) each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC and UBS Securities LLC and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by ETE (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, ETE will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Selection and Notice

If less than all of the notes of either series are to be redeemed at any time, the Trustee will select notes of such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption, unless ETE defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Covenants

Change of Control

If a Change of Control Triggering Event with respect to the notes of any series occurs, each Holder of notes of that series will have the right to require ETE to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, ETE will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of notes on the relevant record date to receive interest, if any, due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, ETE will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. ETE will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, ETE will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, ETE will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by ETE.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless ETE defaults in making the Change of Control Payment. ETE will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described herein that require ETE to make a Change of Control Offer following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that ETE repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

ETE will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by ETE and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Change of Control Offer. Notes repurchased by ETE pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at ETE’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The occurrence of certain change of control events identified in the Credit Agreement constitutes a default under the Credit Agreement. The documents governing any Indebtedness of ETE may also contain similar provisions. If a Change of Control Triggering Event were to occur, ETE may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by Holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreement or other agreements relating to Indebtedness, if accelerated. The failure of ETE to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the indenture and will otherwise give the Trustee and the Holders of notes the rights described under “— Events of Default and Remedies.” See “Risk Factors — Risks relating to the notes — We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of ETE and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require ETE to repurchase such Holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of ETE and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitations on Liens

ETE will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the Issue Date or thereafter acquired, to secure any Indebtedness of ETE or any other Person.

Notwithstanding the first paragraph of this covenant:

(a) ETE may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Indebtedness; provided that effective provisions are made whereby all of the outstanding notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to any Lien securing the notes to at least the same extent such Subordinated Indebtedness is subordinate to the notes or a Subsidiary Guarantee, as the case may be); and

(b) ETE may, and may permit any Restricted Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Indebtedness (including, without limitation, Indebtedness under the Credit Agreement); provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens under this clause (b), together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (3), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed the greater of (x) $250.0 million or (y) 10.0% of Net Tangible Assets.

Restriction on Sale-Leasebacks

ETE will not, and will not permit any Restricted Subsidiary to, engage in the sale or transfer by ETE or any Restricted Subsidiary of any Principal Property to a Person (other than ETE or a Restricted Subsidiary) and the taking back by ETE or such Restricted Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years; or

(3) ETE or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of ETE or any Restricted Subsidiary that is not Subordinated Indebtedness, or (b) the purchase of Principal Property used or to be used in the ordinary course of business of ETE or the Restricted Subsidiaries.

Notwithstanding the foregoing, ETE may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not permitted by clauses (1) through (3), inclusive, of the preceding paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness secured by liens upon Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $250.0 million or (y) 10.0% of Net Tangible Assets.

Reports

So long as any notes are outstanding, ETE will:

(1) for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and

(2) if it is not required to file reports with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

(3) if it is required to furnish annual or quarterly reports to its equity holders pursuant to the Exchange Act, it will file these reports with the Trustee.

Merger, Consolidation or Sale of Assets

ETE may not: (1) consolidate or merge with or into another Person (regardless of whether ETE is the surviving corporation); or (2) directly or indirectly sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of ETE and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is ETE or expressly assumes by supplemental indenture all of ETE’s obligations and liabilities under the indenture and the notes;

(2) the successor is organized under the laws of the United States, any state or the District of Columbia;

(3) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4) ETE has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the indenture.

The successor will be substituted for ETE in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of ETE under the indenture. If ETE conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the indenture and under the notes except that no such release will occur in the case of a lease of all or substantially all of its assets.

Notwithstanding the foregoing, this “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of ETE with an Affiliate solely for the purpose of organizing ETE in another jurisdiction within the United States of America; or

(2) any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among ETE and its Restricted Subsidiaries that are Subsidiary Guarantors.

Events of Default and Remedies

Each of the following is an Event of Default under the indenture with respect to the notes of each series:

(1) default for 30 days in the payment when due of interest on such notes;

(2) a default in the payment of principal or premium, if any, on such notes when due at their stated maturity, upon redemption, upon declaration or otherwise;

(3) failure by ETE to comply with any of its agreements or covenants described above under “— Covenants — Merger, Consolidation or Sale of Assets,” or in respect of its obligations to make or consummate a Change of Control Offer as described under “— Covenants — Change of Control;”

(4) a failure by ETE to comply with its other covenants or agreements in the indenture applicable to such notes for 60 days after written notice of default given by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ETE or any of its Subsidiaries (or the payment of which is guaranteed by ETE or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) certain events of bankruptcy, insolvency or reorganization of ETE or any of its Significant Subsidiaries or any group of Subsidiaries of ETE that, taken together, would constitute a Significant Subsidiary; and

(7) except as permitted by the indenture, any Subsidiary Guarantee by a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

An Event of Default for a series of notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for any series of the notes. Further, an event of default under other indebtedness of ETE or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the notes. If an Event of Default (other than an Event of Default described in clause (6) above with respect to ETE) with respect to the notes of either series occurs and is continuing, the Trustee by notice to ETE, or the Holders of at least 25% in principal amount of the outstanding notes of such series by notice to ETE and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the notes of such series to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. The indenture provides that if an Event of Default described in clause (6) above occurs with respect to ETE, the principal of and accrued and unpaid interest on the notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the Trustee or any Holders of notes. However, the effect of such provision may be limited by applicable law.

The Holders of a majority in principal amount of the outstanding notes of the applicable series may, by written notice to the Trustee, rescind any acceleration with respect to the notes of such series and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the notes of such series, other than the nonpayment of the principal of and interest on the notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of notes, unless such Holders have offered to the Trustee reasonable indemnity or security against any cost, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

(1) such Holder has previously given the Trustee notice that an Event of Default with respect to the notes is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes of the applicable series have requested in writing that the Trustee pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any cost, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes of the applicable series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes of the applicable series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes of such series. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of notes or that would involve the Trustee in personal liability.

The indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the notes of a series occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of such notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on the notes, the Trustee may withhold such notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders of notes. In addition, ETE is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants under the indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. ETE also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action ETE is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the indenture may be made by ETE, the Subsidiary Guarantors, if any, and the Trustee with the written consent of the Holders of a majority in principal amount of the debt securities of each affected series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for notes). However, without the consent of each Holder of an affected note, no amendment may, among other things:

(1) reduce the percentage in principal amount of such notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any such note;

(3) reduce the principal of or extend the stated maturity of any such note;

(4) reduce the premium payable upon the redemption of any such note as described above under “— Optional Redemption; provided, however, that any purchase or repurchase of notes, including pursuant to the covenant described above under the caption “— Covenants — Change of Control;” shall not be deemed a redemption of the notes;

(5) make any such notes payable in money other than U.S. dollars;

(6) impair the right of any Holder of such note to receive payment of the principal of and premium, if any, and interest on such Holder’s note or to institute suit for the enforcement of any payment on or with respect to such Holder’s note; or

(7) make any change in the amendment or waiver provisions which require the consent of each Holder of such note; or

(8) release the guarantee of any Subsidiary Guarantor other than in accordance with the indenture or modify its guarantee in any manner adverse to the Holders of such note.

The Holders of a majority in principal amount of the outstanding notes of any series may waive compliance by ETE with certain restrictive covenants on behalf of all Holders of notes of such series, including those described under “— Covenants — Limitations on Liens” and “— Covenants — Restriction on Sale-Leasebacks.” The Holders of a majority in principal amount of the outstanding notes of any series, on behalf of all such Holders, may waive any past or existing Default or Event of Default with respect to the notes of such series (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the indenture cannot be modified or amended without the consent of the Holder of each outstanding note affected. A waiver by the Holders of notes of any series of compliance with a covenant, a Default or an Event of Default will not constitute a waiver of compliance with such covenant or such Default or Event of Default with respect to any other series of debt securities issued under the indenture to which such covenant, Default or Event of Default applies.

Without the consent of any Holder, ETE, the Subsidiary Guarantors, if any, and the Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of ETE under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes;

(4) establish any Subsidiary Guarantee or to reflect the release of any Subsidiary Guarantor from obligations in respect of its Subsidiary Guarantee, in either case, as provided in the indenture;

(5) secure the notes or any Subsidiary Guarantee;

(6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) add to the covenants of ETE for the benefit of the Holders of notes or surrender any right or power conferred upon ETE;

(8) add any additional Events of Default with respect to the notes;

(9) make any change that does not adversely affect the rights under the indenture of any Holder of notes;

(10) conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(11) provide for the issuance of additional notes in accordance with the indenture; and

(12) provide for a successor Trustee in accordance with the provisions of the indenture.

The consent of the Holders of notes is not necessary under the indenture or the notes to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the Holders of the notes under the indenture becomes effective, ETE is required to mail to all Holders of notes a notice briefly describing such amendment.

However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

ETE may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes of any series and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“legal defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest on such notes when such payments are due from the trust referred to below;

(2) ETE’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and ETE’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

ETE at any time may terminate its obligations under the covenants described under “— Covenants” (other than “Merger, Consolidation or Sale of Assets”) (“covenant defeasance”).

ETE may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If ETE exercises its legal defeasance option, payment of the notes of the applicable series may not be accelerated because of an Event of Default. In the event covenant defeasance occurs with respect to notes of any series in accordance with the indenture, the Events of Default described under clauses (3), (4), (5) and (7) under the caption “— Events of Default and Remedies” and the Event of Default described under clause (6) under the caption “— Events of Default and Remedies” (but only with respect to Subsidiaries of ETE), in each case, will no longer constitute an Event of Default with respect to the notes of the applicable series.

If ETE exercises its legal defeasance option, any security that may have been granted with respect to the notes of the applicable series will be released.

In order to exercise either defeasance option, ETE must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the notes of the applicable series to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that Holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance of a series of notes, Holders of the notes of such series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their notes until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the notes at the time of their stated maturity, if ETE exercises its covenant defeasance option for the notes and the notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. ETE would remain liable for such payments, however.

In addition, ETE may discharge all its obligations under the indenture with respect to the notes of any series, other than its obligation to register the transfer of and exchange notes, provided that either:

•	it delivers all outstanding notes of such series to the Trustee for cancellation; or

•	all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption or are to be called for redemption under arrangements satisfactory to the Trustee within one year, and in the case of this bullet point, it has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry systems and procedures from DTC, but we take no responsibility for the accuracy of this information. In addition, the description in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes through DTC either as a participant in DTC or indirectly through organizations which are participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and Holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a Holder of notes.

Notes in certificated form will not be issued to beneficial owners in exchange for their beneficial interests in a global note unless (a) DTC notifies ETE that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by ETE within 90 days of such notice, (b) an Event of Default has occurred with respect to such series and is continuing and the registrar has received a request from DTC to issue notes in lieu of all or a portion of the global notes of such series, or (c) ETE determines not to have the notes represented by global notes.

The Depository Trust Company.  DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows: DTC is

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Indirect access to the DTC system is also available to securities brokers and dealers, banks and trust companies that maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format.  Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the underwriters and the Trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. We, the underwriters and the Trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The Trustee will not recognize you as a Holder under the indenture, and you can only exercise the rights of a Holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has agreed to the foregoing procedures in order to facilitate transfers of the notes among its participants. However, DTC is under no obligation to perform or continue to perform those procedures, and may discontinue those procedures at any time.

Concerning the Trustee

The indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

If an Event of Default occurs and is not cured or waived, the Trustee is required to exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the Holders of notes unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.

U.S. Bank National Association will be the Trustee under the indenture and has been appointed by ETE as registrar and paying agent with regard to the notes. The Trustee’s address is 5555 San Felipe, Suite 1150, Houston, Texas 77056. The Trustee and its affiliates maintain commercial banking and other relationships with ETE.

No Personal Liability of Directors, Officers, Employees and Partners

The directors, officers, employees and partners of ETE will not have any personal liability for our obligations under the indenture or the notes. Each Holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

Separateness

Each Holder of notes, by accepting a note, will be deemed to have acknowledged and affirmed (i) the separateness of ETP from ETE and each Restricted Subsidiary, (ii) that it has purchased the notes from ETE in reliance upon the separateness of ETP from ETE and each Restricted Subsidiary, (iii) that ETP has assets and liabilities that are separate from those of ETE and any Restricted Subsidiary, (iv) that the obligations under the indenture and the notes have not been guaranteed by ETP or any of its subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee the indenture or the notes or any obligations thereunder, the Holders shall look solely to the property and assets of ETE and the Subsidiary Guarantors, if any, and property, if any, pledged as collateral with respect to the indenture and the notes, for the repayment of any amounts payable under the indenture or the notes and for satisfaction of the obligations thereunder and that none of ETP or any of its subsidiaries shall be personally liable to the Holders for any amounts payable, or any other obligation under the indenture or the notes.

Governing Law

The indenture and the notes will be governed by the laws of the State of New York.

Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(4) with respect to any other Person, the individual, board or committee of such Person serving a management function similar to those described in clauses (1), (2) or (3) of this definition.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of ETE or the General Partner

(or their respective successors by merger, consolidation or purchase of all or substantially all of their respective assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of ETE and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3) the adoption of a plan or proposal for the liquidation or dissolution of ETE.

“Change of Control Triggering Event” means, with respect to the notes of any series, the occurrence of both a Change of Control and a Rating Decline with respect to the notes of that series.

“Credit Agreement” means the Credit Agreement dated on or about the Issue Date, among ETE, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the lenders party thereto, governing the revolving credit facility provided by such lenders to ETE, and in each case as amended or refinanced from time to time (including with the same or different lenders).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and its successors.

“ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Partner” means LE GP, LLC, a Delaware limited partnership, and its successors as general partner of ETE.

“Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB− (or the equivalent) by S&P,

or, if either such entity ceases to rate the notes for reasons outside of ETE’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means, with respect to each series of notes, the first date on which notes of the applicable series are issued under the indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on, or of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Tangible Assets” means, at any date of determination, the total amount of assets of ETE and its Restricted Subsidiaries (including, without limitation, any assets consisting of equity securities or equity interests in any other entity) after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets;

all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of ETE and its Restricted Subsidiaries (without inclusion of assets or liabilities of any Subsidiaries that are not Restricted Subsidiaries or assets or liabilities of any equity investee) for ETE’s most recently completed fiscal quarter for which financial statements are available.

“Non-Recourse Indebtedness” means Indebtedness (a) as to which neither ETE nor any of its Restricted Subsidiaries is directly or indirectly liable (as a guarantor or otherwise), or constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ETE or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“notes” means the notes issued under the indenture on the Issue Date and any additional notes issued under the indenture after the Issue Date in accordance with the terms of the indenture.

“Permitted Holders” means (a) any of Kelcy L. Warren, Ray C. Davis, John W. McReynolds, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes), (b) ETP, Enterprise GP Holdings L.P. or any other Person under the management or control of ETP or Enterprise GP Holdings L.P. or (c) the General Partner and entities owned solely by existing and former management employees of the General Partner.

“Permitted Liens” means at any time:

(1) any Lien existing on any property prior to the acquisition thereof by ETE or any Restricted Subsidiary or existing on any property of any Person that becomes a Restricted Subsidiary after the Issue Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of ETE or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(2) any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by ETE or any Restricted Subsidiary;

(3) any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (1) or (2) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and that the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed, refinanced, refunded or replaced and any expenses of ETE or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(4) any Lien on Capital Stock of a Project Finance Subsidiary securing Non-Recourse Indebtedness of such Project Finance Subsidiary; and

(5) any Lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of ETE or any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (a) any real property, manufacturing plant, terminal, warehouse, office building or other physical facility, and any fixtures, furniture, equipment or other depreciable assets owned or leased by ETE or any Restricted Subsidiary and (b) any Capital Stock or Indebtedness of ETP or any other Subsidiary of ETE or any other property or right, in each case, owned by or granted to ETE or any Restricted Subsidiary and used or held for use in any of the principal businesses conducted by the Company or any Restricted Subsidiaries; provided, however, that “Principal Property” shall not include any property or right that, in the opinion of the Board of Directors of ETE as set forth in a board resolution adopted in good faith, is immaterial to the total business conducted by ETE and the Restricted Subsidiaries considered as one enterprise.

“Project Finance Subsidiary” means any special purpose Subsidiary of ETE that (a) ETE designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed to facilitate the financing of the assets or activities of such Subsidiary, (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is a Person with respect to which neither ETE nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly provided credit support for any Indebtedness of ETE or any of its Restricted Subsidiaries.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property used or useful in the business of such Person and its Restricted Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall refuse to make a rating on the notes publicly available (for any reason other than the failure by ETE to pay the customary fees of such agency), any nationally recognized statistical rating agency or agencies, as the case may be, selected by ETE, which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means, with respect to the notes of any series and any Change of Control, the occurrence of:

(1) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the notes of such series by both Rating Agencies; provided that the notes of such series did not have an Investment Grade Rating from two Rating Agencies immediately before such decrease, or (2) a decrease in the rating of the notes of such series by both Rating Agencies, such that the notes of such series do not have an Investment Grade Rating from two Rating Agencies immediately after such decrease; provided, however, that such decrease occurs on, or within 60 days after the earlier of (a) such Change of Control, (b) the date of public notice of the occurrence of such Change of Control or (c) public notice of the intention by ETE to effect such Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for downgrade by either Rating Agency); and provided, further, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will disregarded in determining whether a Rating Decline has occurred for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating do not announce or publicly confirm or inform the Trustee in writing at ETE’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (regardless of whether the applicable Change of Control has occurred at the time of the Rating Decline).

“Restricted Subsidiary” means any Subsidiary of ETE (other than Project Finance Subsidiaries and ETP and its Subsidiaries) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of ETE or a Subsidiary Guarantor that is contractually subordinated in right of payment, in any respect (by its terms or the terms of any document or instrument relating thereto), to the notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as applicable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means each guarantee of the obligations of ETE under the indenture and the notes by a Subsidiary of ETE in accordance with the provisions of the indenture.

“Subsidiary Guarantor” means each Subsidiary of ETE that guarantees the notes pursuant to the terms of the indenture but only so long as such Subsidiary is a guarantor with respect to the notes on the terms provided for in the indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person is at the time entitled to vote in the election of the Board of Directors of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations and, in the case of a non-U.S. holder (as defined below), U.S. federal estate tax considerations, that may be relevant to the acquisition, ownership and disposition of the notes. Except as specifically described below (See “— Tax Consequences to Non-U.S. Holders — Proposed Legislation”), this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The following discussion assumes that you have not made the election to include all interest that accrues on a note in gross income on a constant yield basis (as described below under “Stated Interest and OID on the Notes”).

Stated Interest and OID on the Notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

The notes may be issued with OID for U.S. federal income tax purposes. The amount of OID (if any) is equal to the excess of a note’s stated principal amount over its issue price (as defined above). If the notes are issued with OID, then regardless of your method of tax accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

Certain Additional Payments

In certain circumstances (see “Description of Notes — Optional Redemption,” and “— Covenants — Change of Control”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” The possibility of such excess amounts being paid will not cause the notes to be treated as contingent payment debt instruments if there is only a “remote” chance that these contingencies will occur, or if such contingencies are considered “incidental.” We intend to take the position that the possibility that any such contingencies will occur is remote and/or that such contingencies are incidental and thus the notes will not be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination, however, is not binding on the IRS, and it is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate plus any otherwise applicable OID and to treat as ordinary interest income any gain realized on the taxable disposition of the note.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive (excluding any proceeds attributable to accrued but unpaid stated interest which will be recognized as ordinary interest income to the extent you have not previously included such amounts in income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note, increased by the amount of any OID you have previously included in income. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest (including any OID) on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, and backup withholding (at the applicable rate) may apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

Except as otherwise modified for U.S. federal estate tax purposes, you are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and is not a U.S. holder.

Interest and OID on the Notes

Payments to you of interest (which for purposes of this discussion, includes any OID) on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances certifications as to foreign status of trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number), or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “— Tax Consequences to Non-U.S. Holders — Income or Gain Effectively Connected With a U.S. Trade or Business.”).

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to tax as described below (See “— Tax Consequences to Non-U.S. Holders — Income or Gain Effectively Connected With a U.S. Trade or Business”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest (including any OID) on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN if a treaty exemption applies) or successor form. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

Information Reporting and Backup Withholding

Payments to you of interest and any OID on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding (at the applicable rate) generally will not apply to payments to you of interest and any OID on a note if the statement described in “Tax Consequences to Non-U.S. Holders — Interest on the Notes” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note (including a retirement or redemption) effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of a disposition of a note effected outside the United States by a broker that is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Proposed Legislation

Recently proposed legislation (which was passed by the House of Representatives) would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on interest income from, and the gross proceeds of a disposition of, notes paid to certain foreign entities unless various information reporting and due diligence requirements are satisfied. There can be no assurance as to whether or not this proposed legislation will be enacted, and, if it is enacted, what form it will take or when it will be effective. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in the notes.

U.S. Federal Estate Tax

If you are an individual and are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the notes will not be included in your estate for U.S. federal estate tax purposes provided, at the time of your death, interest (including any OID) on the notes qualifies for the portfolio interest exemption under the rules described above without regard to the certification requirement.

The preceding discussion of certain U.S. federal income and estate tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of acquiring, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Banc of America Securities LLC and UBS Securities LLC are acting as representatives, the principal amount of notes indicated in the following table.

	Principal	Principal
	Amount of	Amount of
Underwriters	2017 Notes	2020 Notes

Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Banc of America Securities LLC
UBS Securities LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
SunTrust Robinson Humphrey, Inc.
Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that, if an underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting underwriters may be increased or, under certain circumstances, the offering may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to     % of the principal amount of the 2017 notes and     % of the principal amount of the 2020 notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the 2017 notes and     % of the principal amount of the 2020 notes to certain other dealers. After the initial offering of the notes to the public, the underwriters may change the offering price and other selling terms.

We intend to use approximately 6.5% of the net proceeds from the sale of the notes to repay indebtedness owed by us to the underwriters or their affiliates.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which they may be required to make in that respect.

The notes are new issues of securities for which there currently is no established trading market, and the notes will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $300,000.

In the ordinary course of its business, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they received or will receive customary fees and expenses. In particular, Credit Suisse Securities (USA)

LLC is a joint lead arranger and book runner for our new revolving credit facility and is an affiliate of the administrative agent under our new revolving credit facility, and Wells Fargo Securities, LLC and UBS Securities LLC have acted as lead arrangers and book runners for our existing term loan facility and Wells Fargo Securities, LLC is an affiliate of the administrative agent under the existing term loan facility. Additionally, the underwriters, other than Morgan Stanley & Co. Incorporated, or their affiliates are lenders and agents under certain of our credit facilities for which they receive interest and fees as provided in the credit agreements related to these facilities. We will use the net proceeds of the offering of the notes to repay outstanding loans and accrued interest under our existing revolving credit and term loan facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	(A) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (B) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Partnership;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes in this offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Equity, L.P. and the consolidated balance sheet of LE GP, LLC, all incorporated by reference in this prospectus supplement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

APPENDIX A — GLOSSARY OF TERMS

The following is a list of certain acronyms and terms generally used in the energy industry and throughout this prospectus supplement:

/d — per day

Btu — British thermal unit, an energy measurement

Capacity — Capacity of a pipeline, processing plant or storage facility refers to the maximum capacity under normal operating conditions and, with respect to pipeline transportation capacity, is subject to multiple factors (including natural gas injections and withdrawals at various delivery points along the pipeline and the utilization of compression) which may reduce the throughput capacity from specified capacity levels.

Dth — Million British thermal units (“dekatherm”). A therm factor is used by gas companies to convert the volume of gas used to its heat equivalent, and thus calculate the actual energy used.

Mcf — thousand cubic feet

MMBtu — million British thermal unit

MMcf — million cubic feet

Bcf — billion cubic feet

NGL — natural gas liquid, such as propane, butane and natural gasoline

Tcf — trillion cubic feet

LIBOR — London Interbank Offered Rate

NYMEX — New York Mercantile Exchange

Reservoir — A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

A-1

Prospectus

Energy Transfer Equity, L.P.

Debt Securities

We may offer and sell debt securities described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these debt securities and the general manner in which we will offer the debt securities. The specific terms of any debt securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the debt securities.

Investing in our debt securities involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our debt securities.

We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2010.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus generally describes Energy Transfer Equity, L.P. and the debt securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

All references in this prospectus to “we,” “us,” “Energy Transfer Equity” and “our” refer to Energy Transfer Equity, L.P. and its subsidiaries, Energy Transfer Partners, L.L.C. and Energy Transfer Partners GP, L.P. All references in this prospectus to “our general partner” refer to LE GP, LLC. All references in this prospectus to “Energy Transfer Partners GP” or “ETP GP” refer to Energy Transfer Partners GP, L.P. All references in this prospectus to “Energy Transfer Partners” or “ETP” refer to Energy Transfer Partners, L.P. and its wholly owned subsidiaries and predecessors.

ENERGY TRANSFER EQUITY, L.P.

We are a publicly traded limited partnership. Our common units are publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ETE.” We were formed in September 2002 and completed our initial public offering of 24,150,000 common units in February 2006. Our only cash generating assets are our direct and indirect investments in limited partner and general partner interests in our subsidiary, Energy Transfer Partners, L.P. Our direct and indirect ownership of ETP consists of approximately 62.5 million ETP common units, the general partner interest of ETP and 100% of the incentive distribution rights of ETP. We own the general partner interests and incentive distribution rights of ETP through Energy Transfer Partners GP, L.P., ETP’s general partner and one of our subsidiaries.

Our principal executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and our telephone number at that location is (214) 981-0700.

ENERGY TRANSFER PARTNERS, L.P.

ETP is a publicly traded limited partnership. ETP’s common units are publicly traded on the NYSE under the ticker symbol “ETP.” ETP owns and operates a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, an interstate pipeline, natural gas treating and processing assets located in Texas, New Mexico, Arizona, Louisiana, Utah and Colorado, and three natural gas storage facilities located in Texas. These assets include more than 17,500 miles of pipeline in service. ETP also has a 50% interest in joint ventures with approximately 500 miles of interstate pipeline in service. ETP’s intrastate and interstate pipeline systems transport natural gas from several significant natural gas producing areas, including the Barnett Shale in the Fort Worth Basin in north Texas, the Bossier Sands in east Texas, the Permian Basin in west Texas and New Mexico, the San Juan Basin in New Mexico and other producing areas in south Texas and central Texas. ETP’s gathering and processing operations are conducted in many of these same producing areas as well as in the Piceance and Uinta Basins in Colorado and Utah. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the ability of our subsidiary, ETP, to make cash distributions to us, which is dependent on the results of operations, cash flows and financial condition of ETP;

•	the actual amount of cash distributions by ETP to us, which is affected by the amount, if any, of cash reserves established by the Board of Directors of the general partner of ETP and is outside of our control;

•	the amount of natural gas transported on ETP’s pipelines and gathering systems;

•	the level of throughput in ETP’s natural gas processing and treating facilities;

•	the fees ETP charges and the margins it realizes for its gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the prices of natural gas and propane compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil, propane and natural gas production;

•	the availability of imported oil and natural gas;

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to market areas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to ETP’s interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	the maturity of the propane industry and competition from other propane distributors;

•	competition from other midstream companies, interstate pipeline companies and propane distribution companies;

•	loss of key personnel;

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with ETP’s pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of ETP’s liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by ETP’s customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of ETP’s internal growth projects, such as ETP’s construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to ETP’s existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and ETP’s ability to access certain capital sources;

•	the further deterioration of the credit and capital markets;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to ETP’s financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, or results of operations could be adversely affected. In that case, the trading price of our debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to those securities in the prospectus supplement.

USE OF PROCEEDS

Any specific use of the net proceeds of an offering of securities will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income from equity investees, minus interest capitalized. Fixed charges consist of net interest expense (inclusive of credit facility commitment fees) on all indebtedness, capitalized interest, the amortization of deferred financing costs, and interest associated with operating leases, if any.

	Nine Months	Year	Four Months
	Ended	Ended	Ended
	September 30,	December 31,	December 31,	Year Ended August 31,
	2009	2008	2007(1)	2007	2006	2005	2004

Ratio of earnings to fixed charges	2.21	2.74	2.58	2.75	3.55	2.98	12.44

(1)	In November 2007, we changed our fiscal year end from a year ending August 31 to a year ending December 31. Accordingly, the four months ended December 31, 2007 is treated as a transition period.

DESCRIPTION OF DEBT SECURITIES

Energy Transfer Equity, L.P. may issue senior debt securities under an indenture among Energy Transfer Equity, L.P., as issuer, the Subsidiary Guarantors, if any, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “indenture.” The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act.

We have summarized material provisions of the indenture and the debt securities below. This summary is not complete. We have filed the form of indenture with the SEC as exhibits to the registration statement, and you should read the indenture for provisions that may be important to you.

References in this “Description of Debt Securities” to “we,” “us” and “our” mean Energy Transfer Equity, L.P., and not any of our subsidiaries.

Provisions Applicable to the Indenture

Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture does not limit the amount of debt securities that may be issued under any indenture, and does not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance.

Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. Except as may be provided in a prospectus supplement relating to an issuance of debt securities, the indenture also does not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms.  We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of the board of directors of our general partner, accompanied by an officers’ certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities of that series;

•	the total principal amount of the debt securities of that series;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities of that series will be payable;

•	any interest rate which the debt securities of that series will bear, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to the benefits of any guarantee of any Subsidiary Guarantor;

•	the place or places where payments on the debt securities of that series will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for our other securities or securities of any other entity; and

•	any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Events of Default.  We will describe in the prospectus supplement the terms events of default with respect to a series of debt securities and all provisions relating thereto.

Modification and Waiver.  The indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture that are affected by the amendment or supplement (acting as one class) consent to it. We will describe in the prospectus supplement the terms that may not be modified without the consent of the holder of each debt security affected with respect to a series of debt securities.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. We will describe in the prospectus supplement the provisions applicable to defeasance with respect to a series of debt securities.

Governing Law.  New York law will govern the indenture and the debt securities.

Trustee.  We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Form, Exchange, Registration and Transfer.  The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents.  Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the indenture will be designated as the paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

PLAN OF DISTRIBUTION

Under this prospectus, we intend to offer our securities to the public through underwriters or directly to investors.

We will fix a price or prices of our securities at negotiated prices.

We may change the price of the securities offered from time to time.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act of 1933.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Vinson & Elkins L.L.P., Houston, Texas, will pass upon the validity of the securities offered in this registration statement. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Equity, L.P. and the consolidated balance sheet of LE GP, LLC, all incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our home page is located at http://www.energytransfer.com. Our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available free of charge through our web site as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; and

•	our Current Reports on Form 8-K filed January 26, 2009, March 18, 2009, July 29, 2009, October 28, 2009, December 23, 2009 and January 20, 2010.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Attention: Sonia Aubé
Telephone: (214) 981-0700